As filed with the Securities and Exchange Commission on August 5, 2005.

Registration No. 333-126704

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

Amendment No. 1
to
Form S-4

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
_____________

German American Bancorp
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	6022 (Primary Standard Industrial Classification Code Number)	35-1547518 (I.R.S. Employer Identification Number)
711 Main Street, Box 810 Jasper, Indiana 47546 (812) 482-1314 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark A. Schroeder
President and Chief Executive Officer
711 Main Street, Box 810
Jasper, Indiana 47546
(812) 482-1314
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

_____________

Copies To:
Mark B. Barnes Stacy S. Kilian Ice Miller One American Square, Box 82001 Indianapolis, Indiana 46204 (317) 236-2100 Facsimile: (317) 592-4868	Carl D. Smith PCB Holding Company 819 Main Street Tell City, Indiana 47586 (812) 547-7094 Facsimile: (812) 547-2400	Aaron M. Kaslow Muldoon Murphy & Aguggia LLP 5101 Wisconsin Avenue, N.W. Washington, D.C. 20016 (202) 686-4971 Facsimile: (202) 966-9409
_____________

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement and the conditions to the consummation of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)

Common Stock, no par value, with accompanying preferred share purchase rights	257,150	Not Applicable	$2,239,194	$264.00*

(1)
This registration statement covers the maximum number of shares of common stock of the registrant which are expected to be issued in connection with the merger, including the preferred share purchase rights that are attached to and trade with the shares of common stock. Any value attributable to the preferred share purchase rights is reflected in the value of the shares of common stock.

(2)
Pursuant to Rule 457(f) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is equal to the aggregate book value as of March 31, 2005 of the estimated maximum number of shares of PCB Holding common stock to be received by German American in the merger, which was reduced by the stated amount of cash to be paid by German American for such shares (which is subject to adjustment).

* Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

_____________

PCB Holding Company Proxy Statement	German American Bancorp Prospectus

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

Dear Shareholder of PCB Holding Company:

Your board of directors has unanimously agreed on a transaction that will result in the merger of PCB Holding Company with and into German American Bancorp. You are being asked to approve the merger through the adoption of the merger agreement at a special meeting of shareholders to be held on September 14, 2005.

If the merger agreement is adopted at the special meeting, PCB Holding will be merged with and into German American. In connection with the merger, each share of PCB Holding common stock will be converted into the right to receive 0.7143 shares of German American common stock (plus cash in lieu of any fractional share) and $9.00 in cash, without interest. The cash portion of the merger consideration is subject to possible downward adjustment based on PCB Holding's net worth at the time of the closing. Based on PCB Holding's net worth as of June 30, 2005, and certain other assumptions, PCB Holding estimates that, if the merger is closed on September 30, 2005, the cash payment per share of PCB Holding common stock will be approximately $8.73.  See "DESCRIPTION OF THE MERGER AGREEMENT - Consideration to be Received in the Merger" on page 29. Preferred share purchase rights are attached to and trade with shares of German American common stock. Any value attributable to the preferred share purchase rights is reflected in the value of the common stock.

German American common stock is listed and traded on the NASDAQ National Market under the trading symbol "GABC." On August __, 2005, the closing price of a share of German American common stock was $_____. Based on the August __, 2005 closing price for shares of German American common stock, and assuming no downward adjustment of the cash portion of the merger consideration, a PCB Holding shareholder would receive merger consideration with a value of $_____ for each share of PCB Holding common stock they own. There is no active public trading market in shares of PCB Holding common stock.

After careful consideration, the board of directors of PCB Holding has determined that the merger is in the best interests of its shareholders, and unanimously recommends that PCB Holding shareholders vote "FOR" the proposal to adopt the merger agreement. The board of directors of PCB Holding strongly supports this strategic combination between German American and PCB Holding and appreciates your prompt attention to this very important matter.

This proxy statement/prospectus contains information that you should consider in evaluating the merger agreement and the proposed merger. In particular, you should carefully read the section captioned "RISK FACTORS" beginning on page 11 of the enclosed proxy statement/prospectus for a discussion of certain risk factors relating to the merger agreement and the merger.

We cannot complete the merger unless PCB Holding's shareholders approve the merger agreement and we obtain all applicable regulatory approvals. Whether or not you plan to attend the special meeting of shareholders of PCB Holding, please complete and return the enclosed proxy card. Your vote is important. If you do not return your proxy card, the effect will be a vote against the proposed merger.

[signature]
James G. Tyler
Chairman of the Board of Directors
PCB Holding Company

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or completeness of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of any of the parties, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated August __, 2005 and is first being mailed to PCB Holding shareholders on or about August __, 2005.

AVAILABLE INFORMATION

As permitted by the rules of the U.S. Securities and Exchange Commission, this document incorporates certain important business and financial information about German American from other documents that are not included in or delivered with this document. These documents are available to you without charge upon your written or oral request. Your requests for these documents should be directed to the following:

German American Bancorp
711 Main Street, Box 810
Jasper, Indiana 47546
Attention: Terri A. Eckerle
Shareholder Relations
(812) 482-1314

In order to ensure timely delivery of these documents, you should make your request by September 7, 2005 to receive them before the special meeting.

You can also obtain documents incorporated by reference in this document through the SEC's website at www.sec.gov. See "WHERE YOU CAN FIND MORE INFORMATION" beginning on page 49.

All information concerning German American and its subsidiaries has been furnished by German American, and all information concerning PCB Holding has been furnished by PCB Holding.

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the proposals to PCB Holding's shareholders in connection with the merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated  August __, 2005. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of shares of German American common stock as contemplated by the merger agreement shall create any implication to the contrary.

PCB HOLDING COMPANY
819 Main Street
Tell City, Indiana 47586
Notice of Special Meeting of Shareholders
to be held September 14, 2005

A special meeting of shareholders of PCB Holding Company, an Indiana corporation, will be held at  10:00 a.m., local time, on September 14, 2005 at the Hoosier Heights Country Club, located at Highway 237, Tell City, Indiana. Any adjournments or postponements of the special meeting will be held at the same location.

At the special meeting, you will be asked to:

1. Consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization, effective as of May 23, 2005, by and among German American Bancorp, an Indiana corporation, PCB Holding Company, an Indiana corporation, Peoples Community Bank, a federal savings association and wholly-owned subsidiary of PCB Holding, and First State Bank, Southwest Indiana, an Indiana banking corporation and wholly-owned subsidiary of German American (including the Plan of Merger which is attached to the merger agreement as Exhibit A). A copy of the merger agreement is included as Annex A to the accompanying proxy statement/prospectus; and

2. Transact such other business as may be properly presented at the special meeting and any adjournments or postponements of the special meeting.

The enclosed proxy statement/prospectus describes the merger agreement and the proposed merger in detail. We urge you to read these materials carefully. The enclosed proxy statement/prospectus forms a part of this notice.

The board of directors of PCB Holding unanimously recommends that PCB Holding shareholders vote "FOR" the proposal to adopt the merger agreement.

The board of directors of PCB Holding has fixed the close of business on July 20, 2005 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Your proxy is being solicited by the PCB Holding board of directors. The proposal to adopt the merger agreement must be approved by the affirmative vote of holders of a majority of the issued and outstanding shares of PCB Holding common stock in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

Under Indiana law, if the merger is completed, PCB Holding shareholders of record who do not vote to adopt the merger agreement will be entitled to exercise dissenters' rights and obtain payment in cash of the fair value of their shares of PCB Holding common stock by following the procedures set forth in detail in the enclosed proxy statement/prospectus. A copy of the applicable Indiana statutory provisions is included as Annex C to the accompanying proxy statement/prospectus.

By Order of the Board of Directors

Clarke A. Blackford
Secretary

Tell City, Indiana
August __, 2005

DESCRIPTION OF GERMAN AMERICAN	37
DESCRIPTION OF GERMAN AMERICAN EQUITY SECURITIES	37
Common Stock	37
Preferred Share Purchase Rights	37
DESCRIPTION OF PCB HOLDING	38
SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PCB HOLDING	40
COMPARISON OF RIGHTS OF PCB HOLDING SHAREHOLDERS AND GERMAN AMERICAN SHAREHOLDERS	41
Authorized Capital Stock	41
Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders	41
Number of Board of Directors	42
Amendment of Articles of Incorporation and By-Laws	43
Transactions with Interested Security Holders	43
Control Share Acquisition	44
German American Shareholder Rights Plan	45
Annual Meeting of Shareholders	45
Special Meetings of Shareholders	45
Notice of Shareholder Meetings	46
Indemnification	46
Removal of Directors	46
Preemptive Rights	46
Rights of Dissenting Shareholders	47
LEGAL MATTERS	48
EXPERTS	48
SHAREHOLDER PROPOSALS	48
WHERE YOU CAN FIND MORE INFORMATION	49
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	49

Annex A Agreement and Plan of Reorganization

Annex B Fairness Opinion of Keefe, Bruyette & Woods, Inc.

Annex C Chapter 44 of the Indiana Business Corporation Law (Dissenters' Rights)

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Q:	What am I being asked to vote on? What is the proposed transaction?
A:

You are being asked to vote on the approval of a merger agreement that provides for German American's acquisition of PCB Holding. As a result of the merger, PCB Holding will cease to exist and you will become a shareholder of German American.

Q:	What will I be entitled to receive in the merger?
A:

If the merger is completed, your shares of PCB Holding common stock will be converted into the right to receive shares of German American common stock and cash. Each share of PCB Holding common stock will be converted into the right to receive 0.7143 shares of German American common stock and $9.00 in cash, without interest, subject to possible downward adjustment (discussed in more detail in the next Q and A). German American will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of German American common stock that you would otherwise be entitled to receive. Preferred share purchase rights are attached to and trade with shares of German American common stock. Any value attributable to the preferred share purchase rights is reflected in the value of the shares of German American common stock. See "DESCRIPTION OF THE MERGER AGREEMENT—Consideration to be Received in the Merger" on page 29 and "DESCRIPTION OF GERMAN AMERICAN EQUITY SECURITIES" on page 37.

Q:	Can the merger consideration payable by German American be adjusted?
A:

Yes. The cash payment of $9.00, or the "cash consideration," will be decreased in the event that the net worth of PCB Holding (as adjusted in accordance with the merger agreement) is less than $4,825,000 as of the end of the month prior to the month in which the closing of the merger occurs. The adjustment to the cash consideration will be equal to the amount by which $4,825,000 exceeds the adjusted net worth of PCB Holding, divided by the number of shares of PCB Holding common stock outstanding at the effective time of the merger. In the event that PCB Holding's adjusted net worth is equal to or more than $4,825,000, there will not be any adjustment of the amount of the cash consideration. Based on PCB Holding's net worth as of June 30, 2005, and certain other assumptions, PCB Holding estimates that, if the merger closes on September 30, 2005, the cash payment per share of PCB Holding common stock will be approximately $8.73. See "DESCRIPTION OF THE MERGER AGREEMENT - Consideration to be Received in the Merger" on page 29.

Q:	Can I receive fractional shares of German American common stock for my shares of PCB Holding common stock?
A:

No. You will not receive any fractional shares of German American common stock. Instead of fractional shares, you will receive a cash payment in an amount equal to the product of (i) the fraction of a share of German American common stock to which you are entitled, multiplied by (ii) the NASDAQ Official Closing Price of a share of German American common stock as provided by NASDAQ on the last trading day before the closing date of the merger.

Q:	Am I entitled to dissenters' rights?
A:

Yes. Indiana law provides you with dissenters' rights in the merger. This means that you are legally entitled to receive payment in cash of the fair value of your shares, excluding any appreciation in value that results from the merger. To exercise your dissenters' rights you must deliver written notice of your intent to demand payment for your shares to PCB Holding at or before the special meeting of PCB Holding shareholders and you must not vote in favor of the merger. Notices should be addressed to Carl D. Smith, PCB Holding Company, 819 Main Street, Tell City, Indiana 47586. Your failure to follow exactly the procedures specified under Indiana law will result in the loss of your dissenters' rights. A copy of the dissenters' rights provisions of Indiana law is provided as Annex C to this document. See " RIGHTS OF DISSENTING SHAREHOLDERS" on page 16.

Q:	Why do PCB Holding and German American want to merge?
A:

PCB Holding believes that the proposed merger will provide PCB Holding shareholders with substantial benefits, and German American believes that the merger will further its strategic growth plans. As a larger company, German American can provide the capital and resources that PCB Holding needs to compete more effectively and to offer a broader array of products and services to better serve its banking customers. To review the reasons for the merger in more detail, see "DESCRIPTION OF THE MERGER—German American's Reasons for the Merger" on page 20 and "DESCRIPTION OF THE MERGER—PCB Holding's Reasons for the Merger and Recommendation of the Board of Directors" on page 19.

Q:	What vote is required to adopt the merger agreement?
A:

Holders of a majority of the issued and outstanding shares of PCB Holding common stock must vote in favor of the proposal to adopt the merger agreement. All of PCB Holding's directors who own shares of PCB Holding common stock have agreed to vote their shares in favor of the merger at the special meeting. The directors owned 26,611 of the outstanding shares of PCB Holding common stock, or approximately 8.1%, on the record date for the special meeting, not including shares that may be acquired upon the exercise of stock options. German American shareholders will not be voting on the merger agreement. See "DESCRIPTION OF THE MERGER—Interests of Certain Persons in the Merger" on page 27.

Q:	When and where is the PCB Holding special meeting?
A:

The special meeting of PCB Holding shareholders is scheduled to take place at the Hoosier Heights Country Club, located at Highway 237, Tell City, Indiana 47586, at  10:00 a.m., local time, on September 14, 2005.

Q:	Who is entitled to vote at the PCB Holding special meeting?
A:

Holders of shares of PCB Holding common stock at the close of business on July 20, 2005, which is the record date, are entitled to vote on the proposal to adopt the merger agreement. As of the record date, 328,265 shares of PCB Holding common stock were outstanding and entitled to vote.

Q:	If I plan to attend the PCB Holding special meeting in person, should I still grant my proxy?
A:

Yes. Whether or not you plan to attend the PCB Holding special meeting, you should grant your proxy as described in this proxy statement/prospectus. The failure of a PCB Holding shareholder to vote in person or by proxy will have the same effect as a vote "AGAINST" adoption of the merger agreement.

Q:	What is the recommendation of the PCB Holding board of directors?
A:

The PCB Holding board of directors has determined that the merger agreement and the merger contemplated by the merger agreement are advisable, fair to, and in the best interests of, PCB Holding and its shareholders. Therefore, the PCB Holding board of directors unanimously recommends that you vote "FOR" the proposal to adopt the merger agreement.

Q:	What do I need to do now to vote my shares of PCB Holding common stock?
A:

After you have carefully read and considered the information contained in this proxy statement/prospectus, please complete, sign, date and mail your proxy form in the enclosed return envelope as soon as possible. This will enable your shares to be represented at the special meeting. You may also vote in person at the special meeting. If you do not return a properly executed proxy form and do not vote at the special meeting, this will have the same effect as a vote against the adoption of the merger agreement. If you sign, date and send in your proxy form, but you do not indicate how you want to vote, your proxy will be voted in favor of adoption of the merger agreement. You may change your vote or revoke your proxy prior to the special meeting by filing with the Secretary of PCB Holding a duly executed revocation of proxy, submitting a new proxy form with a later date, or voting in person at the special meeting.

Q:	If my shares are held in "street name" by my broker, will my broker automatically vote my shares for me?
A:

No. Your broker will not be able to vote your shares of PCB Holding common stock on the proposal to adopt the merger agreement unless you provide instructions on how to vote. Please instruct your broker how to vote your shares, following the directions that your broker provides. If you do not provide instructions to your broker on the proposal to adopt the merger agreement, your shares will not be voted, and this will have the effect of voting against the adoption of the merger agreement. Please check the voting form used by your broker to see if it offers telephone or Internet voting.

Q:	What are the tax consequences of the merger to me?
A:

German American and PCB Holding expect the merger to qualify as a "reorganization" for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•

PCB Holding shareholders will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the merger and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the shares of German American common stock received in the merger over (b) the PCB Holding shareholder's aggregate tax basis in its shares of PCB Holding common stock surrendered in exchange for shares of German American common stock and cash; and

•	PCB Holding shareholders will recognize gain or loss, if any, on any fractional shares of German American common stock for which cash is received.
To review the tax consequences of the merger to PCB Holding shareholders in greater detail, please see the section "DESCRIPTION OF THE MERGER—Tax Consequences of the Merger" beginning on page 24.

Q:	When is the merger expected to be completed?
A:

We will try to complete the merger as soon as possible. Before that happens, the merger agreement must be adopted by PCB Holding's shareholders and we must obtain the necessary regulatory approvals. Assuming shareholders vote at least a majority of the issued and outstanding shares of PCB Holding common stock in favor of the merger agreement and we obtain the other necessary approvals, we expect the merger to close on September 30, 2005 and to be effective on October 1, 2005.

Q:	Is completion of the merger subject to any conditions besides shareholder approval?
A:

Yes. The transaction must receive the required regulatory approvals, and there are other customary closing conditions that must be satisfied. To review the conditions of the merger in more detail, see "DESCRIPTION OF THE MERGER AGREEMENT—Conditions to Completion of the Merger" on page 34.

Q:	How do I exchange my PCB Holding stock certificates?
A:

Promptly following the merger, German American's transfer agent will send you a letter indicating how and where to surrender your stock certificates in exchange for the merger consideration. Please do not send your PCB Holding stock certificates with your proxy card.

Q:	Who can answer my other questions?
A:

If you have more questions about the merger, or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy form, you should contact Carl D. Smith, President of PCB Holding Company, at (812) 547-7094.

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the merger more fully, you should read this entire document carefully, including the annexes and the documents referred to in this proxy statement/prospectus. A list of the documents incorporated by reference appears on page 49.

The Companies

German American Bancorp (page 37)
711 Main Street, Box 810
Jasper, Indiana 47546
(812) 482-1314

German American Bancorp is a financial services holding company based in Jasper, Indiana. German American's common stock is listed on the NASDAQ National Market under the symbol "GABC." German American operates five affiliated community banks with 26 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, and Spencer. German American also operates a trust, brokerage and financial planning subsidiary, which operates from the banking offices of the bank subsidiaries, and two insurance agencies with five insurance agency offices throughout its market area. German American's lines of business include retail and commercial banking, mortgage banking, comprehensive financial planning, full service brokerage and trust administration, title insurance, and a full range of personal and corporate insurance products. At June 30, 2005, German American's consolidated total assets were approximately $909.2 million, its consolidated total deposits were approximately $709.6 million and its consolidated total shareholder's equity was approximately $83.7 million.

PCB Holding Company (page 38)
819 Main Street
Tell City, Indiana 47586
(812) 547-7094

PCB Holding Company, an Indiana corporation, is a savings and loan holding company headquartered in Tell City, Indiana. Its primary business is operating its subsidiary, Peoples Community Bank, a federal savings association with an office in Tell City, Indiana, which operates as a traditional savings association, specializing in single-family residential mortgage lending and savings deposits. The business consists primarily of attracting retail deposits from the general public and using those funds to originate real estate loans, which are held for long-term investment purposes. As of June 30, 2005, PCB Holding had consolidated total assets of approximately $35.2 million, deposits of approximately $28.0 million and shareholder's equity of approximately $5.1 million.

Special Meeting of Shareholders; Required Vote (page 14)

The special meeting of PCB Holding shareholders is scheduled to be held at the Hoosier Heights Country Club, located at Highway 237, Tell City, Indiana 47586, at 10:00 a.m., local time, on September 14, 2005. At the PCB Holding special meeting, you will be asked to vote on a proposal to adopt the merger agreement. Only PCB Holding shareholders of record as of the close of business on July 20, 2005 are entitled to notice of, and to vote at, the PCB Holding special meeting and any adjournments or postponements of the PCB Holding special meeting.

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the issued and outstanding shares of PCB Holding common stock. As of the record date, there were 328,265 shares of PCB Holding common stock outstanding. The directors and executive officers of PCB Holding (and their affiliates), as a group, beneficially owned 29,175 shares of PCB Holding common stock, representing approximately 8.9% of the outstanding shares of PCB Holding common stock as of the record date. This amount does not include shares that may be acquired upon the exercise of stock options. The directors of PCB Holding, who collectively own 26,611 shares of PCB Holding common stock (or approximately 8.1% of the outstanding shares), have agreed to vote their shares in favor of the merger at the special meeting. No approval of the merger or merger agreement by German American shareholders is required.

The Merger and the Merger Agreement (pages 18 and 29)

German American's acquisition of PCB Holding is governed by a merger agreement. The merger agreement provides that, if all of the conditions are satisfied or waived, PCB Holding will be merged with and into German American with German American surviving. We encourage you to read the merger agreement, which is included as Annex A to this proxy statement/prospectus.

What PCB Holding Shareholders Will Receive in the Merger (page 29)

If the merger is completed, shares of PCB Holding common stock that you own immediately before the completion of the merger will be converted into the right to receive shares of German American common stock and cash. For each share of PCB Holding common stock that you own, you will receive 0.7143 shares of German American common stock and $9.00 in cash, subject to possible downward adjustment pursuant to the merger agreement. Based on PCB Holding's net worth as of June 30, 2005, and certain other assumptions, PCB Holding estimates that, if the merger closes on September 30, 2005, the cash payment per share of PCB Holding common stock will be approximately $8.73. See "DESCRIPTION OF THE MERGER AGREEMENT - Consideration to be Received in the Merger" on page 29. Preferred share purchase rights are attached to and trade with shares of German American common stock. Any value attributable to the preferred share purchase rights is reflected in the value of the shares of German American common stock. For a description of the preferred share purchase rights, see "DESCRIPTION OF GERMAN AMERICAN EQUITY SECURITIES" on page 37.

You will not receive fractional shares of German American common stock in the merger. Instead, you will receive a cash payment for any fractional shares in an amount equal to the product of (i) the fraction of a share of German American common stock to which you are entitled, multiplied by (ii) the NASDAQ Official Closing Price of a share of German American common stock on the last trading day before the closing date of the merger.

Opinion of PCB Holding's Financial Advisor (page 21)

In connection with the merger, the PCB Holding board of directors received an oral and a written opinion, dated May 23, 2005, from PCB Holding's financial advisor, Keefe, Bruyette & Woods, Inc., which we refer to as KBW, to the effect that, as of the date of the opinion and based on and subject to the various considerations described in the opinion, the consideration to be paid to holders of shares of PCB Holding common stock in the proposed merger was fair, from a financial point of view, to those holders. The full text of KBW's written opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by KBW in rendering its opinion, is attached to this document as Annex B. We encourage you to read the entire opinion carefully. The opinion of KBW is directed to the PCB Holding board of directors and does not constitute a recommendation to any PCB Holding shareholder as to how to vote at the PCB Holding special meeting or any other matter relating to the proposed merger.

Recommendation of PCB Holding Board of Directors (page 19)

The PCB Holding board of directors has unanimously approved the merger agreement and the proposed merger. The PCB Holding board believes that the merger agreement, including the merger contemplated by the merger agreement, is advisable and fair to, and in the best interests of, PCB Holding and its shareholders, and therefore unanimously recommends that PCB Holding shareholders vote "FOR" the proposal to adopt the merger agreement. In its reaching this decision, PCB Holding's board of directors considered many factors, which are described in the section captioned "DESCRIPTION OF THE MERGER—PCB Holding's Reasons for the Merger and Recommendation of the Board of Directors" beginning on page 19.

Regulatory Approvals (page 27)

Under the terms of the merger agreement, the merger cannot be completed until German American receives the necessary regulatory approval, if any, of the Board of Governors of the Federal Reserve System. German American submitted a notice to the Federal Reserve on July 18, 2005, seeking a waiver of the requirement to file an application under the Bank Holding Company Act. The Federal Reserve subsequently waived the requirement that German American submit an application seeking Federal Reserve approval of the merger.

In addition, a condition to the parties' respective obligations to consummate the merger is that First State Bank and Peoples Community Bank receive the necessary regulatory approvals for the merger of Peoples Community Bank with and into First State Bank. First State Bank and Peoples Community Bank submitted an application to the Federal Deposit Insurance Corporation on July 18, 2005. In addition, First State Bank also submitted an application to the Indiana Department of Financial Institutions on July 18, 2005.

Conditions to the Merger (page 34)

The completion of the merger is subject to the fulfillment of a number of conditions, including:

•	adoption of the merger agreement at the special meeting by at a majority of the issued and outstanding shares of PCB Holding common stock;

•	approval of the transaction by the appropriate regulatory authorities; and

•
the representations and warranties made by the parties in the merger agreement must be true as of the closing date of the merger, except for such changes as have not had, and can not reasonably be expected to have, any effect that is material and adverse to the financial position, results of operations or business of the relevant party.

Termination (page 35)

The merger agreement may be terminated by mutual consent of German American or PCB Holding at any time prior to the effective time. Additionally, subject to conditions and circumstances described in the merger agreement, either German American or PCB Holding may terminate the merger agreement if, among other things, any of the following occur:

•	the merger has not been consummated by March 31, 2006;

•	PCB Holding shareholders do not adopt the merger agreement at the PCB Holding special meeting;

•
there is a breach by the other party of any representation or warranty contained in the merger agreement (other than those breaches that do not have a material adverse effect on the other party), which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach; or

•
there is a breach by the other party in any material respect of any of the covenants or agreements contained in the merger agreement, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach.

Termination Fee (page 36)

Under certain circumstances described in the merger agreement, German American may demand from PCB Holding a $410,000 termination fee.

Interests of Officers and Directors in the Merger That are Different From Yours (page 27)

You should be aware that some of PCB Holding's directors and officers may have interests in the merger that are different from, or in addition to, the interests of PCB Holding's shareholders generally. PCB Holding's board of directors was aware of these interests and took them into account in approving the merger. For example, German American and PCB Holding have entered into agreements with Carl D. Smith and Clarke A. Blackford that terminate their existing employment agreements in exchange for a cash payment. First State Bank has also entered into an employment agreement with Mr. Smith that will take effect upon completion of the merger and German American has entered into a non-compete agreement with Mr. Blackford under which he will receive payments over a period of three years. In addition, the merger agreement obligates First State Bank to appoint Daniel P. Lutgring, Mark L. Ress and James G. Tyler, all currently directors of PCB Holding, to the board of directors of First State Bank.

German American is also obligated under the merger agreement to provide continuing indemnification to the directors and officers of PCB Holding and its subsidiaries as provided in their respective articles of incorporation or by-laws (or comparable organization documents), and to provide such directors and officers with directors' and officers' liability insurance for a period of six years, subject to certain conditions set forth in the merger agreement.

Accounting Treatment of the Merger (page 24)

The merger will be accounted for as a purchase transaction in accordance with U.S. generally accepted accounting principles.

Certain Differences in Shareholder Rights (page 41)

When the merger is completed, PCB Holding shareholders, whose rights are governed by Indiana law and PCB Holding's articles of incorporation and by-laws, will become German American shareholders and their rights will be governed by Indiana law, and by German American's articles of incorporation and by-laws.

Dissenters' Rights (page 16)

PCB Holding shareholders may dissent from the merger and, upon complying with the requirements of Indiana law, receive cash in the amount of the fair value of their shares instead of shares of German American common stock and cash.

A copy of the chapter of the Indiana Business Corporation Law pertaining to dissenters' rights is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Tax Consequences of the Merger (page 24)

German American and PCB Holding expect the merger to qualify as a "reorganization" for U.S. federal income tax purposes. If the merger qualifies as a reorganization, then, in general, for U.S. federal income tax purposes:

•
PCB Holding shareholders will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the merger and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the shares of German American common stock received in the merger over (b) the PCB Holding shareholder's aggregate tax basis in its shares of PCB Holding common stock surrendered in exchange for shares of German American common stock and cash; and

•	PCB Holding shareholders will recognize gain or loss, if any, on any fractional shares of German American common stock for which cash is received.

To review the tax consequences of the merger to PCB Holding shareholders in greater detail, please see the section "DESCRIPTION OF THE MERGER—Tax Consequences of the Merger" beginning on page 24.

SELECTED HISTORICAL FINANCIAL DATA OF GERMAN AMERICAN

German American is providing the following information to aid in your analysis of the financial aspects of the merger. This information was derived from the audited financial statements as of and for the fiscal years December 31, 2004 through 2000 and from the unaudited financial statements as of and for the six months ended June 30, 2005 and 2004. In the opinion of German American's management, the unaudited interim financial information reflects all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of German American's results of operations and financial condition as of and for the six months ended June 30, 2005 and 2004. Results for interim periods should not be considered indicative of results for any other periods or the full year.

This information is only a summary. You should read it along with German American's historical financial statements and related notes and the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations" contained in German American's annual reports and quarterly reports, and other information on file with the Securities and Exchange Commission and incorporated by reference into this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 49.

(in thousands)	December 31,								Six Months Ended June 30,
	2004		2003		2002	2001	2000		2005	2004
Summary of Operations:
Interest Income	$47,710		$50,619		$60,494	$71,069	$79,319		$24,176	$23,664
Interest Expense	16,471		21,084		28,492	38,917	45,646		8,202	8,451

Net Interest Income	31,239		29,535		32,002	32,152	33,673		15,974	15,213
Provision for Loan Losses	2,015		811		1,115	660	2,231		1,173	1,240

Net Interest Income after Provision for Loan Losses	29,224		28,724		30,887	31,492	31,442		14,801	13,973
Non-interest Income	9,620	(1)	12,934		9,509	9,772	2,543	(4)	7,198	6,918
Non-interest Expense	30,609		32,219	(2)	28,967	29,308	28,238		15,646	15,714

Income before Income Taxes	8,235		9,439		11,429	11,956	5,747		6,353	5,177
Income Tax Expense	996		1,271		1,987	2,763	459		1,534	893

Net Income	$7,239		$8,168		$9,442	$9,193	$5,288		$4,819	$4,284

Period-end Balances:
Total Assets	$942,094		$925,946		$957,005	$1,015,111	$1,079,808		$909,227	$930,459
Total Loans, Net of Unearned Income	629,793		611,866		610,741	657,166	709,744	(4)	625,443	621,216
Total Deposits	750,383		717,133		707,194	726,874	735,570		709,598	722,058
Total Long-term Debt	69,941		76,880	(2)	121,687	156,726	182,370		60,834	79,273
Total Shareholders' Equity	83,669		83,126	(3)	104,519	102,209	97,260		83,689	80,524

Per Share Data(5):
Net Income	$0.66		$0.73	(3)	$0.79	$0.76	$0.44		$0.44	$0.39
Cash Dividends	0.56		0.53		0.51	0.48	0.45		0.28	0.28
Book Value at Period-end	$7.68		$7.60	(3)	$8.72	$8.44	$8.05		$7.73	$7.39

(1)
In 2004, German American recognized a $3.7 million non-cash pre-tax charge (which reduced non-interest income) for the other-than-temporary decline in value of its Federal Home Loan Mortgage Corp. and Federal National Mortgage Association preferred stock portfolio.

(2)
In 2003, German American prepaid $40.0 million of Federal Home Loan Bank borrowings within its mortgage banking segment. The prepayment fees associated with the extinguishment of these borrowings totaled $1.9 million.

(3)
In March 2003, German American purchased 1,110,444 (approximately 9% of the number of shares that were then outstanding) of its common shares at $19.05 per share pursuant to a self tender offer at a total cost, including fees and expenses incurred in connection with the offer, of approximately $21.4 million.

(4)
In 2000, German American reclassified $69.8 million of sub-prime, out-of-market residential mortgage loans as held-for-sale. The difference between book value and market value resulted in a $5.2 million allowance for market loss on loans held-for-sale.

(5)	Share and per share data exclude the dilutive effect of stock options and have been retroactively adjusted to give effect to stock dividends.

PER SHARE EQUIVALENT INFORMATION

The following table shows information about our book value per share, cash dividends per share and diluted earnings per share. The historical per share information is derived from audited financial statements as of and for the year ended December 31, 2004 and unaudited financial statements for the six months ended June 30, 2005. The information listed as "per equivalent PCB Holding share" was obtained by multiplying the historical amounts for German American by an exchange ratio of 0.7143. We present this information to reflect the fact that PCB Holding shareholders will receive 0.7143 shares of German American common stock for each share of PCB Holding common stock exchanged in the merger. The per equivalent PCB Holding share amounts do not reflect the cash payment of $9.00 per share of PCB Holding common stock (subject to possible downward adjustment) that will be received by holders of shares of PCB Holding common stock in addition to the shares of German American common stock. Based on PCB Holding's net worth as of June 30, 2005, and certain other assumptions, PCB Holding estimates that, if the merger is closed on September 30, 2005, the cash payment per share of PCB Holding common stock will be approximately $8.73. See "DESCRIPTION OF THE MERGER AGREEMENT - Consideration to be Received in the Merger" on page 29.

	German American	PCB Holding	Per Equivalent Share of PCB Holding Common Stock

Earnings per share
Year Ended December 31, 2004	$0.66	$0.17	$0.47
Six Months Ended June 30, 2005	$0.44	$0.21	$0.31

Diluted earnings per share
Year Ended December 31, 2004	$0.66	$0.17	$0.47
Six Months Ended June 30, 2005	$0.44	$0.20	$0.31

Cash dividends per share
Year ended December 31, 2004	$0.56	$0.24	$0.40
Six Months Ended June 30, 2005	$0.28	$0.12	$0.20

Book value per share
At December 31, 2004	$7.68	$15.47	$5.49
At June 30, 2005	$7.73	$15.56	$5.52

The following table shows the closing price per share of German American common stock and the equivalent price per share of PCB Holding common stock, giving effect to the merger on May 23, 2005, which is the last day on which shares of German American common stock traded preceding the public announcement of the proposed merger, and on August __, 2005, the most recent practicable date prior to the mailing of this proxy statement/prospectus. The equivalent price per share of PCB Holding common stock was computed by multiplying the price of a share of German American common stock by 0.7143, the exchange ratio of the merger, and adding the cash payment of $9.00 per share of PCB Holding common stock (subject to downward adjustment) that will also be paid to PCB Holding shareholders as part of the merger consideration. Based on PCB Holding's net worth as of June 30, 2005, and certain other assumptions, PCB Holding estimates that, if the merger is closed on September 30, 2005, the cash payment per share of PCB Holding common stock will be approximately $8.73. See "DESCRIPTION OF THE MERGER AGREEMENT - Consideration to be Received in the Merger" on page 29.

	German American Common Stock		Equivalent Price Per Share of PCB Holding Common Stock

May 23, 2005		$13.61		$18.72

August ___, 2005	$	___	$	___

RISK FACTORS

In addition to the other information included in this proxy statement/prospectus, you should consider carefully the risk factors described below in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document and in the documents incorporated by reference into this document. Please refer to the section of this proxy statement/prospectus titled "Caution About Forward-Looking Statements" beginning on page 13.

  The value of shares of German American common stock to be received by PCB Holding shareholders will fluctuate and the cash payment may vary.

The number of shares of German American common stock issued pursuant to the merger for each share of PCB Holding common stock is fixed. The market price of shares of German American common stock at the time of completion of the merger may vary from its market price at the date of this document and at the date of the special meeting of PCB Holding shareholders. For example, during the period beginning on May 23, 2005, which was the last full trading day prior to the announcement of the merger agreement, and ending on August ___, 2005, the most recent practical date prior to the mailing of this proxy statement/prospectus, shares of German American common stock traded in a range from a low of [$12.50] to a high of [$14.47] and ended that period at $___.

It is possible that a significant period of time may pass after the PCB Holding special meeting before the closing date of the merger. At the time of the meeting, PCB Holding shareholders will not know the exact value of the shares of German American common stock that will be issued in connection with the merger. Additionally, PCB Holding shareholders may not know whether or not the $9.00 per share cash consideration will be downwardly adjusted as a result of PCB Holding's net worth, as adjusted, or the amount of such adjustment, if any. Based on PCB Holding's net worth as of June 30, 2005, and certain other assumptions, PCB Holding estimates that, if the merger is closed on September 30, 2005, the cash payment per share of PCB Holding common stock will be approximately $8.73. See "DESCRIPTION OF THE MERGER AGREEMENT - Consideration to be Received in the Merger" on page 29.

Shareholders of PCB Holding are urged to obtain current market quotations for shares of German American common stock.

German American and PCB Holding may be unable to obtain the regulatory approvals required to complete the merger (including the merger of our subsidiary banks) or, in order to do so, German American may be required to comply with material restrictions or conditions.

See "DESCRIPTION OF THE MERGER — Regulatory Matters Relating to the Merger" on page 27 for a description of the regulatory approvals necessary in connection with the merger and in connection with the merger of our subsidiary banks. These approvals may not be obtained, in which case the required conditions to closing will not be satisfied. Additionally, if all such approvals are obtained and the conditions are satisfied, they may require German American to comply with material restrictions or conditions, which, if accepted by German American, may be burdensome.

  German American may be unable to successfully integrate PCB Holding's operations and retain PCB Holding's employees.

The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include:

•	integrating personnel with diverse business backgrounds;

•	combining different corporate cultures; and

•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of PCB Holding who are expected to be retained by German American. German American may not be successful in retaining these employees for the time period necessary to successfully integrate PCB Holding's operations with those of German American. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business and results of operation of German American following the merger.

  The business of the combined company will be subject to risks currently affecting the businesses of German American and PCB Holding.

After the completion of the merger, the business of the combined company, as well as the price of shares of German American common stock, will be subject to numerous risks currently affecting the businesses of German American and PCB Holding. For a discussion of German American's business and of certain risks associated with forward-looking statements that German American has from time to time made in its SEC filings, see the section entitled "Forward-Looking Statements and Associated Risks" included in Item 1 of German American's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in Part I, Item 2, of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and in German American's future filings with the U.S. Securities and Exchange Commission (which is referred to as the SEC) that are incorporated by reference in this proxy statement/prospectus.

  If the merger is not completed, PCB Holding will have incurred substantial expenses without realizing the expected benefits.

PCB Holding has incurred substantial expenses in connection with the transactions described in this proxy statement/prospectus. The completion of the merger depends on the satisfaction of several conditions, and it is possible that these conditions may not be met or that the merger will not be completed. PCB Holding expects to incur approximately $200,000 in merger related expenses, which include legal, accounting and financial advisory expenses and which excludes any termination fees, if applicable. These expenses could have a material adverse impact on the financial condition of PCB Holding because it would not have realized the expected benefits of the merger.

  The termination fee and the restrictions on solicitation contained in the merger agreement may discourage other companies from trying to acquire PCB Holding.

Until the completion of the merger, with some exceptions, PCB Holding is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiries or proposals that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than German American. In addition, PCB Holding has agreed to pay a termination fee to German American in specified circumstances. These provisions could discourage other companies from trying to acquire PCB Holding even though those other companies might be willing to offer greater value to PCB Holding's shareholders than German American has offered in the merger. The payment of the termination fee could also have a material adverse effect on PCB Holding's financial condition.

  Certain of PCB Holding's officers and directors have interests that are different from, or in addition to, interests of PCB Holding's shareholders generally.

Certain of PCB Holding's officers and directors have interests in the merger that are in addition to, or different from, the interests of PCB Holding's shareholders generally. PCB Holding's board of directors was aware of these conflicts of interest and took them into account in approving the merger. These interests include:

•	German American and PCB Holding have entered into agreements with Carl D. Smith and Clarke A. Blackford that terminate their existing employment agreements in exchange for a cash payment.

•	First State Bank has entered into an employment agreement with Mr. Smith.

•	German American has entered into a non-compete agreement with Mr. Blackford.

•	Daniel P. Lutgring, Mark L. Ress and James G. Tyler, current directors of PCB Holding, will be appointed to the board of directors of First State Bank.

•
German American is obligated under the merger agreement to provide continuing indemnification to the directors and officers of PCB Holding and its subsidiaries, and to provide such directors and officers with directors' and officers' liability insurance for a period of six years.

For a more detailed discussion of these interests, see "DESCRIPTION OF THE MERGER—Interests of Certain Persons in the Merger" beginning on page 27.

  The merger may fail to qualify as a reorganization for federal tax purposes, resulting in your recognition of taxable gain or loss in respect of your PCB Holding shares.

PCB Holding intends the merger to qualify as a reorganization (or part of a reorganization) within the meaning of Section 368(a) of the Internal Revenue Code. Although the Internal Revenue Service, or IRS, will not provide a ruling on the matter, German American will, as a condition to closing, obtain an opinion from its legal counsel that the merger will constitute a reorganization (or part of a reorganization) for federal tax purposes. This opinion does not bind the IRS or prevent the IRS from adopting a contrary position. If the merger fails to qualify as a reorganization (or part of a reorganization) you generally would recognize gain or loss on each share of PCB Holding common stock surrendered in an amount equal to the difference between your adjusted tax basis in that share and the sum of the amount of cash and/or the fair share market value of the shares of German American common stock received in exchange for that share upon completion of the merger.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document, including information incorporated into this document by reference, that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, "QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING," "SUMMARY," "RISK FACTORS," "DESCRIPTION OF THE MERGER—Background of the Merger," "DESCRIPTION OF THE MERGER—German American's Reasons for the Merger," and "DESCRIPTION OF THE MERGER—PCB Holding's Reasons for the Merger and Recommendation of the Board of Directors." You can identify these statements from our use of the words "may," "will," "should," "could," "would," "plan," "potential," "estimate," "project," "believe," "intend," "anticipate," "expect," "target" and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the "RISK FACTORS" section beginning on page 11 and for a discussion of German American's business and of certain risks associated with forward-looking statements that German American has from time to time made in its SEC filings, see the section entitled "Forward-Looking Statements and Associated Risks" included in Item 1 of German American's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and in Part I, Item 2, of its Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, and in German American's future filings with the SEC that are incorporated by reference in this proxy statement/prospectus.

Because of these and other uncertainties, German American's actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, German American's past results of operations do not necessarily indicate German American's future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. German American is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. German American qualifies all of its forward-looking statements by these cautionary statements.

Further information on other factors which could affect the financial condition, results of operations, liquidity or capital resources of German American before and after the merger is included in German American's filings with the SEC, incorporated by reference into this proxy statement/prospectus. See "WHERE YOU CAN FIND MORE INFORMATION" on page 49.

SPECIAL MEETING OF PCB HOLDING SHAREHOLDERS

Date, Place, Time and Purpose

German American's and PCB Holding's boards of directors are sending you this proxy statement/prospectus and proxy to use at the special meeting. At the special meeting, the PCB Holding board of directors will ask you to vote on a proposal to adopt the merger agreement. The special meeting will be held at the Hoosier Heights Country Club, located at Highway 237, Tell City, Indiana, on  September 14, 2005 at 10:00 a.m., local time.

Who Can Vote at the Meeting

You are entitled to vote if the records of PCB Holding showed that you held shares of PCB Holding common stock as of the close of business on July 20, 2005. As of the close of business on that date, a total of 328,265 shares of PCB Holding common stock were outstanding. Each share of common stock has one vote. As provided in PCB Holding's Articles of Incorporation, record holders of shares of PCB Holding common stock who beneficially own, either directly or indirectly, in excess of 10% of PCB Holding's outstanding shares are not entitled to any vote in respect of the shares held in excess of the 10% limit. If you are a beneficial owner of shares of PCB Holding common stock held by a broker, bank or other nominee (i.e., in "street name") and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of PCB Holding common stock entitled to vote is represented at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of PCB Holding common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Approval of the proposal to adopt the merger agreement will require the affirmative vote of at least a majority of the issued and outstanding shares of PCB Holding common stock. The directors and executive officers of PCB Holding (and their affiliates), as a group, beneficially owned 29,175 shares of PCB Holding common stock, representing approximately 8.9% of the outstanding shares of PCB Holding common stock as of the record date. This amount does not include shares that may be acquired upon the exercise of stock options. The directors of PCB Holding, who collectively own 26,611 shares of PCB Holding common stock (or approximately 8.1% of the outstanding shares), have agreed to vote their shares in favor of the merger at the special meeting. For more information regarding beneficial ownership of shares of PCB Holding common stock by each current PCB Holding director, certain executive officers of PCB Holding and all directors and executive officers of PCB Holding as a group, see "SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PCB HOLDING" on page 40.

Broker non-votes and abstentions from voting will have the same effect as voting against adoption of the merger agreement.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, we recommend you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

PCB Holding shareholders whose shares are held in "street name" by their broker, bank or other nominee must follow the instructions followed by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the adoption of the merger agreement. If you are the record holder of your shares of PCB common stock and submit your proxy without specifying a voting instruction, your shares of PCB common stock will be voted "FOR" the proposal to adopt the merger agreement.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of PCB Holding a duly executed revocation of proxy;

•	submitting a new proxy with a later date; or

•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to: PCB Holding Company, 819 Main Street, Tell City, Indiana 47586, Attention: Secretary.

Participants in Peoples Community Bank's 401(k) Plan

If you hold shares of PCB Holding common stock through Peoples Community Bank's 401(k) plan, you will receive voting instructions from the plan's administrator. Please complete and return those instructions promptly to ensure that your shares are represented at the special meeting.

Solicitation of Proxies

PCB Holding will pay for this proxy solicitation. In addition to soliciting proxies by mail, directors, officers and employees of PCB Holding may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies. PCB Holding will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions.

RIGHTS OF DISSENTING SHAREHOLDERS

Under Indiana law, shareholders of PCB Holding will have dissenters' rights with respect to the merger. If you are a shareholder of PCB Holding and you (or your broker or other "street name" record holder acting on your behalf) follow the procedures set forth in Chapter 44 of the Indiana Business Corporation Law, or IBCL, these rights will entitle you to receive the fair value of your shares of PCB Holding common stock rather than having your shares converted into the right to receive the cash payment and shares of German American common stock as described above. Accompanying this proxy statement/prospectus as Annex C is a copy of the text of Chapter 44 of the IBCL, which prescribes the procedures for the exercise of dissenters' rights and for determining the fair value of shares of PCB Holding common stock. PCB Holding shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 44 of the IBCL in order to perfect their rights. PCB Holding and German American will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Indiana statutory procedures required to be followed by a shareholder in order to dissent from the merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 44 of the IBCL, the full text of which appears in Annex C of this proxy statement/ prospectus.

Under Chapter 44, a PCB Holding shareholder of record for the special meeting who desires to assert dissenters' rights must (1) deliver to PCB Holding before the shareholder vote is taken written notice of the shareholder's intent to demand payment in cash for shares owned if the merger is effectuated, and (2) not vote the shareholder's shares in favor of the merger, either in person or by proxy. Dissenting shareholders cannot dissent as to only some but not all of the shares of PCB Holding common stock registered in their names, except in limited circumstances. Shareholders who wish to be eligible to assert dissenters' rights may send their written notice to Carl D. Smith, PCB Holding Company, 819 Main Street, Tell City, Indiana 47586; the method of delivery of this written notice is at the risk of the shareholder, because the notice must actually be received by PCB Holding prior to the shareholder vote being taken.

If the merger is approved by the PCB Holding shareholders, PCB Holding must mail or deliver a written notice of dissenters' rights to each dissenting shareholder satisfying the above conditions within ten days after shareholder approval has occurred. The notice to dissenting shareholders must:

1. State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed merger, which was May 24, 2005, and require that the dissenting shareholder certify whether or not that shareholder acquired beneficial ownership of the shares before that date;

4. Set a date by which PCB Holding must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice to dissenters is delivered; and

5. Be accompanied by a copy of Chapter 44 of the IBCL.

Any PCB Holding shareholder who is sent a notice to dissenters must then (a) demand payment for the shareholder's shares of PCB Holding common stock, (b) certify whether the shareholder acquired beneficial ownership of the shares of PCB Holding common stock before May 24, 2005 (the date the merger was publicly announced) and (c) deposit the shareholder's certificates representing shares of PCB Holding common stock in accordance with the terms of the notice to dissenters. A PCB Holding shareholder who fails to take these steps by the date set forth in the notice to dissenters will not be entitled to payment for the shareholder's shares through the dissenters' rights process and will be considered to have voted his or her shares in favor of the merger.

A PCB Holding shareholder who desires to exercise dissenters' rights concerning the merger but who does not comply with the preliminary conditions described above will be considered not to be entitled to exercise dissenters' rights. Shareholders who execute and return the enclosed proxy, but do not specify a choice on the merger proposal will be deemed to have voted in favor of the proposal to adopt the merger agreement and, accordingly, to have waived their dissenters' rights, unless the shareholder revokes the proxy before it is voted and satisfies the other requirements of Chapter 23-1-44 of the IBCL.

Upon consummation of the merger, German American will pay each dissenting shareholder who has complied with all statutory requirements and the notice to dissenters, and who was the beneficial owner of shares of PCB Holding common stock before May 24, 2005 (the date the merger was first publicly announced), German American's estimate of the fair value of the shares as of the time immediately before the merger, excluding any appreciation in value in anticipation of the merger unless exclusion would be inequitable. For those dissenters who became beneficial owners of shares of PCB Holding common stock on or after May 24, 2005, German American will provide its estimate of fair value upon consummation of the merger, but may withhold payment of the fair value of the shares until the dissenting shareholder agrees to accept the estimated fair value amount in full satisfaction of the dissenting shareholder's demand or until German American is otherwise directed by a court of competent jurisdiction.

If the dissenting shareholder believes the amount paid or estimated by German American is less than the fair value for his or her shares of PCB Holding common stock or if German American fails to make payment to the dissenting shareholder within 60 days after the date set for demanding payment, the dissenting shareholder may notify German American in writing of the shareholder's own estimate of the fair value of his or her shares of PCB Holding common stock and demand payment of his or her estimate (less the amount of any payment made by German American for the shares of PCB Holding common stock to the dissenting shareholder). Demand for payment must be made in writing within 30 days after German American has made payment for the dissenting shareholder's shares of PCB Holding common stock or has offered to pay its estimate of fair value for the dissenting shareholder's shares of PCB Holding common stock. German American will not give further notice to the dissenting shareholder of this deadline. A dissenting shareholder who fails to make the demand within this time waives the right to demand payment for the shareholder's shares of PCB Holding common stock.

German American can elect to agree with the dissenting shareholder's fair value demand, but if a demand for payment remains unsettled, German American must commence a proceeding in the circuit or superior court of Dubois County within 60 days after receiving the payment demand from the dissenting shareholder and petition the court to determine the fair value of the shares of PCB Holding common stock. If German American fails to commence the proceeding within the 60 day period, it must pay each dissenting shareholder whose demand remains unsettled the amount demanded. German American must make all dissenting shareholders whose demands remain unsettled parties to the proceeding and all parties must be served a copy of the petition. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of the dissenting shareholder's shares of PCB Holding common stock, plus interest, exceeds the amount paid by German American.

The court will determine all costs of the appraisal proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and will assess these costs against the parties in amounts the court finds equitable. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against German American if the court finds that German American did not comply with Chapter 44 or against either German American or a dissenting shareholder if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by Chapter 44.

If PCB Holding and German American do not consummate the merger within 60 days after the date set in the notice to dissenters for demanding payment and depositing certificates of shares of PCB Holding common stock, PCB Holding will return the deposited certificates. If after returning the deposited certificates PCB Holding and German American consummate the merger, PCB Holding will send a new notice to dissenters and repeat the payment demand process.

Every PCB Holding shareholder who does not deliver a notice of intent to demand payment for his or her shares of PCB Holding common stock as described above, or who votes in favor of the proposal to adopt the merger agreement, will have no right to dissent and to demand payment of the fair value of the shareholder's shares of PCB Holding common stock as a result of the merger. Voting against the proposal to adopt the merger agreement does not in itself constitute the notice of intent to demand payment required by Chapter 44.

DESCRIPTION OF THE MERGER

Background of the Merger

In early 2004, an officer of another bank (Bank A) contacted Carl Smith, President and Chief Executive Officer of PCB Holding, and informed Mr. Smith of Bank A's interest in acquiring PCB Holding. The officer explained that Bank A, which did not have any branch in Perry County, was interested in establishing a presence in Perry County and that, by combining with Bank A, PCB Holding and its shareholders could benefit from being part of a larger and growing institution. Mr. Smith communicated this expression of interest to PCB Holding's board of directors and, at a meeting held in late March 2004, the board of directors decided to explore a possible transaction with Bank A.

In early April 2004, PCB Holding engaged KBW to advise and assist PCB Holding in considering the desirability of a transaction with Bank A and in arriving at financial terms for a transaction. A representative of KBW met with the board of directors on April 12, 2004 and discussed the market environment for thrifts, the recent operating results for PCB Holding, the mergers and acquisitions environment and the process for completing a merger. Around the same time, Mr. Smith informed the officer of Bank A that PCB Holding would be willing to discuss a possible transaction between Bank A and PCB Holding. Conversations between representatives of PCB Holding and Bank A occurred sporadically over the next few months, but the substantive terms of a transaction were not discussed. At that time, Bank A indicated that senior management was focused on several branch openings and would not be able to address a transaction with PCB Holding for several months.

In late July 2004, an officer of Bank A contacted Mr. Smith and expressed Bank A's continued interest in a possible transaction with PCB Holding. Mr. Smith encouraged Bank A to provide specific terms for a transaction. In September 2004, the President of another out-of-area bank (Bank B) contacted Mr. Smith and expressed an interest in a business combination between Bank B and PCB Holding. After informing the board of directors of Bank B's interest, Mr. Smith met with the President of Bank B. Subsequently, in September 2004, representatives of German American expressed to certain directors of PCB Holding an interest in the possible acquisition of PCB Holding.

On October 22, 2004, Bank A provided PCB Holding with a draft letter of intent for the acquisition of PCB Holding by Bank A. At a meeting held on October 25, 2004, the board of directors discussed the proposed letter of intent, noting a number of issues that needed to be clarified or addressed. As a result of the interest expressed by Bank B and German American, the board of directors decided to meet to consider a more formal approach to soliciting interest in a business combination with PCB Holding.

On November 8, 2004, the board of directors met with legal counsel and a representative of PCB Holding's independent auditor to discuss the condition and prospects of PCB Holding, the legal duties of the directors and the significant issues that the Board must address in connection with engaging in a business combination. The board of directors discussed PCB Holding's ability to improve earnings in light of the competitive economic environment, the resources of PCB Holding and PCB Holding's relatively small size. On November 11, 2004, KBW made a presentation to the board of directors at which representatives of KBW discussed recent trends in bank and thrift mergers and acquisitions and identified potential merger partners for PCB Holding. The board of directors determined that, in order to maximize the amount to be received by shareholders, Bank B and German American should be provided the opportunity to make a proposal to acquire PCB Holding and KBW should contact other potential purchasers to ascertain their interest in making an offer. On November 17, 2004, PCB Holding entered into a new agreement with KBW that reflected the expanded scope its engagement.

Over the next several weeks, KBW worked with PCB Holding to prepare informational materials that would be provided to interested parties. These informational materials included financial and other data regarding PCB Holding's operations. KBW offered six institutions the opportunity to review the informational materials. Five institutions, including Bank A, Bank B and German American signed confidentiality agreements and received informational materials. Two institutions, Bank B and German American, submitted written proposals. Bank B's proposal presented a range of possible prices, with the final price to be determined following due diligence, while German American's proposal presented a price that was in the middle of Bank B's proposed range.

On January 31, 2005, KBW met with the board of directors to review the two proposals. KBW compared the two proposals, provided an overview of each company and evaluated the proposals in relation to recent comparable transactions and a discounted cash flow analysis. Following this meeting, KBW contacted German American and encouraged German American to revise its proposal to provide a value more competitive with the top of Bank B's proposed price range. KBW also informed Bank B that PCB Holding's board of directors was focused on the top of its proposed price range. On February 14, 2005, German American submitted a revised letter in which it proposed a transaction valued at $19.00 per share of PCB Holding common stock. Under German American's proposal, PCB Holding would pay a special cash dividend of $6.50 per share immediately prior to the closing and then German American would exchange shares of its common stock valued at $12.50 per share of PCB Holding common stock.

Because there was not a large difference in the prices offered in the two proposals, PCB Holding decided to give both Bank B and German American the opportunity to perform due diligence on PCB Holding. Following its due diligence review, Bank B withdrew its proposal, indicating that it was not prepared to make an offer that would meet the board of director's expectations. Following its due diligence review, on March 14, 2005, German American submitted a revised proposal that modified the determination of the number of shares of German American common stock that would be issued in the transaction and addressed certain non-economic issues raised by PCB Holding.

On March 21, 2005, Mark Schroeder, President and Chief Executive Officer of German American, met with the board of directors of PCB Holding. Mr. Schroeder discussed the history and operating philosophy of German American and explained German American's plans for integrating PCB Holding into German American.

On April 4, 2005, the board of directors of PCB Holding met with KBW to discuss the terms and conditions of German American's proposal. In addition, KBW presented materials regarding comparable mergers and acquisitions and a financial review of German American. The board of directors unanimously authorized management, in consultation with KBW and legal counsel, to negotiate the terms of a definitive merger agreement in accordance with the terms and conditions of German American's proposal. Following discussions between legal counsel for both parties and KBW relating to the structure of the transaction, German American agreed that instead of PCB Holding paying a special cash dividend prior to closing, German American would exchange a combination of cash and shares of German American common stock for shares of PCB Holding common stock. Counsel for German American delivered the initial draft of the merger agreement to PCB Holding on April 19, 2005.

On April 21, 2005 representatives of PCB Holding conducted an on-site due diligence review of German American Financial. Over the next few weeks, representatives of PCB Holding and German American negotiated the terms of the merger agreement and related documents. As a result of a decline during the period of negotiations in the market price of shares of German American common stock, the value of the transaction had declined from what had originally been proposed. Following discussions between representatives of KBW and German American, German American agreed to increase the cash portion of the merger consideration to $9.00 per share of PCB Holding common stock (subject to possible downward adjustment as described in "DESCRIPTION OF THE MERGER AGREEMENT - Consideration to be Received in the Merger" on page 29) and to fix the exchange ratio at 0.7143.

On May 23, 2005, the board of directors of PCB Holding held a meeting to consider the definitive merger agreement and related documents. At the meeting, KBW made a presentation on the fairness, from a financial point of view, of the merger consideration to the shareholders of PCB Holding. The board of directors reviewed this presentation carefully and considered KBW's experience, qualifications and interest in the transaction. In addition, PCB Holding's board of directors reviewed in detail the merger agreement and related documents with counsel. After discussion, the board of directors of PCB Holding unanimously approved the definitive merger agreement, with one director absent. The definitive merger agreement was executed later that day and, on May 24, 2005, PCB Holding and German American jointly announced the execution of the merger agreement by joint press release.

PCB Holding's Reasons for the Merger and Recommendation of the Board of Directors

The PCB Holding board of directors believes that the merger is advisable and fair to, and in the best interest of, PCB Holding and its shareholders. Accordingly, the PCB Holding board of directors has unanimously approved the merger agreement and unanimously recommends that its shareholders vote "FOR" the proposal to adopt the merger agreement.

In approving the merger agreement, PCB Holding's board of directors consulted with legal counsel as to its legal duties and the terms of the merger agreement and with its financial advisor with respect to the financial aspects and fairness of the transaction from a financial point of view. In arriving at its determination, PCB Holding's board of directors also considered a number of factors, including the following:

•
The expected results from continuing to operate as an independent community banking institution, and the likely benefits to shareholders, compared with the value of the merger consideration offered by German American.

•
Information concerning the businesses, earnings, operations, financial condition and prospects of PCB Holding and German American. PCB Holding's board of directors took into account the results of PCB Holding's due diligence review of German American.

•	The opinion rendered by KBW, as financial advisor to PCB Holding, that the merger consideration is fair, from a financial standpoint, to PCB Holding shareholders.

•
The terms of the merger agreement and the structure of the merger, including the fact that PCB Holding shareholders will receive a combination of cash and shares of German American common stock in exchange for their shares.

•	The review made by PCB Holding's board of directors of various pricing and other data in an attempt to establish PCB Holding's value in a merger or sales transaction.

•	The fact that KBW solicited offers to acquire PCB Holding and that German American offered the highest value to PCB Holding shareholders.

•	The fact that the market for shares of German American common stock is substantially broader than the current market for shares of PCB Holding common stock.

•	PCB Holding shareholders will experience an increase in dividends, based on German American's current dividend rate and the exchange ratio.

•	The current and prospective economic, competitive and regulatory environment facing PCB Holding and independent community banking institutions generally.

•
The board of directors' assessment that PCB Holding would better serve the convenience and needs of its customers and the communities that it serves through affiliation with a financial institution such as German American that has a larger infrastructure, wider selection of financial products and services and larger asset base.

•	German American's statement that it expects substantial continuity of employment of the employees of Peoples Community Bank with First State Bank or other subsidiaries of German American.

•	The likelihood of German American receiving regulatory approval of the merger.

•	The likelihood of PCB Holding shareholders approving the merger.

The above discussion of the information and factors considered by PCB Holding's board of directors is not intended to be exhaustive, but includes all material factors considered by the board in arriving at its determination to approve, and to recommend that the PCB Holding shareholders vote to adopt, the merger agreement and related transactions. The PCB Holding board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors. The PCB Holding board of directors unanimously recommends that PCB Holding's shareholders vote to adopt the merger agreement and the related transactions.

German American's Reasons for the Merger

German American's board of directors believes that the merger is in the best interests of German American and its shareholders. In deciding to approve the merger, German American's board of directors considered a number of factors, including:

•	PCB Holding's community banking orientation and its compatibility with German American and its subsidiaries.

•	Management's review of the business, operations, earnings, and financial condition, including capital levels and asset quality of PCB Holding.

•	The likelihood of regulators approving the merger without undue conditions or delay.

While German American's board of directors considered these and other factors, the board of directors did not assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. German American's board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, based on the factors that each of them considered appropriate, that the merger is in the best interests of German American's shareholders. The terms of the merger were the result of arm's-length negotiations between representatives of German American and representatives of PCB Holding.

Opinion of PCB Holding's Financial Advisor

KBW was retained by PCB Holding on November 17, 2004 to evaluate strategic planning and shareholder enhancement alternatives. KBW, as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. KBW is familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies. PCB Holding's board of directors selected KBW on the basis of the firm's reputation and its experience and expertise in transactions similar to the merger. Except as described herein, KBW is not affiliated with PCB Holding, German American or their respective affiliates.

Pursuant to its engagement, KBW was asked to render an opinion as to the fairness, from a financial point of view, of the merger consideration to PCB Holding 's shareholders. KBW delivered a fairness opinion to the PCB Holding board of directors that as of May 23, 2005, the merger consideration is fair to the PCB Holding shareholders from a financial point of view. No limitations were imposed by PCB Holding upon KBW with respect to the investigations made or procedures followed by KBW in rendering its opinion.

The full text of the opinion, which sets forth certain assumptions made, matters considered and limitations on the reviews undertaken, is attached as Annex B to this proxy statement/prospectus and should be read in its entirety. KBW has consented to the following summary of its opinion and to the entire opinion being attached hereto as Annex B. The summary of the opinion of KBW set forth in this proxy statement/prospectus is qualified in its entirety by reference to the opinion. Such opinion does not constitute a recommendation by KBW to any PCB Holding shareholder as to how such shareholder should vote with respect to the adoption of the merger agreement.

In rendering its opinion, KBW performed the following acts:

•
reviewed the financial and business data which PCB Holding supplied to it, including annual reports for the years ended December 31, 2004, 2003 and 2002, proxy statements for the years ended December 31, 2004 and 2003 and PCB Holding's unaudited financial information for the quarter ended March 31, 2005;

•	reviewed German American's annual report and proxy statement for the years ended December 31, 2004, 2003 and 2002 and unaudited financial statements for the period ended March 31, 2005;

•	discussed with PCB Holding's senior management board of directors the current position and prospective outlook for PCB Holding;

•
considered historical quotations and the prices of recorded transactions in shares of PCB Holding common stock and reviewed the financial and stock market data of other publicly traded thrift institutions, particularly Midwestern thrifts with assets below $100 million;

•
considered historical quotations and prices of recorded transactions in shares of German American common stock and reviewed the financial and stock market data of other publicly traded bank institutions, particularly Midwestern banks with assets between $750 million and $1.5 billion; and

•
reviewed the financial and structural terms of several other recent transactions involving mergers and acquisitions of thrift institutions or proposed changes of control of comparably situated companies.

In rendering its opinion, KBW assumed and relied upon the accuracy and completeness of the information provided to it by PCB Holding and German American and obtained by it from public sources. In its review, with the consent of PCB Holding's board of directors, KBW did not undertake any independent verification of the information provided to it, nor did it make any independent appraisal or evaluation of the assets and liabilities of PCB Holding or German American, or of potential or contingent liabilities of PCB Holding or German American. With respect to the financial information, including forecasts received from PCB Holding, KBW assumed, with PCB Holding 's consent that such information had been reasonably prepared reflecting the best currently available estimates and judgment of PCB Holding 's management. KBW also assumed that no restrictions or conditions would be imposed by regulatory authorities that would have a material adverse effect on the contemplated benefits of the merger to PCB Holding or the ability to consummate the merger.

Analysis of Recent Comparable Acquisitions. In rendering its opinion, KBW analyzed pending acquisitions of thrift institutions, including those transactions deemed comparable to the merger. KBW compared the acquisition price relative to four industry-accepted ratios: deal price to book value, deal price to tangible book value, deal price to last twelve months' earnings and premium to core deposits. Therefore, the analysis included a comparison of the median, high and low of the above ratios for pending and completed acquisitions, based on the following comparable group: (1) all selling institutions in the comparable group were thrift institutions; (2) all transactions in the comparable group were either announced or completed after January 1, 2003; and (3) all transactions in the peer group had an asset size below $100 million. As a result of these transaction criteria, the following selling bank institutions were used in analyzing comparable transactions:

Summary of comparable merger and acquisition transactions :

Buying Institution	Selling Institution

Blue River Bancshares, Inc.	Unified Banking Company
Community Bank System Inc.	Peoples Bankcorp, Inc.
First Federal Bank of LA	First Allen Parish Bancorp
Garfield Acquisition Corp.	Lennox Savings Bank
Generations Bancorp	Generations Bank
Great River Holding Co.	First Federal Holding Co. Of Morris
Liberty Bancshares, Inc.	StateFed Financial Corp.
MIVI Acquisition Corp.	Mississippi View Holding Co.
NS&L Acquisition Corp.	NS&L Bancorp, Inc.
Standard Bancshares, Inc.	Security Financial Bancorp, Inc.
Patapsco Bancorp Inc.	Parkville FSB
Teche Holding Co.	St. Landry Financial Corp.
First BancTrust Corp.	Rantoul First Bank SB
Founders Group Inc.	Vermillion Bancorp Inc.

No company or transaction used as a comparison in this analysis is identical to PCB Holding, German American or the merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

The information in the following table summarizes the material information analyzed by KBW with respect to the merger. The summary does not purport to be a complete description of the analysis performed by KBW in rendering its opinion. Selecting portions of KBW's analysis or isolating certain aspects of the comparable transactions without considering all analyses and factors could create an incomplete or potentially misleading view of the evaluation process.

	Price to Book Ratio (%)	Price to Tangible Book Ratio (%)	Price to last 12 months earnings (x)	Core Deposit Premium (%)
Low value	119.2	119.2	7.5x	2.9
Median value	133.8	133.8	22.4x	5.9
High value	180.7	180.7	40.9x	15.5
Implied value of GABC offer*	127.1	127.1	NM**	6.1

Multiples based on unaudited financial data for PCB Holding as of March 31, 2005.
*	Based on closing price of shares of German American common stock on May 23, 2005.
**	NM = not meaningful, as PCB Holding had a loss for the 12 months ended March 31, 2005.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to estimate a range of present values per share of PCB Holding common stock. This range was determined by adding (1) the present value of the estimated future dividends that PCB Holding could generate through the fifth year of their current business plan (as provided to KBW) and (2) the present value of the terminal value, which is based upon a range of estimated price to earnings ratios and price to book ratios in the future of shares of PCB Holding common stock.

In calculating a terminal value of shares of PCB Holding common stock, KBW applied a range of multiples between 15.0x to 19.0x to the forecasted earnings for year five of the business plan and 110% to 150% of estimated year five book value. In performing this analysis, KBW assumed that there were no restrictions imposed upon PCB Holding in its ability to pay dividends to shareholders and that consolidated equity capital in excess of 10% of assets would be paid to PCB Holding shareholders in the form of a cash dividend. In addition, KBW used the 2005 budget provided by PCB Holding and relied on PCB Holding management guidance for years two through five of the business plan as an estimate of future PCB Holding earnings. The combined dividend stream and terminal value were then discounted back to the present KBW estimated a range of discount rates of 11% to 13% as the appropriate rate to discount estimated future cash flows for purposes of this analysis. The results of KBW's analysis are set forth in the following tables:

Discount Rate	Terminal Multiple - P/E
	15.0x	16.0x	17.0x	18.0x	19.0x
13.0%	$14.49	$15.13	$15.76	$16.39	$17.03
12.5%	$14.71	$15.35	$16.00	$16.65	$17.30
12.0%	$14.93	$15.59	$16.25	$16.91	$17.57
11.5%	$15.15	$15.83	$16.50	$17.18	$17.86
11.0%	$15.38	$16.07	$16.77	$17.46	$18.15

Discount Rate	Terminal Multiple - Price to Book
	110%	120%	130%	140%	150%
13.0%	$10.31	$10.84	$11.37	$11.90	$12.43
12.5%	$10.49	$11.03	$11.58	$12.12	$12.67
12.0%	$10.67	$11.23	$11.79	$12.35	$12.91
11.5%	$10.86	$11.43	$12.01	$12.58	$13.16
11.0%	$11.05	$11.64	$12.23	$12.82	$13.41

Based on the foregoing criteria and assumptions, KBW estimated that the theoretical present value of the PCB Holding common stock ranged from $14.49 to $18.15 per share on a price to earnings basis and a range of $10.31 to $13.41 on a price to book basis. Given that the value of the consideration on a per share basis to be paid in the merger, as of the date of the opinion, is above the implied theoretical range of present values of estimated future earnings and book value, KBW believes that this analysis supports the fairness, from a financial point of view, to PCB Holding and its shareholders of the consideration to be paid in the merger.

The discount dividend analyses of PCB Holding do not necessarily indicate actual values or actual future results and do not purport to reflect the prices at which any securities may trade at the present or at any time in the future. Dividend discount analysis is a widely used valuation methodology, but the results of this methodology are highly dependent upon numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, projected capital structure, and discount rates.

The information contained herein provides a summary description of the material analyses prepared by KBW in connection with the rendering of its opinion. The preparation of a fairness opinion is not necessarily susceptible to partial analysis or summary description. KBW believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis without considering all analyses, or selecting part of the above summary, without considering all factors and analyses, would create an incomplete view of the process underlying the analysis set forth in KBW's presentation and opinion. The ranges of valuations resulting from any particular analysis described above should not be taken to be KBW's view of the actual value of PCB Holding or German American. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

In preparing its analysis, KBW made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of KBW. The analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses and do not purport to be appraisals or reflect the prices at which a business may be sold or the prices at which any securities may trade at the present time or at any time in the future. In addition, as described above, KBW's opinion, along with its presentation to PCB Holding 's board of directors, was just one of the many factors taken into consideration by PCB Holding 's board of directors in approving the merger agreement.

Pursuant to its engagement letter with PCB Holding, KBW will receive a fee equal to $100,000. As of the date of this proxy statement/prospectus, KBW has received $35,000. PCB Holding has also agreed to indemnify KBW against certain liabilities, including liabilities under the federal securities laws, and to reimburse KBW for certain out-of-pocket expenses.

Accounting Treatment

German American will account for the merger under the "purchase" method of accounting in accordance with U.S. generally accepted accounting principles. Using the purchase method of accounting, the assets and liabilities of PCB Holding will be recorded by German American at their respective fair values at the time of the completion of the merger. The excess of German American's purchase price over the net fair value of the assets acquired and liabilities assumed will then be allocated to identified intangible assets, with any remaining unallocated cost recorded as goodwill.

Tax Consequences of the Merger

General. The following summary discusses the material anticipated U.S. federal income tax consequences of the merger applicable to a holder of shares of PCB Holding common stock that surrenders all of its common stock for shares of German American common stock and/or cash in the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service ("IRS"), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens that hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). No attempt has been made to comment on all U.S. federal income tax consequences of the merger and related transactions that may be relevant to holders of shares of PCB Holding common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons that hold their shares of PCB Holding common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise appraisal rights, persons that are, or hold their shares of PCB Holding common stock through, partnerships or other pass-through entities, or persons who acquired their shares of PCB Holding common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

PCB Holding shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions. The completion of the merger is conditioned upon the delivery of an opinion by Ice Miller, tax counsel to German American, that the merger will constitute a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Code. German American expects to be able to obtain the tax opinions if, as expected:

•	German American and PCB Holding are able to deliver customary representations to German American's tax counsel;

•	there is no adverse change in U.S. federal income tax law; and

•
the aggregate fair market value of the German American common stock delivered as consideration in the merger is equal to or greater than 40% of the sum of (i) the aggregate fair market value of such German American common stock; and (ii) the aggregate amount of cash that is considered to be merger consideration, including any cash that may be payable, directly or indirectly, by German American to PCB Holding shareholders who perfect their appraisal rights.

Although the merger agreement allows both German American and PCB Holding to waive the condition that a tax opinion be delivered by Ice Miller, neither party currently anticipates doing so. However, if this condition were waived, PCB Holding would re-solicit the approval of its shareholders prior to completing the merger.

In addition, in connection with the filing of the registration statement of which this proxy statement/prospectus forms a part, Ice Miller has delivered to German American its opinion, dated as of July 19, 2005, that the merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code. A copy of this opinion is attached as Exhibit 8.1 to the registration statement. Such opinion has been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinion and factual representations contained in certificates of officers of German American and PCB Holding, all of which must continue to be true and accurate in all material respects as of the effective time of the merger.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the merger could be adversely affected. The determination by tax counsel as to whether the proposed merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code will depend upon the facts and law existing at the effective time of the proposed merger. The following discussion assumes that the merger will constitute a "reorganization" for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code.

Exchange of Shares of PCB Holding Common Stock for Cash and Shares of German American Common Stock. A PCB Holding shareholder that exchanges all of its shares of PCB Holding common stock for a combination of shares of German American common stock and cash in the merger will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received in the merger; and (ii) the excess, if any, of (a) the sum of the amount of cash and the fair market value of the shares of German American common stock received in the merger over (b) the PCB Holding shareholder's aggregate tax basis in its shares of PCB Holding common stock surrendered in exchange therefor.

The gain recognized will be capital gain unless the PCB Holding shareholder's receipt of cash has the effect of a distribution of a dividend, in which case the gain will be treated as ordinary income to the extent of the holder's ratable share of accumulated earnings and profits, as calculated for U.S. federal income tax purposes. For purposes of determining whether a PCB Holding shareholder's receipt of cash has the effect of a distribution of a dividend, the PCB Holding shareholder will be treated as if it first exchanged all of its shares of PCB Holding common stock solely in exchange for shares of German American common stock and then German American immediately redeemed a portion of that stock for the cash that the holder actually received in the merger (referred to herein as the "deemed redemption"). Receipt of cash will generally not have the effect of a dividend to the PCB Holding shareholder if such receipt is, with respect to the PCB Holding shareholder, "not essentially equivalent to a dividend" or "substantially disproportionate," each within the meaning of Section 302(b) of the Code. In order for the deemed redemption to be "not essentially equivalent to a dividend", the deemed redemption must result in a "meaningful reduction" in the shareholder's deemed percentage stock ownership of German American following the merger. The determination generally requires a comparison of the percentage of the outstanding stock of German American the shareholder is considered to have owned immediately before the deemed redemption to the percentage of the outstanding stock of German American the shareholder owns immediately after the deemed redemption. The IRS has indicated in rulings that any reduction in the interest of a minority shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain (as opposed to dividend) treatment. For purposes of applying the foregoing tests, a shareholder will be deemed to own the stock it actually owns and the stock it constructively owns under the attribution rules of Section 318 of the Code. Under Section 318 of the Code, a shareholder will be deemed to own the shares of stock owned by certain family members, by certain estates and trusts of which the shareholder is a beneficiary and by certain affiliated entities, as well as shares of stock subject to an option actually or constructively owned by the shareholder or such other persons. If, after applying these tests, the deemed redemption results in a capital gain, the capital gain will be long-term if the PCB Holding shareholder's holding period for its shares of PCB Holding common stock is more than one year as of the date of the exchange. The determination as to whether a PCB Holding shareholder will recognize a capital gain or dividend income as a result of its exchange of shares of PCB Holding common stock for a combination of shares of German American common stock and cash in the merger is complex and is determined on a shareholder-by-shareholder basis. Accordingly, each PCB Holding shareholder is urged to consult its own tax advisor with respect to this determination.

PCB Holding shareholder's aggregate tax basis in the shares of German American common stock received in the merger will be equal to the shareholder's aggregate tax basis in its shares of PCB Holding common stock surrendered, decreased by the amount of any cash received and increased by the amount of any gain recognized. A PCB Holding shareholder's holding period for shares of German American common stock received in the merger will include the holding period of the shares of PCB Holding common stock surrendered in the merger.

Cash Received Instead of a Fractional Share of German American Common Stock. Subject to the discussion above regarding possible dividend treatment, a PCB Holding shareholder that receives cash instead of a fractional share of German American common stock in the merger will recognize capital gain or loss with respect to the fractional share in an amount equal to the difference, if any, between the amount of cash received instead of the fractional share and the portion of the shareholder's tax basis in its shares of PCB Holding common stock that is allocable to the fractional share. The capital gain or loss will be long-term if the holding period for such shares of PCB Holding common stock is more than one year as of the date of the exchange.

Backup Withholding. Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a PCB Holding shareholder is entitled pursuant to the merger, unless the PCB Holding shareholder provides the appropriate form. A PCB Holding shareholder should complete and sign the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the PCB Holding shareholder's taxpayer identification number, and certification necessary to avoid backup withholding.

Tax Treatment of the Entities. No gain or loss will be recognized by German American or PCB Holding as a result of the merger.

Regulatory Matters Relating to the Merger

PCB Holding is a registered savings and loan holding company regulated by the Office of Thrift Supervision, and its subsidiary depository institution, Peoples Community Bank, is a federal savings association regulated by the Office of Thrift Supervision. German American is a bank holding company regulated by the Board of Governors of the Federal Reserve System, and its subsidiary depository institution, First State Bank, is a state-chartered bank regulated by the Indiana Department of Financial Institutions. PCB Holding, Peoples Community Bank, German American and First State Bank are highly regulated institutions. Numerous federal and state laws and regulations govern their activities. These institutions also are subject to ongoing supervision, regulation and periodic examination by various federal and state financial institution regulatory agencies.

The completion of the merger involving PCB Holding and German American may require the approval of the Board of Governors of the Federal Reserve System. German American submitted a notice to the Federal Reserve on July 18, 2005, seeking a waiver of the requirement to file an application under the Bank Holding Company Act. The Federal Reserve subsequently waived the requirment that German American submit an application seeking approval of the Federal Reserve.

Additionally, the completion of the merger involving Peoples Community Bank and First State Bank requires the approvals of the Federal Deposit Insurance Corporation and the Indiana Department of Financial Institutions. Peoples Community Bank must also give notice of the bank merger to the Office of Thrift Supervision. First State Bank and Peoples Community Bank submitted an application to the Federal Deposit Insurance Corporation on July 18, 2005. First State Bank also submitted an application to the Indiana Department of Financial Institutions on July 18, 2005. Finally, Peoples Community Bank submitted its notice to the Office of Thrift Supervision on July 22, 2005.

PCB Holding and German American and their subsidiaries have assisted one another and cooperated in the preparation and submission of all necessary regulatory applications and filings with the bank regulatory authorities that are reasonably necessary to obtain these approvals, but there can be no assurance that the regulatory agencies will grant such approvals, with or without burdensome conditions or stipulations.

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the merger from the standpoint of the adequacy of the merger consideration. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the merger.

Interests of Certain Persons in the Merger

Share Ownership and Stock Options. On the record date, PCB Holding's directors and officers beneficially owned, in the aggregate, 29,175 shares of PCB Holding's common stock (excluding shares that may be acquired upon the exercise of stock options), representing approximately 8.9% of the outstanding shares of PCB Holding common stock.

The directors and officers of PCB Holding on the record date held options to acquire 29,354 shares of PCB Holding common stock with a weighted average exercise price of $10.29. It is anticipated that the directors and officers will exercise their stock options prior to the closing of the merger. The shares acquired upon exercise of stock options will be converted into the right to receive the same merger consideration as all other outstanding shares of PCB Holding common stock.

As described below, certain of PCB Holding's officers and directors have interests in the merger that are in addition to, or different from, the interests of PCB Holding's shareholders generally. PCB Holding's board of directors was aware of these conflicts of interest and took them into account in approving the merger.

Accelerated Payouts Under Certain Executive Employment Agreements; Other Agreements. The merger agreement contemplates that payments will be made to Messrs. Smith and Blackford. Specifically, the merger agreement requires Mr. Smith to enter into an agreement pursuant to which he agrees to the termination of his current employment agreement and to enter into a new employment agreement with First State Bank. In consideration of Mr. Smith entering into this termination agreement and his execution of the employment agreement, Peoples Community Bank has agreed to pay Mr. Smith a lump sum payment on the closing date of the merger equal to $141,015, subject to certain adjustments. Furthermore, the new employment agreement will entitle Mr. Smith to receive an annual salary of $82,000, and other benefits.

Mr. Blackford is also obligated to enter into an agreement pursuant to which he agrees to the termination of his current employment agreement and to enter into a non-compete agreement with German American. In consideration of Mr. Blackford entering into this termination agreement and his execution of the non-compete agreement, Peoples Community Bank agreed to pay Mr. Blackford a lump sum payment following the closing date of the merger equal to $205,000, subject to certain adjustments. In addition, pursuant to the non-compete agreement, German American has also agreed to pay Mr. Blackford monthly installments of $1,847.22 for thirty-six (36) consecutive months, or $66,500 in the aggregate, beginning on the first day of the month that follows the effective date of the merger, provided that Mr. Blackford adheres to the obligations set forth in the non-compete agreement.

The term of all of the agreements described in this section will commence on the closing date of the merger.

Board of Directors Appointments. At the closing date of the merger, First State Bank is obligated by the merger agreement to appoint Daniel P. Lutgring, Mark L. Ress and James G. Taylor, each of whom is currently a director of PCB Holding, as new members of its Board of Directors.

Continued Director and Officer Liability Coverage. German American has agreed to indemnify and hold harmless the current and former officers and directors of PCB Holding and its subsidiaries against any costs or expenses incurred in connection with any claim, action, suit, proceeding or investigation that is a result of matters that existed or occurred at or before the effective time of the merger to the same extent as PCB Holding currently provides for indemnification its officers and directors. For a period of six years following the effective time of the merger, German American has also agreed to provide coverage to the officers and directors of PCB Holding immediately prior to the effective time of the merger under the directors' and officers' liability insurance policy currently maintained by PCB Holding or under a policy with comparable or better coverage.

Restrictions on Resale of Shares of German American Common Stock

All shares of German American common stock issued to PCB Holding's shareholders in connection with the merger will be freely transferable, except that shares received by persons deemed to be "affiliates" of PCB Holding under the Securities Act at the time of the special meeting may be resold only in transactions permitted by Rule 145 under the Securities Act or otherwise permitted under the Securities Act. This proxy statement/prospectus does not cover any resales of the shares of German American common stock to be received by PCB Holding's shareholders upon completion of the merger, and no person may use this proxy statement/prospectus in connection with any resale. Based on the number of shares of German American common stock anticipated to be received in the merger, it is expected that Rule 145 will not limit the amount of shares that former PCB Holding shareholders will be able to sell into the market. Persons who may be deemed affiliates of PCB Holding for this purpose generally include directors, executive officers and the holders of 10% or more of the outstanding shares of PCB Holding's common stock.

DESCRIPTION OF THE MERGER AGREEMENT

The following summary of the merger agreement is qualified by reference to the complete text of the merger agreement. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the merger agreement completely and carefully as it, rather than this description, is the legal document that governs the merger.

General

The merger agreement provides for the merger of PCB Holding with and into German American, with German American surviving the merger and continuing under the name "German American Bancorp." Immediately following the merger of PCB Holding with German American, Peoples Community Bank will merge with and into First State Bank, with First State Bank surviving the merger and continuing under the name "First State Bank, Southwest Indiana."

Time of Completion

Unless the parties agree otherwise and unless the merger agreement has otherwise been terminated, the closing of the merger will take place on the last business day of the first month in which the shareholders of PCB Holding have approved and adopted the merger agreement and following the expiration of all waiting periods in connection with either the bank regulatory applications filed for approval of the merger or stock market requirements. The effective time of the merger will be as of the first day of the calendar month that follows the month in which the closing occurs.

We are working hard to complete the merger quickly. We currently expect that the merger will be closed on September 30, 2005 and will be effective October 1, 2005. However, because completion of the merger is subject to regulatory approvals and other conditions, we cannot predict the actual timing.

Consideration to be Received in the Merger

If the merger is completed, the shares of PCB Holding common stock which you own immediately before the completion of the merger will be converted into a right to receive shares of German American common stock and cash. At the effective time of the merger, each issued and outstanding share of PCB Holding common stock, other than dissenting shares, will be converted into the right to receive (i) 0.7143 shares of German American common stock; and (ii) a cash payment of $9.00, subject to possible downward adjustment as described below.

The cash payment of $9.00, or the "cash consideration," is subject to possible downward adjustment. Specifically, the cash consideration will be decreased by an amount equal to the amount by which $4,825,000 exceeds the net worth of PCB Holding as of the end of the month prior to the month in which the closing of the merger occurs (adjusted for certain items described below), divided by the number of shares of PCB Holding common stock outstanding at the effective time of the merger. In the event that PCB Holding's net worth (as so adjusted) is equal to or exceeds $4,825,000 at the effective time of the merger, there will not be any adjustment to the amount of the cash consideration. PCB Holding's net worth will be determined by taking the consolidated stockholders' equity of PCB Holding on the close of business on the last day of the month prior to the month in which the closing occurs, giving appropriate effect to:

•
additional provisions for possible loan losses, if any, that may be deemed necessary to establish the allowance for loan losses at a level that is deemed adequate, as of the closing date of the merger, under generally accepted accounting principles, consistently applied;

•
accruals for all of PCB Holding's fees, expenses and costs relating to the merger through and including the effective time of the merger, including those that might not be performed or earned or become payable until after the effective time (using best estimates on the closing date);

•
payments to be made (and the costs of benefits to be provided) on and after the closing date pursuant to Carl D. Smith and Clarke A. Blackford under the employment agreement termination agreements described elsewhere;

•
the amount of any regular, semi-annual cash dividends not to exceed $0.12 per share of PCB Holding common stock which are declared prior to the closing date (to the extent not already reflected in the financial statements of Peoples as of the month end prior to the closing date of the merger);

•
the issuance of up to 31,734 shares of PCB Holding common stock upon the exercise of issued and outstanding stock options held by the employees and directors of PCB Holding and Peoples Community Bank (to the extent not already reflected in the financial statements of Peoples as of the month end prior to the closing date); and

•	costs associated with the termination of PCB Holding's contract with Intrieve, Incorporated.

Based on PCB Holding's net worth as of June 30, 2005, and the parties expectations regarding the amounts of the above items, including estimated earnings after June 30, German American and PCB Holding believe that, if the merger closes on September 30, 2005 and the net amount of the adjustments and future earnings are as expected, the cash payment per share of PCB Holding common stock will be approximately $8.73 per share. The actual amount will not be determined until closing and may be more (but not more than $9.00 per share) or less than indicated.

If German American declares a dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of German American common stock prior to the effective time of the merger, then the conversion ratio of 0.7143 shares of German American common stock for every share of PCB Holding common stock will be adjusted accordingly, without duplication, to provide PCB Holding shareholders with the same economic effect as contemplated by the merger agreement prior to any of these events.

PCB Holding's shareholders will not receive fractional shares of German American common stock. Instead, you will receive a cash payment for any fractional shares in an amount equal to the product of (i) the fraction of a share of German American common stock to which you are entitled multiplied by (ii) the NASDAQ Official Closing Price of a share of German American common stock on the last trading day before the closing date.

The shares of German American common stock to be issued in the merger include rights to purchase preferred shares of German American in certain circumstances relating to potential changes in control of German American. See "DESCRIPTION OF GERMAN AMERICAN EQUITY SECURITIES" for a description of these preferred share purchase rights. These purchase rights are not presently exercisable and are not represented by any separate certificate. The purchase rights trade with shares of German American common stock and any value of the purchase rights is reflected in the price of shares of German American common stock. For purposes of convenient reference, when we refer to shares of German American common stock, we will not always include any reference to the accompanying preferred share purchase rights, but PCB Holding shareholders who receive shares of German American common stock will in fact also receive the attached preferred share purchase rights.

  Exchange of Certificates

UMB Bank, N.A. will act as the exchange agent and handle the exchange of PCB Holding stock certificates for certificates representing shares of German American's common stock, the cash consideration and the payment of cash for fractional shares. Promptly following the closing of the merger, the exchange agent will send a letter of transmittal to each former PCB Holding shareholder who holds one or more stock certificates. The letter of transmittal will contain instructions explaining the procedure for surrendering PCB Holding stock certificates. You should not return stock certificates with the enclosed proxy card.

PCB Holding shareholders who surrender their stock certificates, together with a properly completed letter of transmittal, will receive certificates for the shares of German American's common stock into which their shares of PCB Holding common stock were converted pursuant to the merger and a check for the amount of cash consideration to which such shareholder is entitled.

After the merger, each certificate that previously represented shares of PCB Holding common stock will only represent the right to receive:

•
certificates representing the shares of German American's common stock (including the accompanying preferred share purchase rights) into which those shares of PCB Holding common stock have been converted;

•	cash in the amount of the cash consideration; and

•	cash in lieu of any fractional share of German American common stock.

After the completion of the merger, PCB Holding will not register any transfers of shares of PCB Holding common stock. German American shareholders will not exchange their stock certificates in connection with the merger.

Conduct of Business Pending the Merger and Certain Covenants

PCB Holding Conduct of Business Covenants. Under the merger agreement, PCB Holding has agreed to certain restrictions on its activities until the merger is completed or terminated. In general, PCB Holding and Peoples Community Bank are required to conduct their business and to discharge or incur obligations and liabilities only in the ordinary course of business, as conducted prior to the execution of the merger agreement.

The following is a summary of the more significant restrictions imposed upon PCB Holding, subject to the exceptions set forth in the merger agreement:

•
declaring or paying any dividends on shares of PCB Holding common stock or making any other distribution to shareholders, except for regular semi-annual cash dividends not to exceed $0.12 per share on PCB Holding common stock on substantially the same record and payment date schedule as PCB Holding has utilized in the past and declared prior to the closing date;

•
issuing or agreeing to issue any stock (except for the issuance of shares upon the exercise of stock options) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or securities convertible into or exchangeable for any capital stock;

•	redeeming, purchasing or otherwise acquiring any of its outstanding shares of common or other capital stock, or agreeing to do so;

•	effecting a stock split, reverse split, reclassification or other similar change in any common or other capital stock or otherwise reorganizing or recapitalizing;

•	changing its articles of incorporation or bylaws;

•
paying or agreeing to pay any bonus, additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise making any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees;

•
adopting or making any change in any employee benefit plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees;

•
borrowing or agreeing to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guaranteeing or agreeing to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit;

•
making or committing to make any new loan or issuing or committing to issue any new letter of credit or any new or additional discretionary advance under any existing line of credit, or purchasing or agreeing to purchase any interest in a loan participation, in aggregate principal amounts that would cause the credit extensions or commitments of Peoples Community Bank to any one borrower (or group of affiliated borrowers) to exceed $100,000;

•
purchasing or otherwise acquiring any investment security for their own accounts, or selling any investment security owned by either of them which is designated as held-to-maturity, or engaging in any activity that would require the establishment of a trading account for investment securities;

•	increasing or decreasing the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

•	entering into or amending any material agreement, contract or commitment out of the ordinary course of business;

•	except in the ordinary course of business, placing on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance;

•
except in the ordinary course of business, canceling, releasing, compromising or accelerating any material indebtedness owing to PCB Holding or Peoples Community Bank, or any claims which either of them may possess, or voluntarily waiving any material rights with respect thereto;

•
selling or otherwise disposing of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness;

•
foreclosing upon or otherwise taking title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to German American, which does not indicate the presence of material quantities of pollutants, contaminants or hazardous or toxic waste materials on the property;

•	committing any act or failing to do any act which will cause a material breach of any material agreement, contract or commitment;

•	violating any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on its business, financial condition, or earnings;

•
purchasing any real or personal property or making any other capital expenditure where the amount paid or committed therefor is in excess of $10,000 other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of PCB Holding's or Peoples Community Bank's loans;

•
issuing certificate(s) for shares of PCB Holding common stock to any PCB Holding shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify PCB Holding (and its successors) against loss on account of such lost or destroyed certificate(s) (in an amount not less than the amount that German American's transfer agent would require in the case of lost or destroyed stock certificates of equal value of German American common stock), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s);

•
holding a special, regular or annual meeting (or take action by consent in lieu thereof) of the board of directors or the sole shareholder of Peoples for the purpose of appointing or electing any new member to the board of directors of PCB Holding or of Peoples Community Bank (whether to fill a vacancy or otherwise) unless such new member is approved in advance in writing by German American; or

•
notifying German American in writing of the occurrence of any matter or event known to PCB Holding that is, or is likely to become, materially adverse to the business, operations, properties, assets or financial condition of PCB Holding taken as a whole.

Non-Solicitation. PCB Holding has agreed that, until the effective time of the merger or until the termination of the merger agreement, PCB Holding will neither permit nor authorize its directors, officers, employees, agents or representatives (or those of Peoples Community Bank) to, directly or indirectly, initiate, solicit or encourage, or (except as described below) provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to PCB Holding or Peoples Community Bank or to which PCB Holding or Peoples Community Bank may become a party (all such transactions are referred to in this proxy statement/prospectus as "acquisition transactions"). PCB Holding shall promptly communicate to German American the terms of any proposal, indication of interest, or offer which PCB Holding or Peoples Community Bank receives with respect to an acquisition transaction. PCB Holding or Peoples Community Bank may, in response to an unsolicited written proposal, indication of interest, or offer with respect to an acquisition transaction, furnish information to, and negotiate, explore or otherwise engage in substantive discussions, and enter into agreements, arrangements or understandings with respect to such acquisition transaction, in each case, only if PCB Holding's board of directors determines in good faith by majority vote, after consultation with PCB Holding's financial advisors and legal counsel qualified to give sound advice as to matters of Indiana law, in a meeting duly called and held in accordance with PCB Holding's bylaws, that failing to take such action would likely be inconsistent with the fiduciary duties of the members of PCB Holding's board of directors to PCB Holding under Indiana law, and that the terms of the acquisition transaction are superior to the terms of the merger described in this proxy statement/prospectus from a financial point of view.

German American Restrictions. The following is a summary of the more significant restrictions imposed upon German American, subject to the exceptions set forth in the merger agreement:

•	conducting its business substantially in the manner as it is presently being conducted and in the ordinary course of business;

•	not amending its articles of incorporation in any manner that requires the approval of shareholders of German American under the IBCL;

•	not failing to file, or cause its subsidiaries to file, all required reports with applicable regulatory authorities;

•
complying with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis;

•
complying in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis; or

•
promptly notifying PCB Holding in writing of the occurrence of any matter or event known to German American that is, or is likely to become, materially adverse to the businesses, operations, properties, assets or condition (financial or otherwise) of German American and its subsidiaries on a consolidated basis.

German American Covenants. German American has agreed to use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under the merger agreement and to effect the merger in accordance with the terms and conditions set forth in the merger agreement. German American has also agreed to file or cooperate with PCB Holding in filing all regulatory applications required in order to consummate the merger, and the merger of Peoples Community Bank into First State Bank, including all necessary applications for the prior approvals of the Federal Reserve Board under the Bank Holding Company Act and of the Indiana Department of Financial Institutions and the Federal Deposit Insurance Corporation. German American has agreed to keep PCB Holding reasonably informed as to the status of such applications and promptly send or deliver copies of such applications, and of any supplementally filed materials, to counsel for PCB Holding. In addition, German American has agreed to use its best efforts to cause the registration statement of which this proxy statement/prospectus is a part to become effective as soon as practicable.

The merger agreement also contains certain covenants relating to employee benefits and other matters pertaining to officers and directors. See "DESCRIPTION OF THE MERGER AGREEMENT—Employee Benefit Matters" and "DESCRIPTION OF THE MERGER—Interests of Certain Persons in the Merger."

Representations and Warranties

PCB Holding and German American. The merger agreement contains representations and warranties made by PCB Holding and German American. These include, among other things, representations relating to:

•	due corporate organization and existence;

•	capitalization;

•	corporate power and authority to enter into the merger and the merger agreement;

•	organizational documents;

•	subsidiaries;

•	financial information;

•	agreements with banking authorities;

•	litigation;

•	compliance with laws; and

•	broker's, finder's or other fees.

German American. German American represents and warrants to PCB Holding in the merger agreement regarding:

•	compliance with SEC filing requirements, including internal control requirements;

•	filing of necessary reports with regulatory authorities;

•	accuracy of statements made and materials provided to the other party; and

•	absence of material adverse changes in financial condition since March 31, 2005.

PCB Holding. PCB Holding makes additional representations and warranties to German American in the merger agreement relating to, among other things:

•	employment agreements;

•	filing of reports;

•	loans and investments;

•	employee benefit plans;

•	title to assets;

•	insurance;

•	environmental matters;

•	material contracts;

•	compliance with Americans with Disabilities Act;

•	control over financial reporting

•	accuracy of statements made and materials provided to the other party; and

•	no third party options; and

•	absence of material adverse changes in financial condition since December 31, 2004.

Conditions to Completion of the Merger

Closing Conditions for the Benefit of German American. German American's obligations are subject to fulfillment of the following conditions (unless such conditions may by law be waived and German American elects to waive them):

•
truth of representations and warranties of PCB Holding in all material respects as of the closing date (except for such changes as have not had, and can not reasonably be expected to have, any effect that is material and adverse to the financial position, results of operations or business of PCB Holding);

•	performance by PCB Holding in all material respects of its agreements under the merger agreement;

•	approval of the merger by PCB Holding shareholders;

•
absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, or any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the above;

•	receipt of all necessary regulatory approvals (without burdensome conditions);

•	receipt of certain environmental reports (which have been received or for which German American has waived receipt as of the date of the mailing of this proxy statement/prospectus);

•	the registration statement has been declared effective by the SEC and continues to be effective as of the effective time;

•	receipt from PCB Holding at closing of certain items set forth in the merger agreement;

•	receipt of a voting agreement executed by certain PCB Holding shareholders set forth in the merger agreement (which was received on May 23, 2005);

•	receipt of employment agreement termination agreements entered into by certain officers of PCB Holding as set forth in the merger agreement (which were received on May 23, 2005);

•
if any PCB Holding shareholders have timely provided notice of their intent to exercise dissenter's rights under the IBCL, such notices do not relate to more than 10% of the number of shares of PCB Holding common stock outstanding on the closing date; and

•	receipt of a written tax opinion of the law firm of Ice Miller.

Closing Conditions for the Benefit of PCB Holding. PCB Holding's obligations are subject to fulfillment of the following conditions (unless such conditions may by law be waived and PCB Holding elects to waive them):

•
truth of representations and warranties of German American in all material respects as of the closing date (except for such changes as have not had, and can not reasonably be expected to have, any effect that is material and adverse to the financial position, results of operations or business of German American);

•	performance by German American in all material respects of their agreements under the merger agreement;

•	approval of the merger by PCB Holding shareholders;

•
absence of any restraining order, preliminary or permanent injunction or other order issued by a court of competent jurisdiction, or any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the above;

•	receipt of all necessary regulatory approvals;

•	receipt from German American at closing of certain items set forth in the merger agreement;

•	the registration statement has been declared effective by the SEC and continues to be effective as of the effective time; and

•	receipt of a written tax opinion of the law firm of Ice Miller.

Termination

The merger agreement may be terminated by mutual consent of German American or PCB Holding at any time prior to the effective time. Additionally, subject to conditions and circumstances described in the merger agreement, either German American or PCB Holding may terminate the merger agreement if any of the following occur:

•
the other party has breached any representation or warranty contained in the merger agreement (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party), which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach;

•
the other party has breached in any material respect any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within 30 days after the giving of written notice to the other party of such breach;

•
any of the conditions to the obligations of such party are not satisfied or waived on or prior to the closing date, immediately upon delivery of written notice thereof to the other party on the closing date;

•	PCB Holding shareholders do not adopt the merger agreement at the PCB Holding special meeting;

•	in the event of certain adverse regulatory determinations;

•	the merger has not been consummated by March 31, 2006; or

•	the other party has become part or subject to any memorandum of understanding, cease and desist order, or civil money penalties imposed by any federal or state banking agency.

In addition, at any time prior to August 1, 2005, German American was entitled to terminate the merger agreement if it reasonably determined, on the basis of a report or reports by an environmental consulting firm, that the aggregate costs of taking all remedial and corrective measures which were either required by law or recommended in the reports, would or could reasonably, exceed $150,000, in the aggregate. German American took no action to terminate the merger agreement pursuant to this provision and the deadline for doing so has lapsed.

Termination Fee

German American may demand a $410,000 termination fee from PCB Holding, if the merger agreement is terminated under the following circumstances:

•
the agreement is terminated due to the failure of the PCB Holding shareholders to approve the merger agreement following the submission by any other person or entity not a party to the merger agreement of an indication of interest to PCB Holding or Peoples Community Bank contemplating any business combination; and

•	within twelve months following such termination, PCB Holding or Peoples Community Bank accept a proposal for a business combination with any third party.

Amendment and Waiver

Amendment. The merger agreement may only be amended or modified by a written agreement between the parties.

Waiver. At any time prior to the effective time of the merger, certain conditions of the merger may be waived by German American or PCB Holding.  Any agreement on the part of a party to the merger agreement to any extension or waiver will be valid only if set forth in a written instrument signed on behalf of that party. The failure of any party to the merger agreement to assert any of its rights under the merger agreement or otherwise will not constitute a waiver of those rights.

Management and Operations After the Mergers

After the merger and the follow-up merger of Peoples Community Bank with and into First State Bank, the German American board of directors will remain the same and Daniel P. Lutgring, Mark L. Ress and James G. Tyler, all members of PCB Holding's board of directors, will be named to the board of directors of First State Bank.

Employee Benefit Matters

German American generally expects substantial continuity of employment of the employees of Peoples Community Bank with First State Bank or other subsidiaries of German American. Furthermore, subject to certain limitations and disclaimers, the merger agreement requires German American to cause First State Bank or one of its other subsidiaries to pay certain employees of PCB Holding and Peoples Community Bank severance pay upon certain types of qualifying terminations of their employment with German American or any subsidiary of German American, including First State Bank, if such terminations occur within 180 days after the effective time of the merger, although German American and PCB Holding have agreed that they do not intend to create any third party beneficiary rights in any continuing employee. PCB Holding's employees will receive full credit for prior service with PCB Holding for purposes of the eligibility, vesting and period of service under any employee benefit plans, programs, or arrangements maintained by German American or First State Bank (other than any defined benefit pension plan, retiree medical plan or retiree life insurance plan) after the merger.

Expenses

All expenses incurred in connection with the merger agreement will be paid by the party incurring the expenses, except that PCB Holding has agreed to pay all fees and expenses that are incurred by German American in connection with certain phase one investigatory procedures and certain further environmental investigatory procedures, if and to the extent that such fees and expenses are in excess of $10,000. PCB Holding has also agreed to pay to German American a break-up fee of $410,000 in the event the merger is terminated prior to the closing date for certain specified reasons set forth in the merger agreement.

DESCRIPTION OF GERMAN AMERICAN

German American Bancorp is a financial services holding company based in Jasper, Indiana. German American's common stock is traded on the NASDAQ National Market System under the symbol GABC. Information about German American's common stock is included in German American's reports that are incorporated into this proxy statement/ prospectus statement by reference. See "AVAILABLE INFORMATION" for how you may view or obtain copies of these reports. German American operates five affiliated community banks with 26 retail banking offices in the eight contiguous Southwestern Indiana counties of Daviess, Dubois, Gibson, Knox, Martin, Perry, Pike, and Spencer. German American also operates a trust, brokerage and financial planning subsidiary, which operates from the banking offices of the bank subsidiaries, and two insurance agencies with five insurance agency offices throughout its market area. German American's lines of business include retail and commercial banking, mortgage banking, comprehensive financial planning, full service brokerage and trust administration, title insurance, and a full range of personal and corporate insurance products. At June 30, 2005, German American's consolidated total assets were approximately $909.2 million, its consolidated total deposits were approximately $709.6 million and its consolidated total shareholder's equity was approximately $83.7 million.

Certain information relating to the executive compensation, various benefit plans, voting securities, including the principal holders of those securities, certain relationships and related transactions and other matters as to German American is incorporated by reference or set forth in German American's Annual Report on Form 10-K for the year ended December 31, 2004, incorporated into this document by reference. Shareholders desiring copies of this document and other documents may contact German American at its address or telephone number indicated under "WHERE YOU CAN FIND MORE INFORMATION."

DESCRIPTION OF GERMAN AMERICAN EQUITY SECURITIES

Common Stock

The description of the common stock of German American included under the heading "Description of German American Capital Stock" in the prospectus/proxy statement contained in German American's Registration Statement on Form S-4 (File No. 333-16331) filed November 11, 1996, as amended, is incorporated herein by reference.

Preferred Share Purchase Rights
On April 27, 2000, German American's board of directors adopted a shareholder rights plan (the "Plan"), the terms of which are evidenced by a Rights Agreement dated April 27,2000, between German American and UMB Bank, N.A., as Rights Agent (the “Rights Agreement”). Under the Plan, preferred share purchase rights attached to the outstanding shares of German American common stock at the rate of one right for each share held by shareholders of record at the close of business on May 10, 2000 and to each share of German American common stock issued after that date. The Plan will expire on April 26, 2010.

These rights will become exercisable only if a person or group of affiliated persons (an "Acquiring Person") acquires 15% or more of the shares of German American's common stock or announces a tender offer or exchange offer that would result in the acquisition of 30% or more of the outstanding shares of German American's common stock. At that time, the rights may be redeemed at the election of the board of directors of German American for nominal consideration. If not redeemed, then prior to the acquisition by such person of 50% or more of the outstanding shares of German American's common stock, German American may exchange the rights (other than rights owned by the Acquiring Person, which would have become void) for common shares (or other securities) of German American at a rate determined in accordance with the Plan. If not exchanged, the rights may be exercised and the holders may acquire (in fractional interests in the Company’s Series A preferred shares or in common shares of German American, in each case in amounts to be determined in accordance with the Plan) securities of German American having a value of two times the exercise price of the right. The exercise price of each right (as adjusted on account of stock dividends declared on the common shares subsequent to adoption of the Plan in 2000, and subject to future adjustment on account of any future such stock dividends or other events) is currently $61.70.

If the Acquiring Person engages in a merger of other business combination with German American, the rights would entitle the holders to acquire shares of the Acquiring Person having a market value equal to twice the then-current exercise price of the rights.

In connection with the adoption of the Plan, the board of directors also adopted an amendment and restatement of German American's articles of incorporation, which designated the relative rights, preferences and limitations of a newly-created series (termed “Series A”) of 400,000 of the authorized but unissued preferred shares of German American. Fractional interests in the Series A preferred shares are purchasable upon any exercise of the rights, if and when the rights become are exercisable. No Series A preferred shares may be issued unless and until the rights to purchase units of interests in such shares under the Plan become exercisable.

The Series A preferred shares are non-redeemable and, unless otherwise provided in connection with the creation of a subsequent series of preferred stock, are subordinate to all other series of preferred shares of German American. Each Series A preferred share (when and if issued and outstanding) will be entitled to receive, when, as and if declared, a quarterly cash dividend in an amount equal to the greater of $1.00 per share or 100 times the quarterly cash dividend declared on German American common shares, and 100 times any non-cash dividends (other than dividends payable in equity securities) declared on the German American common shares, in like kind. In the event of liquidation, the holders of German American Series A preferred shares (if any) will be entitled to receive a liquidation payment in an amount equal to 100 times the liquidation payment made per German American common share. Each Series A preferred share will have 100 votes, subject to adjustment, voting together with the German American common shares and not as a separate class unless otherwise required by law or German American's Articles of Incorporation. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each Series A preferred share will be entitled to receive 100 times the amount received per German American common share. The rights of the Series A preferred shares as to dividends, voting rights and liquidation are protected by anti-dilution provisions.

The terms and conditions of the rights are specified by a Rights Agreement, and the above description of German American's shareholder rights plan and related Series A preferred shares does not purport to be complete. For additional information, see the Rights Agreement, which is attached to German American's quarterly report on Form 10-Q for the quarter ended March 31, 2005 as Exhibit 4.1 and is specifically incorporated herein by reference, and the terms of the Series A preferred shares that are included in German American's Restatement of Articles of Incorporation, which is attached to German American's quarterly report on Form 10-Q for the quarter ended March 31, 2005, as Exhibit 3.1 and is specifically incorporated herein by reference.

DESCRIPTION OF PCB HOLDING
PCB Holding Company, an Indiana corporation, is a thrift holding company headquartered in Tell City, Indiana. Its primary business is operating its subsidiary, Peoples Community Bank, a federal savings association with an office in Tell City, Indiana, which operates as a traditional savings association, specializing in single-family mortgage lending and savings deposits. The business consists primarily of attracting retail deposits from the general public and using those funds to originate real estate loans, which are held for long-term investment purposes. As of June 30, 2005, PCB Holding had consolidated total assets of approximately $35.2 million, deposits of approximately $28.0 million and shareholder's equity of approximately $5.1 million.

Shares of PCB Holding common stock are neither traded on an exchange nor listed on the NASDAQ Stock Market. Brokers and dealers from time to time enter bid and asked quotations for shares of PCB Holding on the "pink sheets," an electronic quotation service operated by Pink Sheets, LLC, a private company. Quotations, if any, for the shares of PCB Holding can be viewed on the Internet at www.pinksheets.com by entering the symbol "PCBH" or on other Internet quotation services by entering the symbol "PCBH.pk." As of July 1, 2005, there were approximately 238 holders of record of PCB Holding common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or "street" name through brokerage firms.

The merger agreement prohibits PCB Holding from paying cash dividends on shares of PCB Holding common stock pending consummation of the merger, other than regular semi-annual cash dividends not to exceed $0.12 per share on PCB Holding common stock on substantially the same record and payment date schedule as PCB Holding has utilized in the past and declared prior to the closing date. PCB Holding declared a dividend of $0.12 per share on May 9, 2005, payable to holders of record of PCB Holding on June 24, 2005. In the event that the merger closes prior to December 31, 2005, as expected, PCB Holding will not declare or pay any further dividend on shares of PCB Holding common stock. See "DESCRIPTION OF THE MERGER AGREEMENT—Conduct of Business Pending the Merger and Certain Covenants."

The table below sets forth, for the calendar quarters indicated, (1) the high and low reported closing bid quotations for shares of PCB Holding common as provided by Pink Sheets LLC, and (2) the cash dividends per share declared on the PCB Holding common stock in each such quarter. Quotations supplied by Pink Sheets LLC reflect inter-dealer prices, without retail mark-up, mark-down, or commission; may not necessarily represent actual transactions; and should not be viewed as indicating the existence of any established trading market.

	PCB Holding Common Stock
	High Closing Bid	Low Closing Bid	Dividends

2003
1st Quarter	$11.00	$10.87	$0.00
2nd Quarter	$11.00	$10.01	$0.12
3rd Quarter	$12.00	$10.75	$0.00
4th Quarter	$12.00	$12.00	$0.12

2004
1st Quarter	$12.50	$12.00	$0.00
2nd Quarter	$13.50	$12.25	$0.12
3rd Quarter	$13.50	$13.50	$0.00
4th Quarter	$14.00	$12.50	$0.12

2005
1st Quarter	$12.50	$12.50	$0.00
2nd Quarter	$17.50	$12.00	$0.12
3rd Quarter (through August 3, 2005)	$16.00	$15.00	$0.00

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT OF PCB HOLDING

PCB Holding knows of no single person or group who beneficially owned more than five percent of the outstanding shares of PCB Holding common stock at June 30, 2005 other than as set forth in the table below.

The following table provides information about the shares of PCB Holding common stock beneficially owned by each director of PCB Holding and by all directors and executive officers as a group as of June 30, 2005. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, each of the named individuals has sole voting power and sole investment power with respect to the shares shown.

Name	Number of Shares Owned (Excluding Options)		Number of Shares That May Be Acquired Within 60 Days by Exercising Options	Percent of Total Common Stock Outstanding(4)

David L. Lasher	456		2,380	*
Daniel P. Lutgring	5,376	(1)	2,380	2.4%
Mark L. Ress	7,642		2,380	3.0%
Carl D. Smith	7,685	(2)	9,917	5.2%
James G. Tyler	5,452	(3)	2,380	2.4%
All Executive Officers and Directors as a Group (6 persons)	29,175		29,354	15.9%

*	Less than 1%.
(1)	Includes 2,174 shares owned by a company controlled by Mr. Lutgring.
(2)	Includes 998 shares owned by Mr. Smith's spouse.
(3)	Includes 882 shares owned by Mr. Tyler's spouse.
(4)	Based on 328,265 shares of PCB Holding common stock outstanding and entitled to vote as of June 30, 2005.

COMPARISON OF RIGHTS OF PCB HOLDING SHAREHOLDERS
AND GERMAN AMERICAN SHAREHOLDERS

At present, the rights of shareholders of PCB Holding, an Indiana corporation, are governed by PCB Holding's articles of incorporation and by-laws as well as the Indiana law. Upon completion of the merger, the rights of PCB Holding shareholders who receive shares of German American common stock in exchange for their shares of PCB Holding common stock and become shareholders of German American will be governed by the articles of incorporation and by-laws of German American, and Indiana law. The following discussion summarizes material differences between the rights of PCB Holding's shareholders and German American's shareholders and is not a complete description of all differences. This discussion is qualified in its entirety by reference to the Indiana Business Corporation Law, or IBCL, German American's articles of incorporation and by-laws, and PCB Holding's articles of incorporation and by-laws.

Authorized Capital Stock

German American

German American is currently authorized to issue up to 20,000,000 shares of common stock, no par value, of which 10,822,948 shares were outstanding as of June 30, 2005. German American is also authorized to issue up to 500,000 shares of preferred stock, $10.00 par value. Of these 500,000 shares, 400,000 have been designated as Series A Preferred Shares. See "DESCRIPTION OF GERMAN AMERICAN EQUITY SECURITIES." Currently, there are no shares of German American preferred stock outstanding. If any new series of preferred stock is issued, the German American board of directors may fix the designation, relative rights, preferences and limitations, and any other powers, preferences and relative, participating, optional and special rights, and any qualifications, limitations and restrictions, of the shares of that series of preferred stock.

PCB Holding

PCB Holding is currently authorized to issue up to 4,000,000 shares of common stock, $0.01 par value per share, of which 328,265 shares were outstanding as of June 30, 2005. PCB is also authorized to issue up to 1,000,000 shares of preferred stock, $0.01 par value. Currently, there are no shares of PCB preferred stock outstanding.

Advance Notice Requirements for Presentation of Business and Nominations of Directors at Annual Meetings of Shareholders

German American

German American's board of directors has adopted a charter for the governance/nominating committee of the board, which directs the committee to evaluate candidates for nomination by the board for election to the board, and specifies that the board will consider for nomination for election to the board only those candidates who are recommended for nomination by the governance/nominating committee. In evaluating candidates for membership on the board, the governance/nominating committee will consider favorably those candidates who, in the governance/nominating committee's judgment, (a) possess demonstrated business and financial judgment, strategic thinking, general management experience or perspective, leadership, experience in industry with comparable complexities, general knowledge of financial services industry, and familiarity with local, state, regional and national issues affecting business; (b) have a background that serves the board's interest in a membership comprised of individuals with varied occupational experience and perspective; (c) have sufficient time to devote to German American's business; (d) possess the highest moral and ethical character and agree to uphold and assure compliance of German American's Code of Business Conduct; (e) have a history of community involvement and civic-mindedness; (f) are not engaged (directly or indirectly) in any activity adverse to, and do not serve on the board of directors of (or have any material ownership interest in), any other company whose interests are adverse to, or in conflict with, German American's interests; and (g) possess the ability to oversee, as a director, the business and affairs of German American for the benefit of all constituencies of German American.

Subject to certain qualifications, in connection with each annual meeting of shareholders, the governance/nominating committee will consider candidates that have been recommended by shareholders for nomination at the annual meeting, if the recommendations are submitted by letter addressed to the attention of the Chairman of the governance/nominating committee in care of German American's Secretary, mailed by registered or certified mail (return receipt requested), and received by the Secretary at German American's principal executive offices on or before December 1 of the year preceding the annual meeting for which the recommendation is made. In addition to considering candidates who are recommended by shareholders, the governance/nominating committee will meet from time to time with members of the board, including the chief executive officer and other officers who may be members of the board, and with other executive officers of German American with a view to identifying persons who may be qualified to serve on the board.

Under German American's bylaws, no business may be brought before an annual meeting unless in one of the following ways: (i) it is specified in the notice of the meeting (which includes shareholder proposals that German American is required to include in its proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act; (ii) such business is otherwise brought before the meeting by or at the direction of the board of directors; or (iii) such business is brought before the meeting by a shareholder who has delivered notice to German American (containing certain information specified in our bylaws) not less than 60 nor more than 90 days prior to the meeting. These requirements are separate from and in addition to the SEC's requirements that a shareholder must meet in order to have a shareholder proposal included in German American's proxy statement.

PCB Holding

PCB Holding's articles of incorporation provide that nominations for the election of directors and proposals for any new business to be taken up at any annual or special of shareholders may be made by the board of directors or by any shareholder entitled to vote generally in the election of directors. In order to make any such nomination or proposal, shareholders must comply with certain notice and informational requirements. Specifically, in order for a shareholder to make a nomination for the election of directors or propose any new business, the shareholder must give notice to the Secretary of PCB Holding not less than 30 nor more than 60 days prior to the meeting, provided, however that if less than 31 days' notice of the meeting is given to shareholders, the notice must be delivered to the Secretary of PCB Holding not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to shareholders.

Number of Board of Directors

German American

German American's by-laws state that the number of directors will be at least nine and no more than fourteen, as fixed by resolution of the board of directors from time to time. Each director holds office for the term for which he or she was elected and until his or her successor shall be elected and qualified, whichever period is longer, or until his or her death or until he or she resigns or has been removed. The number of directors currently designated by German American is eleven. The bylaws of German American divide the board of directors of German American into three equal (or as nearly equal as possible) classes of directors serving staggered three-year terms. As a result, one-third of the board is elected each year. Any vacancy is filled by a majority vote of the remaining directors of such board.

PCB Holding

The by-laws state that the number of directors shall be fixed from time to time exclusively by resolution of the board of directors. PCB Holding's articles of incorporation state that the authorized number of directors shall not be fewer than five nor more than fifteen, and the number of directors is currently set at six. Each director holds office exclusively until his or her successor shall have been elected and qualifies for the office. The articles of incorporation of PCB divide the board of directors into three equal (or nearly equal as possible) classes of directors serving staggered three-year terms.

Amendment of Articles of Incorporation and By-Laws

German American

Indiana law generally requires shareholder approval by a majority of a quorum present at a shareholders' meeting (and, in certain cases, a majority of all shares held by any voting group entitled to vote) for amendments to a corporation's articles of incorporation. German American's articles of incorporation require a super-majority shareholder vote of 80% of its outstanding shares of common stock for the amendment of certain significant provisions. German American's articles of incorporation and bylaws provide that the bylaws may be amended only by the majority vote of the board of directors then in office.

PCB Holding

PCB Holding's articles of incorporation provide that the approval of at least a two-thirds majority of the directors (or such greater proportion of directors and shareholders as may otherwise be required pursuant to any specific provisions of the articles of incorporation) is required to amend any provision of the articles of incorporation, and that the amendment of specific provisions of the articles of incorporation will also require the approval of the holders of at least two-thirds of the outstanding shares of capital stock of PCB Holding entitled to vote in the election of directors, taken as a single class. PCB Holding's by-laws may be amended by a resolution adopted by a two-thirds majority of the directors then in office.

Transactions with Interested Security Holders

German American

Under the business combinations provision of the IBCL, any shareholder who acquires a 10%-or-greater ownership position in an Indiana corporation with a class of voting shares registered under Section 12 of the Securities Exchange Act (and that has not opted-out of this provision) is prohibited for a period of five years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of such 10% interest, the board of directors of the corporation approved either the acquisition of such interest or the proposed business combination. If such board approval is not obtained, then five years after a 10% shareholder has become such, a business combination with the 10% shareholder is permitted if all provisions of the articles of incorporation of the corporation are complied with and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of the IBCL. German American's articles of incorporation provide that this "business combinations" provision of Indiana law does not apply to it. German American could elect in the future to avail itself of the protection provided by the Indiana business combinations provision through an amendment to its articles of incorporation approved by a majority of the outstanding shares; however, such an election would not apply to a combination with a shareholder who acquired a 10% ownership position prior to the effective time of the election.

The articles of incorporation of German American include a provision imposing certain supermajority vote and minimum price requirements on any "business combination" with a "related person" unless the combination has been approved by the vote of two thirds of certain members of the board of directors of German American who are not associated with the related person. This provision defines "business combination" very broadly to include, subject to certain conditions, (i) any merger or consolidation of German American or any of its subsidiaries into or with a related person, its affiliates or associates; (ii) any sale, exchange, lease, transfer or other disposition by German American or any of its subsidiaries of all or any substantial part of its or their assets or businesses to or with a related person, its affiliates or associates; (iii) the purchase, exchange, lease or acquisition by German American or any of its subsidiaries of all or any substantial part of the assets or businesses of a related person, its affiliates or associates; (iv) any reclassification of securities, recapitalization or other transaction that has the effect of increasing the proportionate amount of German American's common stock (or other voting capital security) beneficially owned by a related person; (v) any partial or complete liquidation, spinoff or splitup of German American or any of its subsidiaries; and (vi) the acquisition by a related person of beneficial ownership upon issuance of common stock (or other voting capital shares) of German American or any of its subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such shares. "Related person" also is defined broadly to mean any person (which includes any individual, corporation or entity other than

German American or its subsidiaries) who (i) is the beneficial owner of ten percent or more of the outstanding shares of German American common stock (or other voting capital security) (a "ten percent shareholder"); (ii) any person who within the preceding two-year period has been a ten percent shareholder and who directly or indirectly controls, is controlled by, or is under common control with German American; or (iii) any person who has received, other than pursuant to or in a series of transactions involving a public offering within the meaning of the Securities Act, German American common stock (or other voting capital security) that has been owned by a related person within the preceding two-year period. In the absence of approval by the German American directors who are not associated with the related person or, in the alternative, the agreement by the related person to pay all other shareholders a certain minimum price for their shares, a business combination with a related person would require the approval of 80 percent of the outstanding voting stock plus the approval of a majority of the outstanding shares that are riot controlled by the related person. In general terms, the restrictions apply to mergers or consolidations of German American or any subsidiary with any related person, transfers or encumbrances of all or substantially all of the assets of German American to a related person, the adoption of any plan of liquidation proposed by a related person or any transaction which would have the effect, directly or indirectly, of increasing the proportionate share of any class of equity securities of German American or any shareholder (including affiliates and associates) who is the beneficial owner of more than 10 percent of the voting power of the then outstanding shares entitled to vote generally in the election of directors of German American. Absent the provision regulating business combinations, mergers, consolidations, and sales of all or substantially all assets would require only the approval of a majority of the board of directors and (subject to the rights of any preferred stock issued in the future) the affirmative vote of a majority of the total number of outstanding shares of German American entitled to vote on the matter.

German American's articles of incorporation also include provisions requiring (1) the board of directors to consider non-financial factors in the evaluation of business combinations and tender or exchange offers, such as the social and economic effects on employees, customers, creditors and the communities in which German American operates, and (2) any person acquiring 15% of the then issued and outstanding stock of German American to pay equal consideration in connection with the acquisition of any further shares. These provisions require an 80% affirmative vote of the issued and outstanding shares of German American common stock entitled to vote thereon in order to be amended or repealed.

PCB Holding

PCB Holding is not subject to the protection provided by the Indiana business combinations provision of the IBCL because it does not have any securities registered under Section 12 of the Securities Exchange Act. PCB Holding's articles of incorporation do provide that the affirmative vote of at least 80% of the outstanding shares of PBC entitled to vote and at least a majority of the outstanding shares entitled to vote, not including shares deemed to be beneficially owned by a "related person," will be necessary in order to approve certain transactions with a related person. The articles of incorporation define a related person as a person or entity which, together with its affiliates, beneficially owns in the aggregate 10% or more of the outstanding shares of PCB Holding common stock or any affiliate of such person or entity. These voting requirements will not apply if the transaction is approved by a two-thirds vote of those directors of PCB Holding who are unaffiliated with the related person and who were members of the board prior to the time that the related person became related.

Control Share Acquisition

German American

The IBCL also contains a "control share acquisition" provision which, although different in structure from the business combinations provision, may have a similar effect of discouraging or making more difficult a hostile takeover of an Indiana corporation. This provision also may have the effect of discouraging premium bids for outstanding shares. Under the control share acquisition provision, unless otherwise provided in the corporation's articles of incorporation or by-laws, if a shareholder acquires shares of the corporation's voting stock (referred to as control shares) within one of several specified ranges (one-fifth or more but less than one-third, one-third or more but less than a majority, or a majority or more), approval by shareholders of the control share acquisition must be obtained before the acquiring shareholder may vote the control shares. If such approval is not obtained, the shares held by the acquiror may be redeemed by the corporation at the fair value of the shares as determined by the control share acquisition provision. The control share acquisition provision does not apply to a plan of affiliation and merger or share exchange, if the corporation complies with the applicable merger provisions and is a party to the plan of merger or plan of share exchange. German American is subject to the control share acquisition provision.

PCB Holding

The control share acquisition provisions of the IBCL are not applicable to PCB Holding because PCB Holding does not meet the definition of "issuing public corporation" under the IBCL. PCB Holding's articles of incorporation provide that any record holder of PCB Holding's common stock who beneficially owns in excess of 10% of the then-outstanding shares of PCB Holding common stock as of the record date for the determination of shareholders entitled to vote on any matter will not be entitled or permitted to any vote in respect of the shares of PCB Holding common stock held by such person in excess of 10%, unless approved in advance by a majority vote of the board of directors.

German American Shareholder Rights Plan

On April 27, 2000, the board of directors of German American adopted a shareholder rights plan and declared a dividend of one right for each issued and outstanding share of German American common stock as of May 10, 2000, and each share of German American common stock issued after that date. The purpose of the rights plan is to deter certain coercive tactics that have been used to acquire control of public corporations and to enable the board of directors to represent effectively the interests of the shareholders in the event of a takeover attempt. For additional information on the preferred share purchase rights issued under the rights plan, see "DESCRIPTION OF GERMAN AMERICAN EQUITY SECURITIES."

PCB Holding has no plan similar to the German American shareholder rights plan.

Annual Meeting of Shareholders

German American

The annual meeting of shareholders of German American is held at such time, place and date as the board of directors designates.

PCB Holding

PCB Holding's by-laws state that the annual meeting of shareholders of PCB Holding is held on the third Thursday in April at 10:00 a.m.

Special Meetings of Shareholders

German American

German American's by-laws state that special meetings may be called by the board of directors or the president, and shall be called by the board upon delivery to German American's secretary of a signed and dated written demand for a special meeting from the holders of at least 25% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting.

PCB Holding

PCB Holding's articles of incorporation state that a special meeting may be called only by PCB Holding's chairman of the board of directors or by a majority of the total number of directors if there were no vacancies on the board.

Notice of Shareholder Meetings

German American

German American must provide notice to shareholders of each annual and special meeting of shareholders no less than 10 nor more than 60 days before the date of the meeting.

PCB Holding

PCB Holding must provide written notice to shareholders of each annual and special meeting of shareholders no less than 10 nor more than 60 days before the date of the meeting.

Indemnification

German American

Subject to certain conditions, German American has agreed to indemnify each director or officer against expenses, judgments, taxes, fines and amounts paid in settlement, whether incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding to which he or she is, or is threatened to be made, a party by reason that he or she is or was a director, officer or employee of German American.

PCB Holding

Subject to certain conditions, PCB Holding has agreed to indemnify and may advance expenses to all directors, officers, or employees of PCB Holding who are, were or are threatened to be made a defendant or respondent to any threatened, pending or completed action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of PCB Holding to the fullest extent that it is empowered to do so by the IBCL and all other applicable law.

Removal of Directors

German American

Directors may be removed at a meeting called expressly for the purpose of removing one or more directors, with or without cause, by a vote of the holders of at least 80% of the shares then entitled to vote at an election of directors, provided, that a director who is elected by the holders of series of preferred shares may be removed only by a vote of the holders of at least 80% of the outstanding shares of that series then entitled to vote at an election of directors.

PCB Holding

A director, or the entire board, may be removed only for cause as determined by the affirmative vote of the holders of at least a two-thirds majority of the shares then entitled to vote. The meeting notice must state that the purpose, or one of the purposes, of the meeting is removal of the director. Cause for removal will be deemed to exist only if the director whose removal is proposed has been convicted of a felony or adjudged liable for gross negligence or misconduct in the performance of such director's duties to PCB Holding in a matter of substantial importance to the corporation and such conviction or adjudication is no longer subject to direct appeal.

Preemptive Rights

German American

Although permitted by the IBCL, German American's articles of incorporation do not provide for preemptive rights to subscribe for any new or additional German American common stock or other securities. However, preemptive rights may be granted to German American's shareholders if German American's articles of incorporation are amended to permit preemptive rights.

PCB Holding

Although permitted by the IBCL, PCB Holding's articles of incorporation do not provide for preemptive rights to subscribe for any new or additional PCB Holding common stock or other securities. However, preemptive rights may be granted to PCB Holding's shareholders if PCB Holding's articles of incorporation are amended to permit preemptive rights.

Rights of Dissenting Shareholders

German American

The IBCL provides shareholders of an Indiana corporation that is involved in certain mergers, share exchanges or sales or exchanges of all or substantially all of its property the right to dissent from that action and obtain payment of the fair value of their shares. However, dissenters' rights are not available to holders of shares listed on a national securities exchange, such as the New York Stock Exchange, or traded on the NASDAQ National Market or a similar market. Because German American's common stock is presently quoted on the NASDAQ National Market, holders of German American common stock presently have no dissenters' rights in respect of their shares.

PCB Holding

Dissenters' rights are available to PCB Holding shareholders in connection with the merger because PCB Holding's common stock is not listed on a national securities exchange or designated as a National Market System security. For a description of dissenters' rights, see " RIGHTS OF DISSENTING SHAREHOLDERS."

LEGAL MATTERS

Certain matters pertaining to the validity of the authorization and issuance of the German American common stock to be issued in the proposed merger and certain matters pertaining to the federal income tax consequences of the proposed merger will be passed upon by Ice Miller, Indianapolis, Indiana.

EXPERTS

The consolidated financial statements of German American as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 which are incorporated by reference in this proxy statement/prospectus, have been audited by Crowe Chizek and Company LLC, independent registered public accounting firm, as set forth in their report, which is incorporated by reference into this proxy statement/prospectus. Such consolidated financial statements are incorporated in this proxy statement/prospectus by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

SHAREHOLDER PROPOSALS

Shareholders interested in submitting a proposal for inclusion in the proxy materials for German American's annual meeting of shareholders in 2006 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for consideration by German American for inclusion in the proxy materials, German American's Secretary must receive shareholder proposals no later than December 1, 2005.

WHERE YOU CAN FIND MORE INFORMATION

German American files annual, quarterly and current reports, proxy statements and other information with the SEC. These filings are available to the public over the Internet at the SEC's website at www.sec.gov. You may also read and copy any document German American files with the SEC at its public reference room located at 100 F Street, N.E., Room 1580, Washington D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the SEC, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities. German American's SEC filings are also available through a link to the SEC's website that is included on German American's website at www.germanamericanbancorp.com.

German American filed with the SEC a registration statement on Form S-4 under the Securities Act to register the shares of German American common stock to be issued to PCB Holding shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of German American in addition to being a proxy statement of PCB Holding for its special meeting. As permitted by the SEC rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

Neither German American nor PCB Holding is required to provide any additional information regarding PCB Holding in this proxy statement/prospectus. PCB Holding generally provides a copy of its balance sheet and income statements on an annual basis. Copies of these documents may be obtained, without charge, by contacting Carl D. Smith at (812) 547-7094.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows German American to incorporate by reference information into this proxy statement/prospectus. This means that German American can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that German American has filed (excluding portions of any Form 8-K reports that specify that they have not been "filed" but rather have been "furnished" to the SEC) previously with the SEC (SEC File No. 001-15877):

•	German American's Annual Report on Form 10-K for the year ended December 31, 2004, as amended;

•	German American's proxy statement in connection with its 2005 annual meeting of shareholders filed with the SEC on March 29, 2005;

•	German American's Current Report on Form 8-K filed with the SEC on March 22, 2005;

•	German American's Current Report on Form 8-K filed with the SEC on March 23, 2005;

•	German American's Current Report on Form 8-K filed with the SEC on April 7, 2005;

•	German American's Current Report on Form 8-K filed with the SEC on May 2, 2005;

•	German American's Current Report on Form 8-K filed with the SEC on May 4, 2005;

•	German American's Amendment No. 1 to Current Report on Form 8-K filed with the SEC on May 4, 2005, which amends German American's Current Report on Form 8-K filed with the SEC on September 28, 2004;

•	German American's Current Reports on Form 8-K filed with the SEC on May 24, 2005;

•	German American's Current Report on Form 8-K filed with the SEC on June 28, 2005;

•	German American's Current Report on Form 8-K filed with the SEC on August 2, 2005;

•	German American's Quarterly Report on Form 10-Q for the quarter ended March 31, 2005;

•	German American’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2005; and

•
The description of the common stock of German American included under the heading "Description of German American Capital Stock" in the Prospectus/Proxy Statement contained in German American's Registration Statement on Form S-4 (File No. 333-16331) filed November 11, 1996, as amended.

German American also incorporates by reference any filings it makes with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement/prospectus and before the special meeting (excluding portions of any Form 8-K reports that specify that they have not been "filed" but rather have been "furnished" to the SEC).

Any statement contained in a document incorporated by reference in this proxy statement/prospectus shall be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus, or in any other document filed later which is also incorporated in this proxy statement/prospectus by reference, modifies or supersedes the statement. Any statement so modified or superseded shall not be deemed to constitute a part of this proxy statement/prospectus except as so modified or superseded. The information relating to German American contained in this proxy statement/prospectus should be read together with the information in the documents incorporated in this proxy statement/prospectus by reference.

You may request, either orally or in writing, and German American will provide, a copy of these filings without charge by contacting Terri A. Eckerle, Shareholder Relations, at 711 Main Street, Box 810, Jasper, Indiana 47546, (812) 482-1314. If you would like to request documents, please do so by September 7, 2005, to receive them before the special meeting.

ANNEX A

AGREEMENT AND PLAN OF REORGANIZATION

by and among

PCB HOLDING COMPANY
an Indiana corporation,

PEOPLES COMMUNITY BANK,
a federal savings association,

GERMAN AMERICAN BANCORP,
an Indiana corporation,

and

FIRST STATE BANK, SOUTHWEST INDIANA
an Indiana banking corporation

May 23, 2005

THE AGREEMENT AND PLAN OF REORGANIZATION IS INCLUDED AS AN ANNEX TO THIS PROXY STATEMENT/PROSPECTUS TO PROVIDE INFORMATION REGARDING ITS TERMS. EXCEPT FOR ITS STATUS AS THE CONTRACTUAL DOCUMENT BETWEEN THE PARTIES WITH RESPECT TO THE MERGER DESCRIBED THEREIN, IT IS NOT INTENDED TO PROVIDE FACTUAL INFORMATION ABOUT THE PARTIES. THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THE AGREEMENT AND PLAN OF REORGANIZATION WERE MADE ONLY FOR PURPOSES OF SUCH AGREEMENT AND ARE MADE AS OF SPECIFIC DATES, WERE SOLELY FOR THE BENEFIT OF THE PARTIES TO SUCH AGREEMENT, AND MAY BE SUBJECT TO LIMITATIONS AGREED TO BY THE CONTRACTING PARTIES, INCLUDING BEING QUALIFIED BY DISCLOSURES BETWEEN THE PARTIES. THESE REPRESENTATIONS AND WARRANTIES MAY HAVE BEEN MADE FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES TO THE AGREEMENT INSTEAD OF ESTABLISHING THESE MATTERS AS FACTS, AND MAY BE SUBJECT TO STANDARDS OF MATERIALITY APPLICABLE TO THE CONTRACTING PARTIES THAT DIFFER FROM THOSE APPLICABLE TO INVESTORS AS STATEMENTS OF FACTUAL INFORMATION.

Annex A-2

(continued)

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Annex A-3

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Annex A-4

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made May 23, 2005, by and among PCB HOLDING COMPANY, an Indiana corporation ("PCB"), PEOPLES COMMUNITY BANK, a federal savings association ("Peoples"), GERMAN AMERICAN BANCORP, an Indiana corporation ("German American"), and FIRST STATE BANK, SOUTHWEST INDIANA, an Indiana banking corporation ("First State").

Recitals

A. PCB is a corporation duly organized and existing under the Indiana Business Corporation Law ("IBCL") that is duly registered as a savings and loan holding company under the Home Owners Loan Act, as amended ("HOLA"). PCB owns all of the outstanding capital stock of Peoples, which operates two banking offices in Tell City, Perry County, Indiana.

B. German American is a corporation duly organized and existing under the IBCL that is duly registered with the Board of Governors of the Federal Reserve System ("FRB") as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). German American owns all of the outstanding capital stock of First State, which is duly organized and existing as a bank under the Indiana Financial Institutions Act ("IFIA") and operates two banking offices in Tell City, Perry County, Indiana.

C. The parties desire to effect transactions whereby, in consideration of the payment of cash and the issuance of Common Shares, no par value, $1 stated value, of German American (such shares, together with the accompanying preferred share purchase rights, being hereafter referred to as "German American Common") to the shareholders of PCB in exchange for their shares of common stock, $.01 par value, of PCB ("PCB Common"), PCB will be merged with and into German American and, immediately thereafter, Peoples will be merged with and into First State (the "Mergers").

D. The parties intend for the Mergers to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and agree to cooperate and take such actions as may be reasonably necessary to assure such result.

Agreements

In consideration of the premises and the mutual terms and provisions set forth in this Agreement, the parties agree as follows:

ARTICLE I.

TERMS OF THE MERGERS & CLOSING

Section 1.01.  The Holding Company Merger. Pursuant to the terms and provisions of this Agreement, the IBCL and the Plan of Merger attached hereto as Appendix A and incorporated herein by this reference (the "Holding Company Plan of Merger"), PCB shall merge with and into German American (the "Holding Company Merger"). PCB shall be the "Merging Holding Company" in the Holding Company Merger and its corporate identity and existence, separate and apart from German American, shall cease on consummation of the Holding Company Merger. German American shall be the "Surviving Holding Company" in the Holding Company Merger, and its name shall not be changed pursuant to the Holding Company Merger.

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Section 1.02.  Effect of the Holding Company Merger. The Holding Company Merger shall have all the effects provided by the IBCL.

Section 1.03.  The Holding Company Merger - Conversion of Shares.

(a) At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Holding Company Merger, or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), each of the shares of PCB Common that immediately prior to the Effective Time are issued and outstanding (other than Dissenting Shares, as defined by Section 1.03(h)) shall, by virtue of the Merger and without any action on the part of the holders thereof, be converted into the right to receive (a) a cash payment of $9.00 (the "Cash Consideration"), subject to adjustment as provided in subsection (b)(i) of this Section 1.03, and (b) 0.7143 (the "Exchange Ratio") shares of German American Common (together, the Cash Consideration and German American Common is sometimes referred to in this Agreement as the "Merger Consideration").

(b) The Cash Consideration shall be decreased by an amount equal to (i) the amount by which $4,825,000 exceeds the Net Worth (as defined below) of PCB, divided by (ii) the number of shares of PCB Common issued and outstanding as of the Effective Time. In the event that the Net Worth of PCB is equal to or exceeds $4,825,000 at such date, there shall be no adjustment to the Cash Consideration. For purposes of this Agreement, "Net Worth" shall mean the consolidated stockholders' equity of PCB as of the close of business on the last day of the month before the month in which the Closing Date (as that term is defined by Section 1.08) occurs, calculated in accordance with generally accepted accounting principles, consistently applied, except that Net Worth shall give effect (regardless of whether such obligations would be accrued as a liability under generally accepted accounting principles, or under the historic application of such principles by PCB) to (w) additional provisions for possible loan losses, if any, that may be deemed necessary to establish the allowance for loan losses at a level that is deemed adequate, as of the Closing Date, under generally accepted accounting principles, consistently applied, (x) accruals for payables representing all fees and expenses and costs relating to the Mergers through and including the Effective Time (including but not limited to those incurred in connection with the negotiation of the terms of the Mergers, the preparation, execution and delivery of this Agreement, the obtaining of shareholder approvals and regulatory approvals, the termination of the People's contract with Intrieve, Incorporated and the closing of the Mergers), including those that might not be performed or earned or become payable until after the Effective Time (and estimated using best estimates on the Closing Date), such as but not limited to investment banking fees and similar payments for services performed prior to the Effective Time that may not be deemed earned unless and until the Mergers have become effective; (y) payments to be made (and the costs of benefits to be provided) on and after the Closing Date pursuant to the Smith Employment Agreement Termination Agreement and the Blackford Employment Agreement Termination Agreement (as each is defined herein) and (z) actions taken pursuant to Section 4.09 or Section 4.01(a)(i) or (ii) hereof (to the extent not already reflected in the financial statements of Peoples as of the month end prior to the Closing Date).

Annex A-6

(c)  The shares of German American issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of German American.

(d)  No fractional shares of German American Common shall be issued and, in lieu thereof, holders of shares of PCB Common who would otherwise be entitled to a fractional share interest (after taking into account all shares of PCB Common held by such holder) shall be paid an amount in cash equal to the product of such fractional share and the average of the NASDAQ Official Closing Price of a share of German American Common as quoted on the NASDAQ National Market System on the last trading day before the Closing Date.

(e)  At the Effective Time, each share of PCB Common, if any, held in the treasury of PCB or by any direct or indirect subsidiary of PCB (other than shares held in trust accounts for the benefit of others or in other fiduciary, nominee or similar capacities) immediately prior to the Effective Time shall be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(f)  At the Effective Time, all of the outstanding shares of PCB Common, by virtue of the Holding Company Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of any certificate or certificates which immediately prior to the Effective Time represented outstanding shares of PCB Common ("Certificates") shall thereafter cease to have any rights with respect to such shares, except the right of such holders to receive, without interest, the Merger Consideration upon the surrender of such Certificate or Certificates in accordance with Section 1.07.

(g)  If (i) German American shall hereafter declare a stock dividend or other distribution of property or securities (other than a cash dividend) upon the German American Common or shall subdivide, split up, reclassify or combine the German American Common, and (ii) the record date for such transaction is prior to the date on which the Effective Time occurs, appropriate adjustment or adjustments will be made to the Exchange Ratio.

(h)  If any holders of PCB Common notify PCB, before the vote is taken of PCB's shareholders on the question of approval of the Holding Company Merger, of their intent to demand payment for their shares of PCB Common under IC 23-1-44 if the Holding Company Merger is effectuated and do not vote in favor of the Holding Company Merger ("Dissenting Shareholders"), then any shares of PCB Common held by such Dissenting Shareholders ("Dissenting Shares") shall not be converted as described in this Section 1.03 at the Effective Time but shall from and after the Effective Time represent only the right to receive such consideration as may be determined to be due to such Dissenting Shareholders pursuant to the IBCL; provided, however, that each Dissenting Shareholder who does not, after the Effective Time, timely take all additional actions required by IC 23-1-44-13 in order to be eligible to demand payment with respect to such holder's PCB Common shall, as of the date of such failure to have taken such actions on a timely basis, be deemed to have voted in favor of the Holding Company Merger and accordingly no longer to be a Dissenting Shareholder, and such holder's shares of PCB Common shall thereupon no longer be deemed to be Dissenting Shares and shall be deemed to have been exchanged at the Effective Time into the right to receive (without interest) the Merger Consideration.

Annex A-7

Section 1.04.  The Holding Company Merger - Cancellation of Options. Any outstanding stock options issued by PCB (whether to employees or directors of Peoples or others) that have not been exercised before the close of business on the Closing Date shall be cancelled (and any and all stock option plans or arrangements under which such options shall have been issued shall at such time be deemed terminated), and PCB shall not accept any purported notice of exercise of any such stock option after the close of business on the Closing Date but shall promptly notify German American of any such purported notice. German American shall have no obligation to any employee, director, agent or other person claiming by or through PCB with respect to any claim arising in respect of any such option, plan or arrangement.

Section 1.05.  The Bank Merger. Peoples and PCB shall take all action necessary and appropriate, including entering into an agreement and plan of merger (the "Bank Merger Agreement") substantially in the form attached hereto as Exhibit B, to cause Peoples to merge with and into First State (the "Bank Merger") in accordance with all applicable laws and regulations, effective immediately after the Effective Time.

Section 1.06.  The Closing. The closing of the Mergers (the "Closing") shall take place on the Closing Date described in Section 1.08 of this Agreement, and at such time and at such place as the parties may determine.

Section 1.07.  Exchange Procedures; Surrender of Certificates.

(a)  German American shall appoint its transfer agent as exchange agent for the surrender of Certificates formerly representing PCB Common in exchange for the Merger Consideration (the "Exchange Agent").

(b)  At least five business days before the Closing Date, the Exchange Agent shall provide to each record holder of any Certificate or Certificates whose shares were converted into the right to receive a pro rata portion of the Merger Consideration, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon the proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as German American may reasonably specify) (each such letter the "Merger Letter of Transmittal") and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. As soon as reasonably practical but in no event more than fifteen days after surrender to the Exchange Agent of a Certificate(s), together with a Merger Letter of Transmittal duly executed and any other required documents, the Exchange Agent shall deliver to each of the holders of shares of PCB Common (or representatives of such persons) at the Closing the applicable aggregate amount of Merger Consideration. No interest on the Merger Consideration payable or issuable upon the surrender of the Certificates shall be paid or accrued for the benefit of holders of Certificates. If the Merger Consideration is to be issued or paid to a person other than a person in whose name a surrendered Certificate is registered, it shall be a condition of issuance that the surrendered Certificate shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such issuance or payment shall pay to the Exchange Agent any required transfer or other taxes or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. German American reserves the right in all cases to require that a surety bond on terms and in an amount satisfactory to German American be provided to German American at the expense of the PCB shareholder in the event that such shareholder claims loss of a Certificate and requests that German American waive the requirement for surrender of such Certificate.

Annex A-8

(c)  No dividends that are otherwise payable on shares of German American Common constituting the Merger Consideration shall be paid to persons entitled to receive such shares of German American Common until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the shares of German American Common shall be issued any dividends which shall have become payable with respect to such shares of German American Common (without interest and less the amount of taxes, if any, which may have been imposed thereon), between the Effective Time and the time of such surrender.

Section 1.08.  The Closing Date. The Closing shall take place on the last business day of the month during which each of the conditions in Section 6.01 (c) and (e) and Section 6.02 (c) and (e) are satisfied, or on such later or earlier date as PCB and German American may agree (the "Closing Date"). The parties shall use their best efforts to cause the Effective Time of both Mergers to be as of the first day of the calendar month that follows the month in which the Closing occurs.

Section 1.09.  Actions At Closing.

(a)  At the Closing, PCB shall deliver to German American:

(i)  a copy of the Articles of Incorporation certified by the Indiana Secretary of State as of a date within five (5) days prior to the Closing Date and Bylaws of PCB certified by PCB's corporate secretary, each as amended, and a certified copy of the Charter and Bylaws of Peoples, as amended;

(ii)  a certificate or certificates signed by the chief executive officer of PCB stating, to the best of his knowledge and belief, after due inquiry, that the conditions specified in Sections 6.01(a) and (b) have been met;

(iii)  certified copies of the resolutions of PCB's Board of Directors and shareholders, approving and authorizing the execution of this Agreement and the Plan of Merger and authorizing the consummation of the Holding Company Merger;

(iv)  a certified copy of the resolutions of the Board of Directors of Peoples and of its shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

(v)  a certificate of the Indiana Secretary of State, dated a recent date, stating that PCB is duly organized and exists under the IBCL;

Annex A-9

(vi)  a certificate of the OTS, dated a recent date, stating that Peoples is duly organized and exists under federal law;

(vii)  a certified list of those holders of PCB Common of record as of the close of business on the Closing Date who are Dissenting Shareholders and the number of shares of PCB Common as to which each of them are Dissenting Shareholders; and

(viii)  the legal opinion of Muldoon Murphy & Aggugia LLP as special counsel for PCB, to the effect set forth as Exhibit 1.10(a)(ix).

(b)  At the Closing, German American shall deliver to PCB:

(i)  a certificate signed by the Chief Executive Officer of German American stating, to the best of his knowledge and belief, after due inquiry, that (A) each of the representations and warranties contained in Article III is true and correct in all material respects at the time of the Closing with the same force and effect as if such representations and warranties had been made at Closing and (B) German American has performed and complied in all material respects, unless waived by PCB, with all of its obligations and agreements required to be performed hereunder prior to the Closing Date;

(ii)  a certified copy of the resolutions of German American's Board of Directors authorizing the execution of this Agreement and the Plan of Merger and the consummation of the Holding Company Merger;

(iii)  a certified copy of the resolutions of First State's Board of Directors and shareholder, as required for valid approval of the execution of this Agreement and the consummation of the Bank Merger;

(iv)  the legal opinion of Ice Miller, counsel for German American, in the form attached hereto as Exhibit 1.10(b)(iv); and

(v)  certificates of the Indiana Secretary of State, dated a recent date, stating that German American and First State each exist under the IBCL and IFIA, respectively.

(c)  At the Closing, the parties shall execute and/or deliver to one another such other documents and instruments, and take such other actions as shall be necessary or appropriate to consummate the Mergers, including the execution and the presentation of executed Articles of Merger (including the Plan of Merger and/or Bank Plan of Merger with the blank provisions completed in accordance with the provisions of Article I of this Agreement) to the Indiana Secretary of State (and, in the case of the Bank Merger, to the Indiana Department of Financial Institutions) for filing under the IBCL and the IFIA, accompanied by the appropriate fees.

Annex A-10

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF
PCB AND PEOPLES

PCB and Peoples hereby jointly and severally make the following representations and warranties to German American and First State:

Section 2.01.  Organization and Capital Stock.

(a)  PCB is a corporation duly organized and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

(b)  Peoples is a corporation duly organized and validly existing under federal law and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of Peoples is owned by PCB.

(c)  PCB has authorized capital stock of 4,000,000 shares of PCB Common, of which, as of the date of this Agreement, 328,265 shares are issued and outstanding, and 1,000,000 shares of preferred stock, $0.01 par value, of which, as of the date of this Agreement, no shares are issued and outstanding. All such shares of PCB Common are duly and validly issued and outstanding and are fully paid and non-assessable. None of the outstanding shares of PCB Common has been issued in violation of any preemptive rights of the current or past shareholders of PCB or in violation of any applicable federal or state securities laws or regulations.

(d)  Peoples has authorized capital stock of 1,000 shares of common stock, $1.00 par value, of which, as of the date of this Agreement, 1,000 shares are issued and outstanding ("Peoples Common"), and 9,000 shares of serial preferred stock, no par value, of which, as of the date of this Agreement, no shares are issued and outstanding. All such shares of Peoples Common are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of Peoples Common has been issued in violation of any preemptive rights of the current or past shareholders of Peoples or in violation of any applicable federal or state securities laws or regulations.

(e)  There are no shares of capital stock or other equity securities of PCB or Peoples authorized, issued or outstanding (except as set forth in this Section 2.01) and, except for outstanding stock options issued by PCB to employees or directors of Peoples with respect to the right to purchase 31,734 shares of PCB Common at a weighted-average exercise price of $10.23 per share, there are no outstanding options, warrants, rights to subscribe for, calls, puts, or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of PCB or Peoples, or contracts, commitments, understandings or arrangements by which PCB or Peoples are or may be obligated to issue additional shares of its capital stock or options, warrants or rights to purchase or acquire any additional shares of its capital stock.

Annex A-11

Section 2.02.  Authorization; No Defaults. The Boards of Directors of PCB and Peoples have, by all necessary action, approved this Agreement, the Holding Company Merger or Bank Merger, as applicable and contemplated thereby, and have authorized the execution of this Agreement and the applicable Plan of Merger on their behalf by their duly authorized officers and the performance by PCB and Peoples of their respective obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of PCB, as amended, or the Charter or Bylaws of Peoples, as amended, or in any material agreement or instrument, or any decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which PCB or Peoples is bound or subject, would prohibit PCB or Peoples from consummating, or would be violated or breached by PCB's or Peoples' consummation of, this Agreement, the Mergers and other transactions contemplated herein on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by PCB and Peoples and constitutes a legal, valid and binding obligation of PCB and Peoples, enforceable against PCB and Peoples in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. No corporate acts or proceedings, other than those already taken, are required by law to be taken by PCB or Peoples to authorize the execution, delivery and performance, of this Agreement. Neither PCB nor Peoples is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its certificate of incorporation, charter or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

Section 2.03.  Subsidiaries. Except as disclosed on the disclosure schedule prepared by PCB and Peoples and delivered to German American and First State concurrently with the execution and delivery of this Agreement (the "Disclosure Schedule"), and except for the ownership by PCB of all the capital stock of Peoples, to the knowledge of PCB, neither PCB nor Peoples has (or has had at any time in the last five years) any direct or indirect ownership interest in any corporation, partnership, limited liability company, joint venture or other business.

Section 2.04.  Financial Information.

(a)  PCB has furnished to German American the consolidated balance sheets of PCB as of December 31, 2003 and 2004, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended, together with the unqualified opinion thereon of Monroe Shine, independent certified public accountants. Such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be reflected in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of PCB in all material respects as of the dates and for the periods indicated.

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(b)  PCB has furnished to German American the Thrift Financial Reports of Peoples as filed with the Office of Thrift Supervision ("OTS") for the quarters ended March 31, 2005 and December 31, 2004 (the "Thrift Reports"). The Thrift Reports were prepared in accordance with the applicable regulatory instructions on a consistent basis with previous such reports, and fairly present the financial position and results of operations of Peoples in all material respects as of the dates and for the periods indicated, subject, however, in the case of the March 31, 2005 Thrift Report, to normal recurring year-end adjustments, none of which were material.

(c)  Neither PCB nor Peoples has any material liability, fixed or contingent, except to the extent set forth in the financial statements and the Thrift Reports described in subsections (a) and (b) of this Section 2.04 (collectively, the "PCB Financial Statements") or incurred in the ordinary course of business since December 31, 2004.

(d)  PCB does not engage in the lending business (except by and through Peoples) or any other business or activity other than that which is incident to its ownership of all the capital stock of Peoples, and to the knowledge of PCB does not own any investment securities (except the capital stock of Peoples).

Section 2.05.  Absence of Changes. Since December 31, 2004, there has not been any material adverse change in the financial condition, the results of operations or the business of PCB or Peoples, taken as a whole.

Section 2.06.  Absence of Agreements with Banking Authorities. Neither PCB nor Peoples is subject to any order (other than orders applicable to bank holding companies or banks generally) and neither is a party to any agreement or memorandum of understanding with (or resolution of its Board of Directors adopted at the suggestion of) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation, the Federal Deposit Insurance Corporation ("FDIC"), the OTS, the FRB and the Indiana Department of Financial Institutions ("DFI").

Section 2.07.  Tax Matters. PCB and Peoples have filed all federal, state and local tax returns due in respect of any of its business, income and properties in a timely fashion and have paid or made provision for all amounts shown due on such returns. All such returns fairly reflect the information required to be presented therein in all material respects. All provisions for accrued but unpaid taxes contained in the PCB Financial Statements were made in accordance with generally accepted accounting principles.

Section 2.08.  Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of PCB, threatened, before any judicial, administrative or regulatory agency or tribunal, to which PCB or Peoples is a party or to which any of their properties are subject.

Section 2.09.  Employment Matters.

(a)  Except as disclosed in the Disclosure Schedule, neither PCB nor Peoples is a party to or bound by any material contract, arrangement or understanding (written or otherwise) for the employment, retention or engagement of any past or present officer, employee, agent, consultant or other person or entity which, by its terms, is not terminable by PCB or Peoples, respectively, on thirty (30) days' written notice or less without the payment of any amount by reason of such termination.

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(b)  PCB and Peoples are and have been in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including, without limitation, any such laws respecting employment discrimination and occupational safety and health requirements, and (i) neither PCB nor Peoples is engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against PCB or Peoples pending or, to the knowledge of PCB, threatened before the National Labor Relations Board; (iii) there is no labor dispute, strike, slowdown or stoppage actually pending or, to the knowledge of PCB, threatened against or directly affecting PCB or Peoples; and (iv) neither PCB nor Peoples has experienced any material work stoppage or other material labor difficulty during the past five years.

(c)  Except as set forth in the Disclosure Schedule, neither the execution nor the delivery of this Agreement, nor the consummation of any of the transactions contemplated hereby, including, but not limited to, the Mergers, will (i) result in any payment (including without limitation severance, unemployment compensation or golden parachute payment) becoming due to any director or employee of PCB or Peoples from either of such entities, (ii) increase any benefit otherwise payable under any of their employee plans or (iii) result in the acceleration of the time of payment of any such benefit. No amounts paid or payable by PCB or Peoples to or with respect to any employee or former employee of PCB or Peoples will fail to be deductible for federal income tax purposes by reason of Section 280G of the Internal Revenue Code of 1986, as amended ("Code") or otherwise.

Section 2.10.  Reports. Since January 1, 2003, PCB and Peoples have, to their knowledge, filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, if any, that were required to be filed with (i) the Securities and Exchange Commission ("SEC"), (ii) the FDIC, (iii) the OTS, and (iv) any other governmental authority with jurisdiction over PCB or Peoples. As of their respective dates, each of such reports and documents, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.

Section 2.11.  Investment Portfolio. All United States Treasury securities, obligations of other United States Government agencies and corporations, obligations of States and political subdivisions of the United States and other investment securities held by Peoples, as reflected in the Thrift Reports, are carried on the books of Peoples in accordance with generally accepted accounting principles, consistently applied. Peoples does not engage in activities that would require that it establish a trading account under applicable regulatory guidelines and interpretations.

Section 2.12.  Loan Portfolio. All loans shown in the Thrift Reports, or which were entered into after March 31, 2005, but before the Closing Date, were and will be made in all material respects for good, valuable and adequate consideration in the ordinary course of the business of Peoples, in accordance in all material respects with Peoples' lending policies and practices unless otherwise approved by

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Peoples' Board of Directors, and are not subject to any material defenses, set offs or counterclaims, including without limitation any such as are afforded by usury or truth in lending laws, except as may be provided by bankruptcy, insolvency or similar laws or by general principles of equity. The notes or other evidences of indebtedness evidencing such loans and all forms of pledges, mortgages and other collateral documents and security agreements are and will be, in all material respects, enforceable, valid, true and genuine. Peoples has in all material respects complied and will through the Closing Date continue to comply in all material respects with all laws and regulations relating to such loans, or to the extent there has not been such compliance, such failure to comply will not materially interfere with the collection of any such loan. Except as disclosed in the Disclosure Schedule, Peoples has not sold, purchased or entered into any loan participation arrangement except where such participation is on a pro rata basis according to the respective contributions of the participants to such loan amount. PCB has no knowledge that any condition of property in which Peoples has an interest as collateral to secure a loan violates the Environmental Laws (defined in Section 2.15) in any material respect or obligates PCB, or Peoples, or the owner or operator of such property to remedy, stabilize, neutralize or otherwise alter the environmental condition of such property.

Section 2.13.  ERISA.

(a)  The Disclosure Schedule lists all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and all retirement, stock, stock option, welfare benefit, savings, deferred compensation, incentive compensation, paid time off, severance pay, salary continuation, disability, fringe benefit and other employee benefit arrangements, plans, policies, or practices maintained, contributed to, or required to be contributed by PCB, Peoples or any ERISA Affiliate (as hereinafter defined) or with respect to which PCB, Peoples or any ERISA Affiliate may have any liability (referred to individually as a "Plan" and collectively as the "Plans," unless otherwise specifically provided herein). For purposes of this Section 2.13, the term "ERISA Affiliate" means any person, entity, any trade or business (whether or not incorporated) that is treated as a single employer with PCB or Peoples under Section 414 of the Code. During the past sixty months, neither PCB, Peoples nor any ERISA Affiliate has maintained any "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA) or any "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) except for those Plans listed on the Disclosure Schedule. Except as disclosed on the Disclosure Schedule, neither PCB nor Peoples has amended any employee welfare plan or any employee pension benefit plan listed on the Disclosure Schedule since December 31, 2003.

(b)  As applicable, with respect to each of the Plans, PCB has delivered to German American true and complete copies of (i) all plan documents (including all amendments and modifications thereof) and in the case of an unwritten Plan, a written description thereof, and in either case all material related agreements including the trust agreement and amendments thereto, insurance contracts, and investment management agreements; (ii) the last three filed Form 5500 series and all schedules thereto; (iii) the current summary plan descriptions and all material modifications thereto; (iv) the three most recent actuarial reports, financial statements and trustee reports; and (v) copies of all private letter rulings, requests and determination letters issued with respect to the Plans and filings, summaries of self-corrections or applications made under the Employee Plans Compliance Resolution System (as set forth in Revenue Procedure 2003-44, and any successor thereto) or the Voluntary Fiduciary Correction or Delinquent Filer Voluntary Compliance programs with respect to the Plans within the past five years.

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(c)  All Plans listed on the Disclosure Schedule comply in form and in operation in all material respects with all applicable requirements of law and regulation, including but not limited to the Code and ERISA. Except as listed on the Disclosure Schedule, all "employee pension benefit plans," within the meaning of Section 3(2) of ERISA ("Pension Plan"), maintained by PCB and Peoples and which are intended to meet the qualification requirements of Section 401(a) of the Code have met such requirements at all times and have been and continue to be tax exempt under Section 501(a) of the Code, and a favorable determination as to the qualification under the Code of each plan and each amendment thereto has been made by the Internal Revenue Service. Except as disclosed in the Disclosure Schedule, neither PCB nor Peoples has (i) become subject to any disallowance of deductions under Sections 419 or 419(A) of the Code; (ii) incurred any liability for excise tax under Sections 4972, 4975, or 4976 of the Code or any liability or penalty under ERISA; or (iii) breached any of the duties or failed to perform any of the obligations imposed upon the fiduciaries or plan administrators under Title I or ERISA.

(d)  Neither PCB nor Peoples would have any liability or contingent liability if any Plan listed on the Disclosure Schedule (including without limitation the payment by PCB or Peoples of premiums for health care coverage for active employees or retirees) were terminated or if PCB or Peoples were to cease its participation therein. Except as disclosed in the Disclosure Schedule, neither PCB nor Peoples nor any of their affiliates or persons acting on their behalf have made any written or oral promises or statements to employees or retirees who are now living which might reasonably have been construed by them as promising "lifetime" or other vested rights to benefits under any Plan that cannot be unilaterally terminated or modified by Peoples or PCB at their discretion at any time without further obligation.

(e)  Except as disclosed in the Disclosure Schedule, in the case of each Plan listed in the Disclosure Schedule which is a defined benefit plan (within the meaning of Section 3(35) of ERISA), the net fair market value of the assets held to fund such Plan equals or exceeds the present value of all accrued benefits thereunder, both vested and nonvested, as determined in accordance with an actuarial costs method acceptable under Section 3(31) of ERISA.

(f)  On a timely basis, PCB and Peoples have made all contributions or payments to or under each Plan listed in the Disclosure Schedule as required pursuant to each such Plan, any collective bargaining agreements or other provision for reserves to meet contributions and payments under such Plans which have not been made because they are not yet due.

(g)  No Plan listed in the Disclosure Schedule has ever acquired or held any "employer security" or "employer real property" (each as defined in Section 407(d) of ERISA).

(h)  Neither PCB nor Peoples has ever contributed or is obligated to contribute under any "multi-employer plan" (as defined in Section 3(37) of ERISA). No Plan is (or at any time has been) subject to Title IV of ERISA or Section 412 of the Code.

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(i)  PCB and Peoples have complied with all requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA") to the extent so required. Except as listed in the Disclosure Schedule, neither PCB nor Peoples provides or is obligated to provide health or welfare benefits to any current or future retired or former employee other than any benefits required to be provided under COBRA.

(j)  There are no pending audits or investigations by any governmental agency involving the Plans, and no threatened or pending claims (except for individual claims for benefits payable in the normal operation of the Plans), suits or proceedings involving any Plan, any fiduciary thereof or service provider thereto, nor is there any reasonable basis for any such claim, suit or proceeding.

(k)  Within the six-month period preceding the Closing Date, there has been no amendment to, announcement by PCB or Peoples relating to, or change in employee participation or coverage under, any Plan which would increase materially the expense of maintaining such Plan above the level of the expense incurred therefor for the most recent fiscal year, except for increases directly resulting from an increase in the number of persons employed by PCB or Peoples or promotions of existing employees in the ordinary course of business consistent with past practice.

(l)  Except as disclosed in the Disclosure Schedule, the Mergers will not result in the payment, vesting or acceleration of any benefit under any Plan sponsored or contributed to by PCB or Peoples. No Plan provides for "parachute payments" within the meaning of Section 280G of the Code.

Section 2.14.  Title to Properties; Insurance. PCB and Peoples have marketable title, free and clear of all liens, charges and encumbrances (except taxes which are a lien but not yet payable and liens, charges or encumbrances reflected in the PCB Financial Statements and easements, rights-of-way, and other restrictions which are not material and, in the case of Other Real Estate Owned, as such real estate is internally classified on the books of Peoples, rights of redemption under applicable law) to all real properties reflected on the PCB Financial Statements as being owned by PCB or Peoples, respectively. All material leasehold interests used by PCB and Peoples in their respective operations are held pursuant to lease agreements which are valid and enforceable in accordance with their terms. All such properties owned by PCB or Peoples comply in all material respects with all applicable private agreements, zoning requirements and other governmental laws and regulations relating thereto and there are no condemnation proceedings pending or, to the knowledge of PCB, threatened with respect to such properties. PCB and Peoples have valid title or other ownership or use rights under licenses to all material intangible personal or intellectual property used by PCB and Peoples in their respective businesses free and clear of any claim, defense or right of any other person or entity which is material to PCB's and/or Peoples' ownership or use rights to such property, subject only to rights of the licensor pursuant to applicable license agreements, which rights do not materially adversely interfere with the use or enjoyment of such property. The Disclosure Schedule sets forth the material terms and amounts of all insurance policies held by PCB or Peoples on such owned properties against fire and other risks insured against by extended coverage and public liability insurance.

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Section 2.15.  Environmental Matters.

(a)  As used in this Agreement, "Environmental Laws" means all local, state and federal environmental laws and regulations in all jurisdictions in which PCB or Peoples has done business or owned property, including, without limitation, the Federal Resource Conservation and Recovery Act, the Federal Comprehensive Environmental Response, Compensation and Liability Act, the Federal Clean Water Act, and the Federal Clean Air Act.

(b)  Except as disclosed in the Disclosure Schedule or in the environmental reports generated pursuant to Section 4.01(a)(xv) or Section 4.05, to the knowledge of PCB, neither (i) the conduct by PCB and Peoples of operations at any property, nor (ii) any condition of any property owned by PCB or Peoples within the past ten (10) years and used in their business operations, nor (iii) the condition of any property owned by them within the past ten (10) years but not used in their business operations, nor (iv) the condition of any property held by them as a trust asset within the past ten (10) years, violates or violated Environmental Laws in any material respect, and no condition or event has occurred with respect to any such property that, with notice or the passage of time, or both, would constitute a material violation of Environmental Laws or obligate (or potentially obligate) PCB or Peoples to remedy, stabilize, neutralize or otherwise alter the environmental condition of any such property. Neither PCB nor Peoples has received any notice from any person or entity that PCB or Peoples or the operation of any facilities or any property owned by either of them, or held as a trust asset, are or were in violation of any Environmental Laws or that either of them is responsible (or potentially responsible) for the cleanup of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on or beneath any such property.

Section 2.16.  Compliance with Law. PCB and Peoples each have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations. The offer and sale by PCB of the PCB Common that is issued and outstanding, and the continuing offer of PCB Common pursuant to the options that are presently outstanding and the sales of PCB Common pursuant to such options that have occurred and which may prior to the Closing Date have occurred, have been and will be either registered or qualified under the Securities Act of 1933, as amended, and the securities laws of all states or other jurisdictions that may be applicable, or have been or will be exempt from such registration and qualification requirements. The Disclosure Schedule specifies the registrations and exemptions relied upon (or to be relied upon) in connection with all past (and future) offers and sales of PCB Common.

Section 2.17.  Brokerage. Except as set forth in the Disclosure Schedule, there are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger and the Bank Merger payable by PCB or Peoples.

Section 2.18.  Material Contracts. Except as set forth in the Disclosure Schedule, neither PCB nor Peoples is a party to or bound by any oral or written (i) material agreement, contract or indenture under which it has borrowed or will borrow money (not including federal funds and money deposited, including without limitation, checking and savings accounts and certificates of deposit and borrowings from the

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FHLBB and the FRB); (ii) material guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and guarantees made in the ordinary course of business and letters of credit issued in the ordinary course of business; (iii) material contract, arrangement or understanding with any present or former officer, director or shareholder (except for deposit or loan agreements entered into in the ordinary course of business); (iv) material license, whether as licensor or licensee; (v) contract or commitment for the purchase of materials, supplies or other real or personal property in an amount in excess of $10,000 or for the performance of services over a period of more than thirty days and involving an amount in excess of $10,000; (vi) joint venture or partnership agreement or arrangement; (vii) material contract, arrangement or understanding with any present or former consultant, advisor, investment banker, broker, attorney or accountant; or (viii) contract, agreement or other commitment not made in the ordinary course of business.

Section 2.19.  Compliance with Americans with Disabilities Act. (a) To the best of PCB's knowledge, PCB and Peoples and their respective properties (including those held by either of them in a fiduciary capacity) are in compliance with all applicable provisions of the Americans with Disabilities Act (the "ADA"), and (b) no action under the ADA against PCB, Peoples or any of its properties has been initiated nor, to the best of PCB's knowledge, has been threatened or contemplated.

Section 2.20.  Internal Control Over Financial Reporting. PCB and its subsidiaries maintain books of account that accurately and validly reflect all loans, mortgages, collateral, and other business transactions and maintain proper and adequate internal control over financial reporting as defined by Rule 13a-15(f) adopted under the 1934 Act.

Section 2.21.  Statements True and Correct. To the best of the knowledge of PCB, none of the information supplied or to be supplied by PCB or Peoples for inclusion in any documents to be filed with the FRB, the DFI, the FDIC, the OTS, the SEC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 2.22.  PCB's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of PCB" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of PCB or Peoples shall be considered to be within the knowledge of PCB.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES
OF GERMAN AMERICAN AND FIRST STATE

German American and First State hereby jointly and severally make the following representations and warranties to PCB and Peoples:

Section 3.01.  Organization and Capital Stock.

(a)  German American is a corporation duly incorporated and validly existing under the IBCL and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted.

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(b)  First State is a corporation duly incorporated and validly existing under the IFIA and has the corporate power to own all of its property and assets, to incur all of its liabilities and to carry on its business as now being conducted. All of the issued and outstanding capital stock of First State is owned by German American.

(c)  German American has authorized capital stock of (i) 20,000,000 shares of German American Common, of which, as of April 29, 2005, 10,822,948 shares were issued and outstanding and 455,617 shares were reserved for issuance upon exercise of outstanding stock options (not including options granted in the current plan year under the 1999 Employee Stock Purchase Plan), and (ii) 500,000 shares of preferred stock, $10 par value per share, including 400,000 unissued shares that have been designated "Series A Preferred Shares," of which, as of the date of this Agreement, no shares are issued and outstanding.  All of the issued and outstanding shares of German American Common are duly and validly issued and outstanding and are fully paid and non-assessable.

(d)  The shares of German American Common that are to be issued to the holders of PCB Common pursuant to the Holding Company Merger have been duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

Section 3.02.  Authorization. The Boards of Directors of German American and First State have, by all necessary action, approved this Agreement and the Mergers and authorized the execution hereof on their behalf by their duly authorized officers and the performance by each such entity of its obligations hereunder. Nothing in the Articles of Incorporation or Bylaws of German American or First State, as amended, or any other agreement, instrument, decree, proceeding, law or regulation (except as specifically referred to in or contemplated by this Agreement) by or to which either of them or any of their subsidiaries is bound or subject would prohibit German American from entering into and consummating this Agreement and the Mergers on the terms and conditions herein contained. This Agreement has been duly and validly executed and delivered by German American and First State and constitutes a legal, valid and binding obligation enforceable against them in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, and similar laws of general applicability relating to or affecting creditors' rights or by general equitable principles. No other corporate acts or proceedings are required by law to be taken by German American or First State to authorize the execution, delivery and performance of this Agreement. Except for any requisite approvals of the FRB, FDIC and DFI, and the SEC's order declaring effective German American's registration statement under the Securities Act of 1933, as amended (the "1933 Act") with respect to the Holding Company Merger, no notice to, filing with, authorization by, or consent or approval of, any federal or state regulatory authority is necessary for the execution and delivery of this Agreement or the consummation of the Mergers by German American or First State. Neither German American nor First State is, nor will be by reason of the consummation of the transactions contemplated herein, in material default under or in material violation of any provision of, nor will the consummation of the transactions contemplated herein afford any party a right to accelerate any indebtedness under, its articles of incorporation or bylaws, any material promissory note, indenture or other evidence of indebtedness or security therefor, or any material lease, contract, or other commitment or agreement to which it is a party or by which it or its property is bound.

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Section 3.03.  Subsidiaries. Each of German American's subsidiaries is duly organized and validly existing under the laws of the jurisdiction of its incorporation and has the corporate power to own its respective properties and assets, to incur its respective liabilities and to carry on its respective business as now being conducted. All outstanding shares of capital stock of each of German American's subsidiaries that is a depository institution have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by German American. The deposit accounts of each subsidiary of German American that is a depository institution are insured by the FDIC to the fullest extent permitted by law.

Section 3.04.  Financial Information.

(a)  The consolidated balance sheet of German American and its subsidiaries as of December 31, 2004 and 2003 and related consolidated statements of income, changes in shareholders' equity and cash flows for the three years ended December 31, 2004, together with the notes thereto, included in German American's Annual Report on Form 10-K, as filed with the SEC on March 16, 2005 (as subsequently once amended, the "10-K") and the consolidated balance sheet of German American and its subsidiaries as of March 31, 2005 and related consolidated statements of income, and cash flows for the three months ended March 31, 2005 and March 31, 2004, together with the notes thereto, included in German American's Quarterly Report on Form 10-Q, as filed with the SEC on May 10, 2005 (such financial statements, together with the financial statements included in the 10-K, the "German American Financial Statements") have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as disclosed therein) and fairly present the consolidated financial position and the consolidated results of operations, changes in shareholders' equity and cash flows of German American and its consolidated subsidiaries as of the dates and for the periods indicated.

(b)  Except (i) as reflected in German American's balance sheet at March 31, 2005, or liabilities described in any notes thereto (or liabilities for which neither accrual nor footnote disclosure is required pursuant to generally accepted accounting principles) or (ii) for liabilities incurred in the ordinary course of business since March 31, 2005 consistent with past practices or in connection with this Agreement or the transactions contemplated hereby, neither German American nor any of its subsidiaries has any material liabilities or obligations of any nature.

(c)  Crowe Chizek and Company LLC is and has been (i) since September 24, 2003, a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002), and (ii) throughout the periods covered by the German American Financial Statements, "independent" with respect to German American within the meaning of Regulation S-X.

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Section 3.05.  Absence of Changes. Since March 31, 2005, there has not been any material adverse change in the consolidated financial condition or the consolidated results of operations or the business of German American and its subsidiaries, taken as a whole.

Section 3.06.  Reports; SEC Filings and the Sarbanes-Oxley Act.

(a)  Since January 1, 2003 (or, in the case of subsidiaries of German American, the date of acquisition thereof by German American, if later), German American and each of its subsidiaries have filed all reports, notices and other statements, together with any amendments required to be made with respect thereto, that it was required to file with (i) the SEC, (ii) the FRB, (iii) the FDIC, (iv) the DFI, (v) any applicable state securities or banking authorities, and (vi) any other governmental authority with jurisdiction over German American or any of its subsidiaries. As of their respective dates, each of such reports and documents, as amended, including the financial statements, exhibits and schedules thereto, complied in all material respects with the relevant statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. As of its filing date, each such document filed by German American with the SEC pursuant to the Securities Exchange Act of 1934 (the "1934 Act") did not, and each such document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each such document filed by German American with the SEC that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act of 1933, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(b)  German American has established and maintains effective disclosure controls and procedures (as defined in Rule 13a-15 adopted under the 1934 Act).

Section 3.07.  Absence of Litigation. There is no material litigation, claim or other proceeding pending or, to the knowledge of German American, threatened, before any judicial, administrative or regulatory agency or tribunal against German American or any of its subsidiaries, or to which the property of German American or any of its subsidiaries is subject, which is required to be disclosed in SEC reports under Item 103 of Regulation S-K, and which has not been so disclosed.

Section 3.08.  Absence of Agreements with Banking Authorities. Neither German American nor any of its subsidiaries is subject to any order (other than orders applicable to bank holding companies or banks generally) or is a party to any agreement or memorandum of understanding with (or any resolution of its board of directors suggested by) any federal or state agency charged with the supervision or regulation of banks or bank holding companies, including without limitation the FDIC, the DFI, and the FRB.

Section 3.09.  Compliance with Law. German American and its subsidiaries have all material licenses, franchises, permits and other governmental authorizations that are legally required to enable them to conduct their respective businesses as presently conducted and are in compliance in all material respects with all applicable laws and regulations.

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Section 3.10.  Brokerage. There are no claims, agreements, arrangements, or understandings (written or otherwise) for brokerage commissions, finders' fees or similar compensation in connection with the Holding Company Merger or the Bank Merger payable by German American and its subsidiaries or First State.

Section 3.11.  Statements True and Correct. To the best of the knowledge of German American, none of the information supplied or to be supplied by German American and its subsidiaries for inclusion in any documents to be filed with the FRB, the DFI, the FDIC, the SEC, or any other regulatory authority in connection with the Mergers will, at the respective times such documents are filed, be false or misleading with respect to any material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

Section 3.12.  German American's Knowledge. With respect to representations and warranties herein that are made or qualified as being made "to the knowledge of German American" or words of similar import, it is understood and agreed that matters within the knowledge of any of the directors or executive officers of German American or First State shall be considered to be within the knowledge of German American.

Section 3.13.   Internal Control Over Financial Reporting. German American and its subsidiaries maintain books of account that accurately and validly reflect all loans, mortgages, collateral, and other business transactions and maintain proper and adequate internal control over financial reporting as defined by Rule 13a-15(f) adopted under the 1934 Act.

Section 3.14.  Financing. German American has available on hand, or will have at Closing, sufficient cash and cash equivalents to pay the aggregate cash portion of the Merger Consideration pursuant to Article I of this Agreement.

ARTICLE IV.

COVENANTS OF PCB AND PEOPLES

Section 4.01.  Conduct of Business.

(a)  From the date hereof until the earlier of the termination of this Agreement or the Effective Time, except as expressly contemplated by this Agreement or as required by any governmental authority or applicable law or regulation, PCB and Peoples shall continue to carry on their respective businesses, and shall discharge or incur obligations and liabilities only in the ordinary course of business as heretofore conducted and, by way of amplification and not limitation with respect to such obligation, neither PCB nor Peoples will, without the prior written consent of German American, which consent shall not unreasonably be withheld:

(i)  declare or pay any dividend or make any other distribution to shareholders, whether in cash, stock or other property, except for regular semi-annual cash dividends not to exceed $0.12 per share on PCB Common on substantially the same record and payment date schedule as has been utilized in the past, and which in any event shall not be declared on or after the Closing Date; or

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(ii)  issue (or agree to issue) any common or other capital stock (except for the issuance of up to 31,734 shares of PCB Common pursuant to the payment and other terms of, and upon exercise by the holders of, those stock options held by employees or directors of PCB and Peoples as of the date of this Agreement) or any options, warrants or other rights to subscribe for or purchase common or any other capital stock or any securities convertible into or exchangeable for any capital stock; or

(iii)  directly or indirectly redeem, purchase or otherwise acquire (or agree to redeem, purchase or acquire) any of their own common or any other capital stock; or

(iv)  effect a split, reverse split, reclassification, or other similar change in, or of, any common or other capital stock or otherwise reorganize or recapitalize; or

(v)  change the Articles of Incorporation or Bylaws of PCB or the Charter and Bylaws of Peoples; or

(vi)  except as permitted by Section 4.09, pay or agree to pay, conditionally or otherwise, any bonus, additional compensation (other than ordinary and normal bonuses and salary increases consistent with past practices) or severance benefit or otherwise make any changes out of the ordinary course of business with respect to the fees or compensation payable or to become payable to consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees or, except as required by law or as contemplated by this Agreement, adopt or make any change in any Employee Plan or other arrangement or payment made to, for or with any of such consultants, advisors, investment bankers, brokers, attorneys, accountants, directors, officers or employees; provided, however, that PCB and Peoples may pay the fees, expenses and other compensation of consultants, advisors, investment bankers, brokers, attorneys and accountants when, if, and as earned in accordance with the terms of the contracts, arrangements or understandings of PCB or Peoples specifically disclosed on the Disclosure Schedule; or

(vii)  borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others except in the ordinary course of business or pursuant to outstanding letters of credit; or

(viii)  make or commit to make any new loan or issue or commit to issue any new letter of credit or any new or additional discretionary advance under any existing line of credit, or purchase or agree to purchase any interest in a loan participation, in aggregate principal amounts that would cause the credit extensions or commitments of Peoples to any one borrower (or group of affiliated borrowers) to exceed $100,000; or

(ix)  other than U.S. Treasury obligations or asset-backed securities issued or guaranteed by United States governmental agencies or financial institution certificates of deposit insured by the FDIC, in either case having an average remaining life of five years or less (except that maturities may extend to seven years on variable-rate securities), purchase or otherwise acquire any investment security for their own accounts, or sell any investment security owned by either of them which is designated as held-to-maturity, or engage in any activity that would require the establishment of a trading account for investment securities; or

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(x)  increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices; or

(xi)  enter into or amend any material agreement, contract or commitment out of the ordinary course of business; or

(xii)  except in the ordinary course of business, place on any of their assets or properties any mortgage, pledge, lien, charge, or other encumbrance; or

(xiii)  except in the ordinary course of business, cancel, release, compromise or accelerate any material indebtedness owing to PCB or Peoples, or any claims which either of them may possess, or voluntarily waive any material rights with respect thereto; or

(xiv)  sell or otherwise dispose of any real property or any material amount of any personal property other than properties acquired in foreclosure or otherwise in the ordinary course of collection of indebtedness to PCB or Peoples; or

(xv)  foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a phase one environmental report thereon, prepared by a reliable and qualified person or firm reasonably acceptable to German American, which does not indicate the presence of material quantities of pollutants, contaminants or hazardous or toxic waste materials on the property; provided, however, that neither PCB nor Peoples shall be required to obtain such a report with respect to single family, non-agricultural residential property of five acres or less to be foreclosed upon unless it has reason to believe that such property might contain such materials or otherwise might be contaminated; or

(xvi)  commit any act or fail to do any act which will cause a material breach of any material agreement, contract or commitment; or

(xvii)  violate any law, statute, rule, governmental regulation or order, which violation might have a material adverse effect on its business, financial condition, or earnings; or

(xviii)  purchase any real or personal property or make any other capital expenditure where the amount paid or committed therefor is in excess of $10,000 other than purchases of property made in the ordinary course of business in connection with loan collection activities or foreclosure sales in connection with any of PCB's or Peoples' loans; or

(xix)  issue certificate(s) for shares of PCB Common to any PCB shareholder in replacement of certificate(s) claimed to have been lost or destroyed without first obtaining from such shareholder(s), at the expense of such shareholder(s), a surety bond from a recognized insurance company in an amount that would indemnify PCB (and its successors) against loss on account of such lost or destroyed certificate(s) (in an amount not less than the amount that German American's transfer agent, UMB Bank, N.A., would require in the case of lost or destroyed stock certificates of equal value of German American Common), and obtaining a usual and customary affidavit of loss and indemnity agreement from such shareholder(s); or

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(xx)  hold a special, regular or annual meeting (or take action by consent in lieu thereof) of the Board of Directors or the sole shareholder of Peoples for the purpose of appointing or electing any new member to the Board of Directors of PCB or of Peoples (whether to fill a vacancy or otherwise) unless such new member is approved in advance in writing by German American.

(b)  [Reserved.]

(c)  PCB shall promptly notify German American in writing of the occurrence of any matter or event known to PCB or Peoples that is, or is likely to become, materially adverse to the business, operations, properties, assets or financial condition of PCB and Peoples taken as a whole.

(d)  On and after the date of this Agreement and until the Effective Time or until this Agreement is terminated as herein provided, except with the prior written approval of German American, PCB shall neither permit nor authorize its directors, officers, employees, agents or representatives (or those of Peoples) to, directly or indirectly, initiate, solicit or encourage, or (except as provided in subsection (e) of this Section 4.01) provide information to, any corporation, association, partnership, person or other entity or group concerning any merger, consolidation, share exchange, combination, purchase or sale of substantial assets, sale of shares of common stock (or securities convertible or exchangeable into or otherwise evidencing, or any agreement or instrument evidencing the right to acquire, capital stock) or similar transaction relating to PCB or Peoples or to which PCB or Peoples may become a party (all such transactions are hereinafter referred to as "Acquisition Transactions").

(e)  PCB shall promptly communicate to German American the terms of any proposal, indication of interest, or offer which PCB or Peoples may receive with respect to an Acquisition Transaction. PCB or Peoples may, in response to an unsolicited written proposal, indication of interest, or offer with respect to an Acquisition Transaction from a third party, furnish information to, and negotiate, explore or otherwise engage in substantive discussions with such third party, and enter into agreements, arrangements or understandings with such third party with respect to such Acquisition Transaction, in each case, only if PCB's Board of Directors determines in good faith by majority vote, after consultation with PCB's financial advisors and legal counsel qualified to give sound advice as to matters of Indiana law, in a meeting duly called and held in accordance with PCB's Bylaws, that failing to take such action would likely be inconsistent with the fiduciary duties of the members of PCB's Board of Directors to PCB under Indiana law, and that the terms of the Acquisition Transaction are superior to the terms of the Mergers from a financial point of view. This subsection (e) shall not authorize PCB or Peoples or any of their directors, officers, employees, agents or representatives, to initiate any discussions or negotiations with respect to an Acquisition Transaction with a third party.

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Section 4.02.  Subsequent Discovery of Events or Conditions. PCB shall, in the event it or Peoples obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to German American and First State under Article II had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to PCB or Peoples) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article IV of this Agreement, give prompt notice thereof to German American.

Section 4.03.  Shareholder and Other Approvals; Cooperation.

(a)  PCB shall submit this Agreement to its shareholders for approval and adoption at a special meeting (the "Shareholders Meeting") to be called and held in accordance with applicable law and the Articles of Incorporation and Bylaws of PCB as soon as practicable and lawful under the Securities Act of 1933. Unless precluded by applicable fiduciary duties of PCB's Board of Directors under Indiana law as determined by the members thereof in good faith after consultation with legal counsel qualified to give sound advice as to matters of Indiana law, the Board of Directors of PCB shall recommend to PCB's shareholders that such shareholders approve and adopt this Agreement and the Plans of Merger and the Mergers contemplated hereby and thereby. PCB shall use its best efforts to perform and fulfill all other conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and provisions hereof. PCB shall furnish (or cause Peoples to furnish) to German American in a timely manner all information, data and documents in the possession of PCB or Peoples requested by German American as may be required to obtain any necessary regulatory or other approvals of the Mergers (all of which shall be true, accurate and complete, to the best of the knowledge of their management) and shall otherwise cooperate fully with German American to carry out the purpose and intent of this Agreement. Neither PCB nor Peoples shall (a) knowingly take any action while knowing that such action would, or is reasonably likely to, prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; or (b) take any action or inaction or engage in any transaction that is intended or is reasonably likely to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect if such representations and warranties were given as of the date of such action or transaction at any time at or prior to the Effective Time, or (c) knowingly take any action or inaction that is intended or is reasonably likely to result in (i) any of the conditions to the Mergers set forth in this Agreement not being satisfied, (ii) a material violation of any provision of this Agreement or (iii) a delay in the consummation of the Mergers except, in each case, as may be required by applicable law or regulation.

(b)  Peoples shall submit the Bank Merger Agreement to PCB, as its sole shareholder, for approval by unanimous written consent without a meeting in accordance with applicable law and the Charter and By-laws of Peoples at a date reasonably in advance of the Effective Time. The Board of Directors of Peoples shall recommend approval of the Bank Merger Agreement and the Bank Merger to PCB, as the sole shareholder of Peoples, and PCB, as sole shareholder of Peoples, shall approve the Bank Merger Agreement and the Bank Merger.

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Section 4.04.  SEC Registration Matters. PCB shall cooperate with German American in the preparation and filing of the Registration Statement described by Section 5.01 and in the taking of any other action required to be taken under any applicable federal or state securities laws in connection with the Holding Company Merger and shall furnish all information concerning it and its management and directors and the holders of its capital stock as may be reasonably requested in connection with any such action.

Section 4.05.  Environmental Reports. PCB shall cooperate with an environmental consulting firm designated by German American that is reasonably acceptable to PCB (the "Designated Environmental Consultant") in connection with the conduct by the Designated Environmental Consultant of a phase one or other environmental investigation on all real property owned or leased (other than in connection with the operation of ATMs located on leased real estate) by PCB or Peoples or their subsidiaries as of the date of this Agreement, and (except as otherwise provided in Section 4.01(a)(xv) any real property acquired or leased (other than in connection with the operation of ATMs located on leased real estate) by PCB or Peoples or their subsidiaries after the date of this Agreement (collectively, the "PCB Property"). If German American reasonably determines that further investigatory procedures are required as to any PCB Property on the basis of the review of the report of the initial investigation with respect to such PCB Property prepared by the Designated Environmental Consultant, and should German American order the Designated Environmental Consultant to perform such further investigatory procedures, PCB and Peoples shall cooperate with such further investigatory procedures. PCB shall promptly pay (or promptly reimburse German American for) all fees and expenses of the Designated Environmental Consultant that are incurred by German American in connection with any such phase one investigatory procedures or any such further investigatory procedures, if, and to the extent that, such fees and expenses are in excess of $10,000. German American shall furnish true and complete copies of any reports of the Designated Environmental Consultant that it receives with respect to any PCB Property, promptly upon German American's receipt of such reports, but in no event later than five business days after its receipt. Peoples shall not, without the written consent of German American, knowingly take any action or execute any instruments that would affect the status of any of its properties under environmental laws or its rights or duties under such laws. Should German American, on the basis of the report or reports of the Designated Environmental Consultant with respect to the results of such further investigatory procedures (each, a "Phase II Report"), reasonably determine that (A) the aggregate costs of taking all remedial and corrective actions and measures (1) required by applicable law, or (2) recommended by the Phase II Report(s), in the aggregate (including the aggregate costs of the taking of the further investigative procedures and the obtaining of the Phase II Report(s) of the results thereof), would exceed the sum of $150,000, or (B) that the sum of such costs identified in clause (A) cannot be reasonably estimated with any degree of certainty but could reasonably exceed the sum of $150,000 in the aggregate, then German American shall have the right pursuant to Section 7.04 hereof to terminate this Agreement immediately by giving PCB notice of termination, specifying the basis under this Section 4.05 for doing so, without further obligation; provided, however, that German American may only exercise the termination right provided by this sentence if German American provides the notice of termination to PCB, together with the specification of its basis for doing so, on or before August 1, 2005, and such right will be lapse if German American does not provide such notice on or before that date.

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Section 4.06.  Rule 145 Restrictions on Resales. PCB shall obtain and deliver to German American, on or before the date of the holding of the Shareholders’ Meeting, signed representations, in form reasonably acceptable to German American, of each shareholder who may reasonably be deemed an "affiliate" of PCB as of the date of the Shareholders' Meeting within the meaning of such term as used in Rule 145 under the 1933 Act, regarding their prospective compliance with the provisions of such Rule 145, and consenting to the placement of Rule 145 legends upon the certificates representing German American Common to be issued to such affiliates and their related persons described by Rule 145.

Section 4.07.  Access to Information.

(a)  PCB and Peoples shall permit German American reasonable access to their properties and shall disclose and make available to German American all books, documents, papers and records relating to their assets, stock, ownership, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including general ledgers), tax records, minute books of directors' and shareholders' meetings, organizational documents, material contracts and agreements, loan files, trust files, investments files, filings with any regulatory authority, accountants' workpapers, litigation files, plans affecting employees, and any other business activities or prospects in which German American may have an interest in light of the transactions contemplated by this Agreement.

(b)  During the period from the date of this Agreement to the Effective Time or the date this Agreement is terminated pursuant to Article VII, PCB will cause one or more of its or Peoples' designated representatives to confer on a regular basis with the President of German American, or any other person designated in a written notice given to PCB by German American pursuant to this Agreement, to report the general status of the ongoing operations of PCB and Peoples. PCB will promptly notify German American of any material change in the normal course of the operation of its business or properties and of any regulatory complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving PCB or Peoples, and will keep German American fully informed of such events.

Section 4.08.  Cooperation in Connection with Termination of Certain Executive Agreements and Exercise of Stock Options. PCB and Peoples shall cooperate with German American and First State in taking all actions necessary or appropriate to complete the termination of the following executive arrangements, on or before the Closing Date but effective at the Effective Time, in accordance with the Employment Agreement Termination Agreements of even date herewith that have been entered into by and among the parties hereto with the executives specified by such agreements: (i) Employment Agreement between PCB, Peoples and Carl D. Smith, originally effective as of July 1, 1998, and (ii) Employment Agreement between PCB, Peoples and Clarke A. Blackford, originally effective as of July 1, 1998.

Section 4.09.  Permitted Payments. Notwithstanding Section 4.01(a) of this Agreement:

(a)  Peoples may make a payment on the Closing Date to Carl D. Smith pursuant to Section 2 of that certain Employment Agreement Termination Agreement between the parties and Mr. Smith (the "Smith Employment Agreement Termination Agreement"); and

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(b)  Peoples may make a payment on the Closing Date to Clarke A. Blackford pursuant to Section 2 of that certain Employment Agreement Termination Agreement between the parties and Mr. Blackford (the "Blackford Employment Agreement Termination Agreement"); and

(c)  Peoples may (and shall, on or before the Closing Date) terminate its contract with Intrieve, Incorporated, effective on a date specified by German American, and accrue the required early termination payment as part of its Net Worth for purposes of Article I of this Agreement.

ARTICLE V.

COVENANTS OF GERMAN AMERICAN AND FIRST STATE

Section 5.01.  Regulatory Approvals and Registration Statement.

(a)  German American shall file or cooperate with PCB and Peoples in filing all regulatory applications required in order to consummate the Mergers, including all necessary applications for the prior approvals of the FRB under the Bank Holding Company Act and of the DFI, FDIC and OTS. German American shall keep PCB reasonably informed as to the status of such applications and promptly send or deliver copies of such applications, and of any supplementally filed materials, to counsel for PCB.

(b)  As promptly as practicable following the date of this Agreement, German American shall file with the SEC the Registration Statement relating to the shares of German American Common to be issued to the shareholders of PCB pursuant to this Agreement, and shall use its best efforts to cause it to become effective as soon as practicable. At the time the Registration Statement becomes effective, the form of the Registration Statement shall comply in all material respects with the provisions of the 1933 Act and the published rules and regulations thereunder, and shall (to the best of the knowledge of German American) not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading. At the time of the mailing thereof to the shareholders and at the time of any Shareholders Meeting, the Proxy Statement/Prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement, shall (to the best of the knowledge of German American) not contain any untrue statement of a material fact or omit to state any material fact regarding German American, First State or the Holding Company Merger necessary to make the statements therein not false or misleading. German American shall promptly and properly prepare and file any other filings required under the 1934 Act relating to the Mergers, or otherwise required of it under the 1934 Act prior to the Effective Time.

Section 5.02.  Subsequent Discovery of Events or Conditions. German American shall, in the event it obtains knowledge of the occurrence of any event or condition which would have been materially inconsistent with any of its representations and warranties made to PCB under Article III had such event or condition occurred or existed (or, as to events or conditions that occurred or came into existence in whole or in part prior to the date of this Agreement, been known to German American) on or before the date of this Agreement, or which would be materially inconsistent with its past or expected future satisfaction of any of its agreements or covenants included in Article V of this Agreement, give prompt notice thereof to PCB.

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Section 5.03.  Consummation of Agreement. German American shall use its best efforts to perform and fulfill all conditions and obligations to be performed or fulfilled under this Agreement and to effect the Mergers in accordance with the terms and conditions of this Agreement.

Section 5.04.  Preservation of Business. German American shall: (a) conduct its business substantially in the manner as is presently being conducted and in the ordinary course of business and not amend its articles of incorporation in any manner that requires the approval of shareholders of German American under the IBCL; (b) file, and cause its subsidiaries to file, all required reports with applicable regulatory authorities; (c) comply with all laws, statutes, ordinances, rules or regulations applicable to it and to the conduct of its business, the noncompliance with which results or could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis; and (d) comply in all material respects with each contract, agreement, commitment, obligation, understanding, arrangement, lease or license to which it is a party by which it is or may be subject or bound, the breach of which could result in a material adverse effect on the financial condition, results of operations, business, assets or capitalization of German American on a consolidated basis. German American shall promptly notify PCB in writing of the occurrence of any matter or event known to German American that is, or is likely to become, materially adverse to the businesses, operations, properties, assets or condition (financial or otherwise) of German American and its subsidiaries on a consolidated basis.

Section 5.05.  Representation on First State Board. First State shall cause Daniel P. Lutgring, Mark L. Ress and James G. Tyler to be appointed to the Board of Directors of First State, effective as of the Effective Time and subject to receipt of any necessary regulatory approvals.

Section 5.06.  Appointment of New First State Officer. First State shall take all necessary and appropriate action to appoint Carl D. Smith to the office of Executive Vice President of First State, as of the Effective Time and subject to receipt of any necessary regulatory approvals.

Section 5.07.  Indemnification, Exculpation and Insurance.

(a)  German American agrees to indemnify and hold harmless (including the advancement of expenses as incurred) each present and former director and officer of PCB and its subsidiaries (each, an "Indemnified Party") following the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the extent such Indemnified Party would have been indemnified as a director, officer or employee of PCB or any of its subsidiaries under Indiana law and PCB’s articles of incorporation and bylaws.

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(b)  German American shall cause the persons serving as officers and directors of PCB immediately prior to the Effective Time to be covered for a period of six years after the Effective Time by the directors’ and officers’ liability insurance policy currently maintained by PCB (provided that German American may substitute policies providing comparable or better coverage than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall German American be required to expend more than 200% per year of coverage of the amount currently expended by PCB per year of coverage as of the date hereof under its directors’ and officers’ liability insurance policy (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto, and provided further that, if notwithstanding the use of reasonable best efforts to do so German American is unable to maintain or obtain the insurance called for by this Section 5.07(b), German American shall obtain as much comparable insurance as available for the Maximum Amount; provided, further, that such Persons may be required to make reasonable application and provide reasonable and customary representations and warranties to German American’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of German American as of the date hereof.

(c)  Any Indemnified Party wishing to claim indemnification under Section 5.07(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify German American thereof; provided that the failure so to notify shall not affect the obligations of German American under Section 5.07(a) unless and to the extent that German American is prejudiced as a result of such failure.

(d)  The provisions of this Section 5.07 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

Section 5.08.  Employees and Employee Benefits.

(a)  German American, consistent with German American’s past practice in connection with mergers of other banks or thrifts into other German American subsidiaries, expects substantial continuity of employment of the employees of Peoples with First State or another subsidiary of German American. The continuation of employment of those persons who may be employed by Peoples as of the Effective Time (the "Continuing Employees") shall (except for the employment of Carl Smith, whose employment terms and conditions shall be governed by that certain Employment Agreement between First State and Mr. Smith dated as of the date of this Agreement and effective as of the Effective Time, subject to the consummation of the Mergers) be on "at-will" basis. In no event shall this Section 5.08 (or the provision of any employee benefits by First State or German American to Continuing Employees after the Effective Time) (i) create any employment contract, agreement or understanding with or employment rights for, or constitute a commitment or obligation of employment to, any of the officers or employees of PCB or Peoples; or (ii) prohibit or restrict German American or First State, whether before or after the Effective Time, from changing, amending or terminating any employee benefits provided to employees from time to time; provided such change, amendment or termination does not adversely affect the qualified status of such employee's benefits (if and to the extent theretofore qualified) or violate applicable law or regulation. Further, in no event shall any employee of PCB or Peoples have any personal right to bring an action in respect of employment under this Agreement. No Continuing Employee shall be, or have the authority of, an officer of First State unless elected or appointed as such by German American or First State.

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(b)  German American shall cause First State or one of its other subsidiaries to pay eligible Continuing Employees severance pay upon certain types of qualifying terminations of their employment with German American or any subsidiary of German American, including First State, if such terminations occur within 180 days after the Effective Time, in accordance with Peoples’s severance pay guidelines as in effect on the date hereof (which guidelines are described on Schedule 5.08). Without limiting the generality of the disclaimers of third party beneficiary rights elsewhere in this Agreement, the parties do not intend for this subsection to create any third party beneficiary rights in any Continuing Employee.

(c)  German American and First State shall give Continuing Employees full credit for purposes of eligibility and vesting under any employee benefit plans, programs, or arrangements maintained by German American or First State (other than any defined benefit pension plan, retiree medical plan or retiree life insurance plan) for such Continuing Employees’ service with PCB or Peoples to the same extent recognized by PCB or Peoples, except as may result in duplication of benefits.

(d)  German American and First State shall (subject to the receipt of the unconditional consent of its stop-loss carrier described below) waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any self-funded welfare plan; provided, however, that the Continuing Employees cooperate with German American in providing on a timely basis the information that any stop-loss carrier may require in order to evaluate German American's request that such carrier consent to such waiver and the participation of each such Continuing Employee in any such self-funded welfare plan. If, despite such cooperation, the unconditional consent of any stop-loss carrier is not granted as required by the preceding sentence, then German American shall either continue the existing coverage of such Continuing Employees under the existing welfare plan(s) of Peoples or shall enroll such Continuing Employees under a fully-insured plan that would not include any preexisting condition exclusions or waiting periods with respect to participation or coverage. To the extent permitted under applicable law and German American's health and welfare plans, German American and First State shall waive all limitations as to preexisting condition exclusions and waiting periods with respect to participation and coverage requirements under any other applicable insurance policy that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare plan maintained for the Continuing Employees immediately prior to the Effective Time.

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ARTICLE VI.

CONDITIONS PRECEDENT TO THE MERGER

Section 6.01.  Conditions of German American's Obligations. The obligations of German American and First State to effect the Mergers shall be subject to the satisfaction (or waiver by German American and First State) prior to or on the Closing Date of the following conditions:

(a)  The representations and warranties made by PCB and Peoples in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, provided that no representation or warranty of PCB and Peoples shall be deemed untrue for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of PCB and Peoples, has had or would reasonably be expected to result in a PCB Material Adverse Effect, disregarding for these purposes any qualification or exception for materiality in any such representation or warranty. For purposes of this Section 6.01(a), a PCB Material Adverse Effect shall mean any effect that (i) is material and adverse to the financial position, results of operations or business of PCB and Peoples taken as a whole, or (ii) would materially impair the ability of PCB or Peoples to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided, however, that PCB Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or thrifts and their holding companies generally, (c) effects of any action taken with the prior written consent of German American, and (d) changes in general level of interest rates or conditions or circumstances relating to or that affect the United States economy, financial or securities markets or the banking industry, generally.

(b)  PCB and Peoples shall have each performed and complied in all material respects with all of its obligations and agreements required to be performed on or prior to the Closing Date under this Agreement.

(c)  The shareholders of PCB shall have approved and adopted this Agreement and the Plan of Merger as required by applicable law and its Articles of Incorporation.

(d)  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.

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(e)  All necessary regulatory approvals, consents, authorizations and other approvals required by law or stock market requirements for consummation of the Mergers shall have been obtained and shall remain in full force and effect, and all statutory or regulatory waiting periods in respect thereof shall have expired, and no such approvals shall contain any burdensome conditions, stipulations, restrictions or requirements which German American reasonably determines in good faith would adversely affect the consolidated financial condition, earnings, business, properties or operations of German American or its ability to operate the business and properties of Peoples following the Effective Time.

(f)  German American shall have received the environmental reports required by Section 4.05 and 4.01(a)(xv) hereof and shall not have elected, pursuant to Section 4.05 hereof, to terminate and cancel this Agreement.

(g)  German American shall have received all documents required to be received from PCB or Peoples pursuant to Section 1.09 hereof on or prior to the Closing Date, all in form and substance reasonably satisfactory to German American.

(h)  The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before or threatened by the SEC.

(i)  German American shall have received from its counsel, Ice Miller, an opinion reasonably satisfactory to German American, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that German American and PCB will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties and may rely upon customary assumptions.

(j)  If any holders of PCB Common shall have timely provided PCB of notice of their intent to exercise dissenters' rights under the IBCL, such notices shall not relate to a number of shares of PCB Common that represents more than ten percent (10%) of the number of shares of PCB Common issued and outstanding as of the Closing Date.

(k)   On or before the date of mailing of the prospectus/proxy statement with respect to the special meeting of shareholders of PCB to be held to consider the Holding Company Merger, German American shall have received a voting agreement, in the form attached hereto as Exhibit 6.01(k), executed by each of those shareholders of PCB identified on Exhibit 6.01(k), each of whom is a director of PCB.

Section 6.02.  Conditions of PCB's and Peoples' Obligations. PCB's and Peoples' obligations to effect the Mergers shall be subject to the satisfaction (or waiver by PCB and Peoples) prior to or on the Closing Date of the following conditions:

(a)  The representations and warranties made by German American and First State in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date, provided that no representation or warranty of German American and First State shall be deemed untrue for purposes hereunder as a

Annex A-35

consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of German American and First State, has had or would reasonably be expected to result in a German American Material Adverse Effect, disregarding for these purposes any qualification or exception for materiality in any such representation or warranty. For purposes of this Section 6.02(a), a German American Material Adverse Effect shall mean any effect that (i) is material and adverse to the consolidated financial position, results of operations or business of German American, or (ii) would materially impair the ability of German American and First State to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Mergers and the other transactions contemplated by this Agreement; provided, however, that German American Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks or thrifts and their holding companies generally, (c) effects of any action taken with the prior written consent of PCB, and (d) changes in general level of interest rates or conditions or circumstances relating to or that affect the United States economy, financial or securities markets or the banking industry, generally.

(b)  German American and First State shall each have performed and complied in all material respects with all of its obligations and agreements required to be performed prior to the Closing Date under this Agreement.

(c)  The shareholders of PCB shall have approved and adopted this Agreement and the Plan of Merger as required by applicable law and its Articles of Incorporation.

(d)  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers shall be in effect, nor shall any proceeding by any bank regulatory authority, other governmental agency or other person seeking any of the foregoing be pending. There shall not be any action taken, or any statute, rule, regulation or order enacted, enforced or deemed applicable to the Mergers which makes the consummation of the Mergers illegal.

(e)  All necessary regulatory approvals, consents, authorizations and other approvals required by law for consummation of the Mergers shall have been obtained and all waiting periods required by law shall have expired.

(f)  PCB shall have received all documents required to be received from German American or First State pursuant to Section 1.09 on or prior to the Closing Date, all in form and substance reasonably satisfactory to PCB.

(g)  The Registration Statement shall be effective under the 1933 Act and no stop orders suspending the effectiveness of the Registration Statement shall be in effect or proceedings for such purpose pending before by the SEC.

Annex A-36

(h)  PCB shall have received from counsel for German American, Ice Miller, an opinion reasonably satisfactory to PCB, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that German American and PCB will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, counsel may require and rely upon customary representation letters of the parties and may rely upon customary assumptions.

ARTICLE VII.

TERMINATION OR ABANDONMENT

Section 7.01.  Mutual Agreement. This Agreement may be terminated by the mutual written agreement of PCB and German American, approved by their respective Boards of Directors, at any time prior to the Effective Time, regardless of whether shareholder approval of this Agreement and the Mergers by the shareholders of PCB or German American shall have been previously obtained.

Section 7.02.  By Unilateral Action. Either party may, in addition to any other remedies to which the such party may be entitled, terminate this Agreement at any time prior to the Effective Time and abandon the Mergers, if such party's Board of Directors determines that:

(a)  either

(i)  the other party has breached any representation or warranty contained herein (other than those breaches that do not have and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the other party), which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to such party of such breach; or

(ii)  the other party has breached in any material respect any of the covenants or agreements contained herein, which breach cannot be cured, or has not been cured within thirty (30) days after the giving of written notice to the other party of such breach; or

(b)  any of the conditions to the obligations of such party are not satisfied or waived on or prior to the Closing Date, immediately upon delivery of written notice thereof to the other party on the Closing Date.

Section 7.03.  Shareholder Approval Denial. If this Agreement and consummation of the Mergers is not approved by the shareholders of PCB at the Shareholders Meeting, then either party (subject to Section 7.08(b)) may terminate this Agreement by giving written notice thereof to the other party.

Section 7.04.  Adverse Environmental Reports. German American may terminate this Agreement under the circumstances specified by Section 4.05 by giving written notice thereof to PCB.

Annex A-37

Section 7.05.  Termination Upon Adverse Regulatory Determination. In connection with the filings that German American, First State, PCB and/or Peoples may be required to make in connection with the Mergers with banking and antitrust regulatory agencies ("Agencies"), each party shall use their best efforts to obtain all necessary approvals of, or clearances from, the Agencies, and shall cause their respective agents and advisors to cooperate and use their best efforts in connection therewith. German American (or its subsidiaries) shall be responsible for making the required filings for the Mergers (except to the limited extent that the applicable law, regulations, or forms specify that PCB or Peoples is the appropriate filing party) with the Agencies, and for discussing such filings with the Agencies and responding to comments thereon. If any required filing is disapproved by any of the Agencies, or any determination is made by any of the Agencies that either of the Mergers cannot be consummated except on terms and conditions that are materially adverse to German American (an "Adverse Determination"), then German American shall promptly advise PCB of such Adverse Determination and German American's intended course of action with respect thereto. In the event that German American in its sole discretion determines to seek a judicial or regulatory appeal or review (formal or informal) of the Adverse Determination, PCB and Peoples (and their agents and advisors) shall continue to cooperate with such appeal and review procedure and use its best efforts to assist in connection with obtaining reversal or modification of such Adverse Determination. In the event that (a) German American in its sole discretion elects not to seek an appeal or review of the Adverse Determination or elects in its sole discretion at any time after seeking such an appeal or review to discontinue that effort, or (b) German American seeks such an appeal or review but all avenues for such appeal or review are exhausted without the Adverse Determination having been vacated or overruled or modified in such a manner that the Adverse Determination is no longer materially adverse, then either German American or PCB may terminate this Agreement without obligation to the other on account of the Adverse Determination.

Section 7.06.  Regulatory Enforcement Matters. In the event that PCB or Peoples, on the one hand, or German American or First State, on the other hand, should become a party or subject to any memorandum of understanding, cease and desist order, or civil money penalties imposed by any federal or state agency charged with the supervision or regulation of banks, thrifts, or their holding companies after the date of this Agreement, then the party that is not (and whose affiliate is not) subject to such regulatory enforcement may terminate this Agreement by giving written notice thereof to the other party.

Section 7.07.  Lapse of Time. If the Closing Date does not occur on or prior to March 31, 2006, then this Agreement may be terminated by the Board of Directors of either PCB or German American by giving written notice thereof to the other party.

Section 7.08.  Effect of Termination.

(a)  Upon termination, this Agreement shall be of no further force or effect, and there shall be no further obligations or restrictions on future activities on the part of either party or their respective directors, officers, employees, agents and shareholders, except as provided in compliance with: (i) the obligations of the parties to pay their expenses pursuant to Section 8.02, and (ii) the obligations of the parties to pay certain termination fees under the circumstances described by subsection (b) of this Section 7.08; provided, however, that termination shall not in any way release a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

Annex A-38

(b)  In the event that (i) this Agreement is terminated due to the failure of the Holding Company Merger to be approved by the requisite vote of shareholders of PCB (whether due to the failure of PCB to cause any the Holding Company Merger to be submitted to a vote of shareholders of PCB or otherwise), following the submission by any other person or entity not a party to this Agreement of an indication of interest to PCB or Peoples contemplating a merger, consolidation, plan of stock exchange, sale of all or substantially all assets, or other business combination with PCB or Peoples (each, a "Business Combination"), and (ii) PCB or Peoples shall within twelve months following a termination described by clause (i) accept a proposal for a Business Combination with any third party (including but not limited to the third party that submitted the indication of interest described above), then, in addition to whatever legal rights or remedies German American may be entitled to assert against any third party, PCB shall, upon German American's demand and not later than the second business day after the making of such demand, pay to German American a termination fee of $410,000. If PCB should fail or refuse to pay any amount demanded by German American pursuant to the preceding sentence and German American recovers such disputed amount pursuant to a legal proceeding, PCB shall, in addition thereto, pay to German American all costs, charges, expenses (including without limitation the fees and expenses of counsel) and other amounts expended by German American in connection with or arising out of such legal proceeding. The parties agree that the actual damages and loss that would be caused to German American by reason of any such termination cannot be determined with certainty due to German American's "opportunity cost" in proceeding with the Mergers compared to proceeding with other opportunities that are available to German American and other factors. The parties therefore agree that the amounts payable pursuant to this Section 7.08(b) represent a reasonable estimate of the minimum amount of German American's damages and loss that may be awarded as either a termination fee or as liquidated damages to German American if it chooses not to seek specific performance of this Agreement, and that such amounts represent the sole damages from PCB and Peoples to which German American would be entitled.

ARTICLE VIII.

MISCELLANEOUS

Section 8.01.  Liabilities. In the event that this Agreement is terminated or the Mergers abandoned pursuant to the provisions of Article VII hereof, no party and no officer, director or employee of any party hereto shall have any liability to any other party for costs, expenses, damages, termination fees, or otherwise, except to the extent specifically set forth in Section 7.08(b).

Section 8.02.  Expenses. PCB shall pay all expenses of PCB and Peoples and their shareholders, officers and directors incidental to the Mergers contemplated hereby, and German American shall pay all expenses of German American and its subsidiaries and their shareholders, officers and directors incidental to the Mergers contemplated hereby.

Annex A-39

Section 8.03.  Notices. Any notice or other communication hereunder shall be in writing and shall be deemed to have been given or made (a) on the date of delivery, in the case of hand delivery, or (b) three (3) business days after deposit in the United States Registered or Certified Mail, with mailing receipt postmarked by the Postal Service to show date of mailing, postage prepaid, or (c) upon actual receipt if transmitted during business hours by facsimile (but only if receipt of a legible copy of such transmission is confirmed by the recipient); addressed (in any case) as follows:

(a)	If to German American:

German American Bancorp
711 Main Street
Box 810
Jasper, Indiana 47546
Attn: Mark A. Schroeder, President

with a copy to:

Ice Miller
One American Square
Box 82001
Indianapolis, Indiana 46282-0200
Attn: Mark B. Barnes

(b)	If to PCB:

PCB Holding Company
819 Main Street
Tell City, Indiana 47586

with a copy to:

Muldoon Murphy & Aguggia LLP
5101 Wisconsin Avenue, N.W.
Washington, D.C. 20016
Attn: Aaron M. Kaslow

or to such other address as any party may from time to time designate by notice to the others.

Section 8.04.  Non-survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements of the parties in this Agreement or in any instrument delivered by the parties pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

Annex A-40

Section 8.05.  Representations Not Affected by Review. The reliability and binding effect of any representation or warranty made by any party in this Agreement shall not be diminished or limited in any way by any review, or by the opportunity to conduct any review, by or on behalf of the intended beneficiary of the subject matter of the representation or warranty, whether before or after the date of this Agreement, unless and to the extent that the reviewing party and the other party expressly agree otherwise in writing.

Section 8.06.  Press Releases. German American and PCB shall use reasonable efforts (i) to develop a joint communications plan with respect to this Agreement and the transactions contemplated hereby, (ii) to ensure that all press releases and other public statements with respect to this Agreement and the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of NASDAQ, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

Section 8.07.  Entire Agreement. Except for that certain three-page letter agreement prepared by PCB's financial advisor dated January 12, 2005 and addressed to German American and accepted by German American as of that date, the Smith Employment Agreement Termination Agreement and the Blackford Employment Agreement Termination Agreement, this Agreement constitutes the entire agreement between the parties and supersedes and cancels any and all prior discussions, negotiations, undertakings and agreements between the parties relating to the subject matter hereof.

Section 8.08.  Headings and Captions. The captions of Articles and Sections hereof are for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

Section 8.09.  Waiver, Amendment or Modification. The conditions of this Agreement that may be waived may only be waived by written notice specifically waiving such condition addressed to the party claiming the benefit of the waiver. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. This Agreement may not be amended or modified except by a written document duly executed by the parties hereto.

Section 8.10.  Rules of Construction. Unless the context otherwise requires (a) a term used herein has the meaning assigned to it, and (b) an accounting term not otherwise defined has the meaning assigned to it in accordance with generally accepted accounting principles.

Section 8.11.  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be deemed one and the same instrument.

Section 8.12.  Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, estates, heirs, personal representatives, and executors. Except to the extent specifically provided by Section 5.07 hereof, there shall be no third party beneficiaries hereof.

Section 8.13.  Governing Law; Assignment. This Agreement shall be governed by the laws of the State of Indiana. This Agreement may not be assigned by any of the parties hereto.

Annex A-41

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

GERMAN AMERICAN BANCORP

By:  /s/ Mark A. Schroeder

Mark A. Schroeder
President and Chief Executive Officer

FIRST STATE BANK, SOUTHWEST INDIANA

By:  /s/ D. Neil Dauby

D. Neil Dauby
President and Chief Executive Officer

PCB HOLDING COMPANY

By:  /s/ Carl D. Smith

Carl D. Smith
President and Chief Executive Officer

PEOPLES COMMUNITY BANK

By:  /s/ Carl D. Smith

Carl D. Smith
President and Chief Executive Officer

Annex A-42

APPENDIX A

PLAN OF MERGER

The following constitutes a Plan of Merger within the meaning of the Indiana Business Corporation Law (Indiana Code 23-1-40-1) ("IBCL"):

1. The names of each corporation planning to merge (the "Merger") are:

German American Bancorp, an Indiana corporation (the "Surviving Corporation")

PCB Holding Company, an Indiana corporation (the "Merging Corporation")

2. The corporation surviving the Merger is German American Bancorp, the name of which is not changed pursuant to this Plan of Merger.

3. At the time of filing with the Indiana Secretary of State of appropriate Articles of Merger with respect to the Merger or at such later time as shall be specified by such Articles of Merger (the "Effective Time"), each of the shares of common stock, par value $0.01 per share, of the Merging Corporation ("Merging Corporation Stock") that shall then be issued and outstanding (other than shares that are held by any holder of PCB Common who has timely given notice of such holder's intent to exercise dissenters' rights under the IBCL with respect to such shares in strict compliance with the IBCL, hereafter referred to as "Dissenting Shares") shall be converted into the right to receive, without interest, a cash payment of $[____] [here insert $9.00 or such lesser cash amount as may be determined on the Closing Date pursuant to Section 1.03 of the Agreement and Plan of Reorganization] and 0.7143 newly-issued shares of common stock of the Surviving Corporation (such cash and such newly-issued shares are hereafter referred to as the "Merger Consideration"), all subject to and in accordance with the terms and provisions of Article I of the Agreement and Plan of Reorganization among the Surviving Corporation, the Merging Corporation and certain of their subsidiaries dated May 23, 2005. Holders of Dissenting Shares shall be entitled to the rights provided by the IBCL and by such Article I.

4. The shares of Surviving Corporation stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding shares of Surviving Corporation stock.

5. The Articles of Incorporation and the Bylaws of the Surviving Corporation (each as amended immediately prior to the effective time of the merger) shall not change as a result of the Merger.

6. No fractional shares of the Surviving Corporation Stock shall be issued in the Merger and, in lieu thereof, holders of shares of Merging Corporation Stock who would otherwise be entitled to a fractional share interest (after taking into account all shares of Merging Corporation Stock held by such holder) in stock of the Surviving Corporation shall be paid an amount in cash equal to the product of multiplying such fractional share by $_________. [Here insert the amount required by Section 1.03 of the Agreement and Plan of Reorganization.]

Annex A-43

APPENDIX B

AGREEMENT AND PLAN OF BANK MERGER

between

FIRST STATE BANK, SOUTHWEST INDIANA

and

PEOPLES COMMUNITY BANK

Annex A-44

THIS AGREEMENT AND PLAN OF BANK MERGER (this "Agreement"), made between FIRST STATE BANK, SOUTHWEST INDIANA (hereinafter referred to as "First State"), a banking corporation organized under the laws of the State of Indiana, being located at 645 Main Street, Tell City, County of Perry, in the State of Indiana, and PEOPLES COMMUNITY BANK (hereinafter referred to as "Peoples"), a federal savings association organized under the laws of the United States, being located at 819 Main Street, Tell City, County of Perry, in the State of Indiana, each acting pursuant to a resolution of its board of directors adopted by the vote of at least a majority of its directors, witnesses as follows:

SECTION 1.

Peoples shall be merged with and into First State under the charter of the latter (the "Merger"), subject to and effective in accordance with the terms and conditions of this Agreement. The Articles of Incorporation and Bylaws of First State, as in effect immediately prior to the effective time of the Merger, shall continue, unchanged, as the Articles of Incorporation and Bylaws of the surviving bank from and after the effective time of the Merger.

SECTION 2.

The name of the surviving bank shall be "First State Bank, Southwest Indiana."

SECTION 3.

The business of the surviving bank shall be that business that is authorized to be conducted by a banking corporation organized under the laws of the State of Indiana. The business of banking of the surviving bank shall be conducted by the surviving bank at its main office which shall be located at 645 Main Street, Tell City, Indiana, and at its legally-established branches.

SECTION 4.

The Merger shall have all of the effects provided by the Indiana Financial Institutions Act, as amended, and the Home Owner's Loan Act, as amended. All assets of Peoples as they exist at the effective time of the Merger shall pass to and vest in the surviving bank without any conveyance or other transfer. The surviving bank shall be responsible for all of the liabilities of every kind and description of Peoples existing as of the effective time of the Merger. The surviving bank shall, at the time of the Merger, assume the liquidation account(s) of Peoples immediately prior to the effective time of the Merger, which liquidation account(s) shall participate pari passu with any other liquidation accounts of the surviving bank. In the event of a complete liquidation of the surviving bank, and only in such event, the amount distributable to each account holder will be determined in accordance with the rules and regulations of the Office of Thrift Supervision pertaining to conversions by savings associations from mutual to stock form of organization, on the basis of such account holder’s subaccount balance with the surviving bank at the time of its liquidation. No merger, consolidation, purchase of bulk assets with assumption of savings accounts and other liabilities, or similar transaction, whether or not First State is the surviving institution, will be deemed to be a complete liquidation for this purpose, and, in any such transaction, the liquidation account shall be assumed by the surviving institution.

Annex A-45

SECTION 5.

At the effective time of the Merger, the shares of capital stock of First State that were issued and outstanding immediately prior to the Merger shall continue to be issued and outstanding, and the shares of capital stock of Peoples that were issued and outstanding immediately prior to the Merger shall be canceled.

SECTION 6.

The members of the board of directors of First State immediately prior to the effective time of the Merger shall continue to serve as members of the Board of Directors of the surviving bank at and after the effective time of the Merger until the next annual meeting or until such time as their successors have been elected and have qualified. The officers of First State immediately prior to the effective time of the Merger shall continue to serve as officers of the surviving bank at and after the effective time of the Merger until they are removed or resign their offices.

SECTION 7.

This Agreement may be terminated by the mutual consent of the boards of directors of First State and Peoples at any time prior to the effective time of the Merger. Notwithstanding the foregoing, in the event that that certain Agreement and Plan of Reorganization dated May 23, 2005, by and among German American Bancorp, PCB Holding Company, First State and Peoples ("Master Agreement") is terminated without the transactions contemplated thereby being consummated as provided therein, then this Agreement shall also be terminated and shall be of no further force and effect.

SECTION 8.

This Agreement shall be approved by the sole shareholder of each of the merging banks as required by law. Subject to Section 9 of this Agreement, the Merger shall become effective at the time specified in the Articles of Merger filed with the Department of Financial Institutions of the State of Indiana and the Secretary of State of the State of Indiana, and any other federal or state regulatory agencies (the "Effective Time").

SECTION 9.

Anything herein to the contrary notwithstanding, the obligations of the merging banks under this Agreement are subject to and expressly conditioned upon the consummation of the merger of German American Bancorp and PCB Holding Company, as described in the Master Agreement.

SECTION 10.

From time to time on and after the Effective Time, the last acting officers of Peoples or the corresponding officers, Shareholder, or agents of First State may, in the name of the Surviving Bank, execute and deliver all such proper deeds, assignments and other instruments and take or cause to be taken all such further or other actions as the Surviving Bank, or its successors or assigns, may deem necessary or desirable in order to vest in, perfect or confirm to the Surviving Bank and its successors and assigns, title to and possession of all of the property, rights, privileges, powers and franchises of Peoples and otherwise to carry out the intent and purposes of this Agreement.

Annex A-46

WITNESS, the signatures of said merging banks this ____ day of ______, 2005, each set by its President and attested to by its Cashier or Secretary, pursuant to a resolution of its board of directors, acting by a majority of its members, and the signatures of at least a majority of the members of each bank's board of directors.

FIRST STATE BANK, SOUTHWEST INDIANA

Attest:
By:
Secretary		D. Neil Dauby
President and Chief Executive Officer

PEOPLES COMMUNITY BANK

Attest:	By:
Carl D. Smith
Secretary		President and Chief Executive Officer

Annex A-47

Exhibit 1.10(a)(ix)

[MULDOON MURPHY & AGUGGIA LLP OPINION LETTER - INTENTIONALLY OMITTED]

Annex A-48

Exhibit 1.10(b)(iv)

[ICE MILLER OPINION LETTER - INTENTIONALLY OMITTED]

Annex A-49

Exhibit 6.01(k)

VOTING AGREEMENT

In consideration of the execution by German American Bancorp ("German American") of the Agreement and Plan of Reorganization among German American, PCB Holding Company ("PCB"), and others, effective as of May 23, 2005 (the "Merger Agreement"), each of the undersigned members of the Board of Directors (the "Directors") severally hereby agrees that he shall vote all shares of common stock of PCB owned by him of record to be voted in favor of the merger of PCB with and into German American in accordance with and pursuant to the terms of the Merger Agreement at the meeting of shareholders of Peoples called for that purpose. In addition, each Director agrees that he shall use his best efforts to cause to be voted all shares of common stock of PCB that may be deemed under Regulation 13D-G of the United States Securities and Exchange Commission to be "beneficially owned" by him, including but not limited to all shares shown as owned beneficially by him opposite his signature below. All such shares owned of record or beneficially by each such Director are referred to collectively in this Voting Agreement as the "Shares." Each of the Directors further agrees and covenants that he shall not sell, assign, transfer, dispose or otherwise convey, nor shall he cause, consent to, authorize or approve the sale, assignment, transfer, disposition or other conveyance of any of the Shares, or any voting, proxy, or other interest in the Shares, to any other person, trust or entity prior to the meeting of shareholders of PCB called for the purpose of voting on the Merger Agreement, other than transfers by will or by operation of law. The obligations of each of the Directors under the terms of this Voting Agreement shall terminate contemporaneously with any termination of the Merger Agreement.

IN WITNESS WHEREOF, German American and the undersigned Directors of PCB have made and executed this Voting Agreement as of _________, 2005 [insert date of mailing of the Prospectus/Proxy Statement].

GERMAN AMERICAN BANCORP

By: ____________________________________

DIRECTORS OF PCB HOLDING COMPANY:

Carl D. Smith
Shares Directly Owned: 6,687
Shares Beneficially Owned: 998

Mark L. Ress
Shares Directly Owned: 7,642
Shares Beneficially Owned: --

David L. Lasher
Shares Directly Owned: 456
Shares Beneficially Owned: --

James G. Tyler
Shares Directly Owned: 4,570
Shares Beneficially Owned: --

Daniel P. Lutgring
Shares Directly Owned: 3,202
Shares Beneficially Owned: 2,174

Annex A-50

ANNEX B

Fairness Opinion of Keefe, Bruyette & Woods, Inc.

KEEFE, BRUYETTE & WOODS, INC.
SPECIALISTS IN FINANCIAL SERVICES

211 BRADENTON AVE.             DUBLIN, OH 43017
PHONE	FAX
614-766-8400	614-766-8406

May 23, 2005

Board of Directors
PCB Holding Company
819 Main Street
Tell City, IN 47586

Dear Board Members:

You have requested our opinion as an independent investment banking firm regarding the fairness, from a financial point of view, to the stockholders of PCB Holding Company (“PCB”), of the consideration to be paid to PCB shareholders in the merger (the “Merger”) between PCB and German American Bancorp, an Indiana corporation (“German American”). We have not been requested to opine as to, and our opinion does not in any manner address, PCB’s underlying business decision to proceed with or effect the Merger.

Pursuant to the Agreement and Plan of Merger, dated May 23, 2005, by and among PCB and German American (the “Agreement”), at the effective time of the Merger, German American will acquire all of PCB’s issued and outstanding shares of common stock. PCB shareholders will receive the right to receive $9.00 per share in cash (“Cash Consideration”), subject to adjustment and .7143 shares (the “Exchange Ratio”) of German American common stock (collectively, the Cash Consideration and the Exchange Ratio are the “Merger Consideration”).

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is regularly engaged in the evaluation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, and distributions of listed and unlisted securities. We are familiar with the market for common stocks of publicly traded banks, savings institutions and bank and savings institution holding companies.

In connection with this opinion we reviewed certain financial and other business data supplied to us by PCB, including (i) the Agreement (ii) Annual Reports for the years ended December 31, 2002, 2003 and 2004 (iii) Proxy Statements for the years ended December 31, 2002, 2003 and 2004 (iv) unaudited financial statements for the quarter ended March 31, 2005, (v) and other information we deemed relevant. We also discussed with senior management and directors of PCB, the current position and prospective outlook for PCB. We reviewed financial and stock market data of other banking institutions and the financial and structural terms of several other recent transactions involving mergers and acquisitions of thrift institutions or proposed changes of control of comparably situated companies.

For German American, we reviewed (i) Annual Reports for the years ended December 31, 2002, 2003 and 2004, (ii) unaudited financial statements for the quarter ended March 31, 2005, (iii) and other information we deemed relevant. We also discussed with members of the senior management team of German American, the current position and prospective outlook for German American.

Annex B-1

For purposes of this opinion we have relied, without independent verification, on the accuracy and completeness of the material furnished to us by PCB and the material otherwise made available to us, including information from published sources, and we have not made any independent effort to verify such data. With respect to the financial information, including forecasts and asset valuations we received from PCB, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and judgment of PCB's management. In addition, we have not made or obtained any independent appraisals or evaluations of the assets or liabilities, and potential and/or contingent liabilities of PCB. We have further relied on the assurances of management of PCB that they are not aware of any facts that would make such information inaccurate or misleading. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated.

In rendering our opinion, we have assumed that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to German American or the ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and can be evaluated on the date hereof.

Consistent with the engagement letter with you, we have acted as financial advisor to PCB in connection with the Merger and will receive a fee for such services. In addition, PCB has agreed to indemnify us for certain liabilities arising out of our engagement by PCB in connection with the Merger.

Based upon and subject to the foregoing, as outlined in the foregoing paragraphs and based on such other matters as we considered relevant, it is our opinion that as of the date hereof, the Merger Consideration to be paid by German American in the Merger is fair, from a financial point of view, to the stockholders of PCB.

This opinion may not, however, be summarized, excerpted from or otherwise publicly referred to without our prior written consent, although this opinion may be included in its entirety in the proxy statement of PCB used to solicit stockholder approval of the Merger. It is understood that this letter is directed to the Board of Directors of PCB in its consideration of the Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Very truly yours,

Keefe, Bruyette, & Woods, Inc.

Annex B-2

ANNEX C

Chapter 44 of the Indiana Business Corporation Law (Dissenters' Rights)

23-1-44-1.     “Corporation” defined. As used in this chapter, “corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

23-1-44.2.     “Dissenter” defined. As used in this chapter, “dissenter” means a shareholder who is entitled to dissent from corporate action under section 8 [IC 23-1-44-8] of this chapter and who exercises that right when and in the manner required by sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter.

23-1-44.3.     “Fair value” defined. As used in this chapter, “fair value,” with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

23-1-44-4.     “Interest” defined. As used in this chapter, “interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

23-1-44-5.     “Record shareholder” defined. As used in this chapter, “record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent that treatment as a record shareholder is provided under a recognition procedure or a disclosure procedure established under IC 23-1-30-4.

23-1-44-6.     “Beneficial shareholder” defined. As used in this chapter, “beneficial shareholder” means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

23-1-44-7.     “Shareholder” defined. As used in this chapter, “shareholder” means the record shareholder or the beneficial shareholder.

23-1-44-8.     Shareholder dissent. (a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder’s shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation is a party if:

(A)	Shareholder approval is required for the merger by IC 23-1-40-3 or the articles of incorporation; and

(B)	The shareholder is entitled to vote on the merger.

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

(3)
Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale.

(4)	The approval of a control share acquisition under IC 23-1-42.

Annex C-1

(5)
Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)
This section does not apply to the holders of shares of any class or series if, on the date fixed to determine the shareholders entitled to receive notice of and vote at the meeting of shareholders at which the merger, plan of share exchange, or sale or exchange of property is to be acted on, the shares of that class or series were:

(1)	Registered on a United States securities exchange registered under the Exchange Act (as defined in IC 23-1-43-9); or

(2)	Traded on the National Association of Securities Dealers, Inc. Automated Quotations System Over-the-Counter Markets — National Market Issues or a similar market.

(c)	A shareholder:

(1)	Who is entitled to dissent and obtain payment for the shareholder’s shares under this chapter; or

(2)	Who would be so entitled to dissent and obtain payment but for the provisions of subsection (b);

may not challenge the corporate action creating (or that, but for the provisions of subsection (b), would have created) the shareholder’s entitlement.

23-1-44-9.     Beneficial shareholder dissent. (a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in the shareholder’s name only if the shareholder dissents with respect to all shares beneficially owned by any one (1) person and notifies the corporation in writing of the name and address of each person on whose behalf the shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the shareholder dissents and the shareholder’s other shares were registered in the names of different shareholders.

(b)	A beneficial shareholder may assert dissenters’ rights as to shares held on the shareholder’s behalf only if:

(1)	The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)	The beneficial shareholder does so with respect to all the beneficial shareholder’s shares or those shares over which the beneficial shareholder has power to direct the vote.

23-1-44.10.     Notice of dissenters’ rights preceding shareholder vote. (a) If proposed corporate action creating dissenters’ rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this chapter.

(b)
If corporate action creating dissenters’ rights under section 8 of this chapter is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in section 12 [IC 23-1-44-12] of this chapter.

23-1-44-11.     Notice of intent to dissent. (a) If proposed corporate action creating dissenters’ rights under section 8 [IC 23-1-44-8] of this chapter is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1)	Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated; and

(2)	Must not vote the shareholder’s shares in favor of the proposed action.

Annex C-2

(b)	A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for the shareholder’s shares under this chapter.

23-1-44-12.     Notice of dissenters’ rights following action creating rights. (a) If proposed corporate action creating dissenters’ rights under section 8 [IC 23-1-44-8] of this chapter is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 11 [IC 23-1-44-11] of this chapter.

(b)
The dissenters’ notice must be sent no later than ten (10) days after approval by the shareholders, or if corporate action is taken without approval by the shareholders, then ten (10) days after the corporate action was taken. The dissenters’ notice must:

(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

(3)
Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date;

(4)
Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty (30) nor more than sixty (60) days after the date the subsection (a) notice is delivered; and

(5)	Be accompanied by a copy of this chapter.

23-1-44-13.     Demand for payment by dissenter. (a) A shareholder sent a dissenters’ notice described in IC 23-1-42-11 or in section 12 [IC 23-1-44-12] of this chapter must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenter’s notice under section 12(b)(3) [IC 23-1-44-12(b)(3)] of this chapter, and deposit the shareholder’s certificates in accordance with the terms of the notice.

(b)
The shareholder who demands payment and deposits the shareholder’s shares under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c)
A shareholder who does not demand payment or deposit the shareholder’s share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this chapter and is considered, for purposes of this article, to have voted the shareholder’s shares in favor of the proposed corporate action.

23-1-44-14.     Transfer of shares restricted after demand for payment. (a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under section 16 [IC 23-1-44-16] of this chapter.

(b)
The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

Annex C-3

23-1-44-15.     Payment to dissenter. (a) Except as provided in section 17 [IC 23-1-44-17] of this chapter, as soon as the proposed corporate action is taken, or, if the transaction did not need shareholder approval and has been completed, upon receipt of a payment demand, the corporation shall pay each dissenter who complied with section 13 [IC 23-1-44-13] of this chapter the amount the corporation estimates to be the fair value of the dissenter’s shares.

(b)	The payment must be accompanied by:

(1)
The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen (16) months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)	A statement of the corporation’s estimate of the fair value of the shares; and

(3)	A statement of the dissenter’s right to demand payment under section 18 [IC 23-1-44-18] of this chapter.

23-1-44-16.     Return of shares and release of restrictions. (a) If the corporation does not take the proposed action within sixty (60) days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)
If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under section 12 [IC 23-1-44-12] of this chapter and repeat the payment demand procedure.

23-1-44-17.     Offer of fair value for shares obtained after first announcement. (a) A corporation may elect to withhold payment required by section 15 [IC 23-1-44-15] of this chapter from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

(b)
To the extent the corporation elects to withhold payment under subsection (a), after taking the proposed corporate action, it shall estimate the fair value of the shares and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter’s demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares and a statement of the dissenter’s right to demand payment under section 18 [IC 23-1-44-18] of this chapter.

23-1-44-18.     Dissenter demand for fair value under certain conditions. (a) A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and demand payment of the dissenter’s estimate (less any payment under section 15 [IC 23-1-44-15] of this chapter), or reject the corporation’s offer under section 17 [IC 23-1-44-17] of this chapter and demand payment of the fair value of the dissenter’s shares, if:

(1)	The dissenter believes that the amount paid under section 15 of this chapter or offered under section 17 of this chapter is less than the fair value of the dissenter’s shares;

(2)	The corporation fails to make payment under section 15 of this chapter within sixty (60) days after the date set for demanding payment; or

(3)
The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty (60) days after the date set for demanding payment.

Annex C-4

(b)
A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection (a) within thirty (30) days after the corporation made or offered payment for the dissenter’s shares.

23-1-44-19.     Effect of failure to pay demand — Commencement of judicial appraisal proceeding. (a) If a demand for payment under IC 23-1-42-11 or under section 18 [IC 23-1-44-18] of this chapter remains unsettled, the corporation shall commence a proceeding within sixty (60) days after receiving the payment demand and petition the court to determine the fair value of the shares. If the corporation does not commence the proceeding within the sixty (60) day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)
The corporation shall commence the proceeding in the circuit or superior court of the county where a corporation’s principal office (or, if none in Indiana, its registered office) is located. If the corporation is a foreign corporation without a registered office in Indiana, it shall commence the proceeding in the county in Indiana where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)
The corporation shall make all dissenters (whether or not residents of this state) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d)
The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint one (1) or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e)	Each dissenter made a party to the proceeding is entitled to judgment:

(1)	For the amount, if any, by which the court finds the fair value of the dissenter’s shares, plus interest, exceeds the amount paid by the corporation; or

(2)	For the fair value, plus accrued interest, of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 17 [IC 23-1-44-17] of this chapter.

23-1-44-20.     Judicial determination and assessment of costs. (a) The court in an appraisal proceeding commenced under section 19 [IC 23-1-44-19] of this chapter shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against such parties and in such amounts as the court finds equitable.

(b)	The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)
Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of sections 10 through 18 [IC 23-1-44-10 through IC 23-1-44-18] of this chapter; or

(2)
Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c)
If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

Annex C-5

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

Under the Indiana Business Corporation Law, Registrant may indemnify directors and officers against liabilities asserted against or incurred by them while serving as such or while serving at its request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other enterprise if (i) the individual's conduct was in good faith, (ii) the individual believed: (A) in the case of conduct in the individual's official capacity, that the individual's conduct was in the corporation's best interests and (B) in all other cases, that the individual's conduct was at least not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, the individual either (A) had reasonable cause to believe the individual's conduct was lawful or (B) had no reasonable cause to believe the individual's conduct was unlawful. Because its articles of incorporation do not provide otherwise, Registrant is required under the Indiana Business Corporation Law to indemnify a director or officer who was wholly successful, on the merits or otherwise, in the defense of any proceeding in which the director or officer was a party because the director or officer was serving the corporation in such capacity against reasonable expenses incurred in connection with the proceeding.

The articles of incorporation of Registrant require the indemnification of its directors and officers to the greatest extent permitted by the Indiana Business Corporation Law.

The Indiana Business Corporation Law also permits Registrant to purchase and maintain on behalf of its directors and officers insurance against liabilities asserted against or incurred by an individual in such capacity, whether or not Registrant otherwise has the power to indemnify the individual against the same liability under the Indiana Business Corporation Law. Under a directors' and officers' liability insurance policy, directors and officers of Registrant are insured against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits:

A list of the exhibits included as part of this registration statement is set forth on the index of exhibits immediately preceding such exhibits and is incorporated herein by reference.

(b)	Financial Statement Schedules:

All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission have been omitted because they are not required, amounts which would otherwise be required to be shown with respect to any item are not material, are inapplicable or the required information has already been provided elsewhere or incorporated by reference in the registration statement.

ITEM 22. UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(b)  The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(c)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by the final adjudication of such issue.

(e)  The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f)  The undersigned registrant hereby undertakes as follows: That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

(g)  The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Indiana in the City of Jasper, on this 4th day of August, 2005.

GERMAN AMERICAN BANCORP

By:	/s/ Mark A. Schroeder

Mark A. Schroeder President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated, on this 4th day of August, 2005.

By:	/s/ Mark A. Schroeder
Mark A. Schroeder, President and Chief Executive Officer (principal executive officer), Director

By:	/s/ Douglas A. Bawel*
Douglas A. Bawel, Director

By:	/s/ Christina M. Ernst*
Christina M. Ernst, Director

By:	/s/ William R. Hoffman*
William R. Hoffman, Director

By:	/s/ U. Butch Klem*
U. Butch Klem, Director

By:	/s/ J. David Lett*
J. David Lett, Director

By:	/s/ Gene C. Mehne*
Gene C. Mehne, Director

By:	/s/ Larry J. Seger*
Larry J. Seger, Director

By:	/s/ Joseph F. Steurer*
Joseph F. Steurer, Director

By:	/s/ C.L. Thompson*
C.L. Thompson, Director

By:	/s/ Michael J. Voyles*
Michael J. Voyles, Director

By:	/s/ Bradley M. Rust
Bradley M. Rust, Senior Vice President / Chief Financial Officer (principal financial officer and principal accounting officer)
* Signed by:  /s/ Mark A. Schroeder

Mark A. Schroeder, as attorney-in-fact

INDEX OF EXHIBITS

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

2.1*
Agreement and Plan of Reorganization by and among the Registrant, First State Bank, Southwest Indiana, PCB Holding Company, and Peoples Community Bank, dated May 23, 2005, is included as Annex A to the proxy statement/prospectus included in this registration statement. Certain exhibits have been omitted from the Agreement as filed with the SEC. The omitted information is considered immaterial from an investor's perspective. The Registrant will furnish supplementally a copy of any of any omitted exhibit to the SEC upon request from the SEC.

2.2*	Voting Agreement by and among the Registrant, Carl D. Smith, Mark L. Ress, David L. Lasher, James G. Tyler, and Daniel P. Lutgring, dated May 23, 2005.

4.1	Rights Agreement dated April 27, 2000, is incorporated by reference from Exhibit 4.1 to the Registrant's Quarterly Report on Form 10-Q filed March 31, 2005.

4.2
No long-term debt instrument issued by the Registrant exceeds 10% of consolidated total assets or is registered. In accordance with paragraph 4 (iii) of Item 601(b) of Regulation S-K, the Registrant will furnish the Securities and Exchange Commission copies of long-term debt instruments and related agreements upon request.

4.3
Terms of Common Shares and Preferred Shares of the Registrant found in Restatement of Articles of Incorporation of the Registrant are incorporated by reference from Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q filed March 31, 2005.

5.1*	Opinion of Ice Miller re: legality of shares

8.1*	Opinion of Ice Miller re: tax matters

EXHIBIT NUMBER	DESCRIPTION OF EXHIBIT

23.1*	Consent of Ice Miller is contained in Exhibits 5.1 and 8.1.

23.2	Consent of Crowe Chizek and Company LLC

23.3*	Consent of Keefe, Bruyette & Woods, Inc.

24*	Power of Attorney is included on the signature page of this registration statement.

99*	Form of proxy of PCB Holding Company
* Previously filed